Filed Pursuant to Rule 424(b)(4)
Registration Statement No. 333-166779
PROSPECTUS

27,500,000 Shares

FELCOR LODGING TRUST INCORPORATED
Common Stock

FelCor Lodging Trust Incorporated, or FelCor, a Maryland corporation, operates as a real estate investment trust, or REIT. We are the sole general partner of, and the owner of a greater than 99% partnership interest in, FelCor Lodging Limited Partnership, or FelCor LP, through which we held ownership interests in 84 hotels with approximately 24,000 rooms at March 31, 2010. We own a diversified portfolio of high quality, upper-upscale and upscale hotels located in major metropolitan and resort markets. We focus on maximizing stockholder value and return on invested capital by optimizing the use of our real estate and enhancing property cash flow through renovations and redevelopment, exploring new or enhanced revenue streams, and executing an aggressive asset management approach. Our portfolio management philosophy contemplates a continuous examination of our portfolio to address market supply and demand, capital needs of each hotel and concentration risk. As market conditions permit, we sell hotels that no longer meet our investment criteria and selectively acquire hotels based on strict underwriting standards.

Our common stock is listed on the New York Stock Exchange, or NYSE, under the symbol “FCH.” We are offering 27,500,000 shares of our common stock. The closing price of our common stock on the NYSE on June 16, 2010 was $5.59 per share.

We elected to be treated as a REIT under U.S. federal income tax laws. To assist us in qualifying as a REIT, ownership of our common stock by any person is generally limited to 9.9% in value or in number of shares, whichever is more restrictive, of any class or series of the outstanding shares of our capital stock. In addition, our charter contains various other restrictions on the ownership and transfer of our common stock. See “Description of Common Stock” and “Certain Provisions of the Maryland General Corporation Law and Our Charter and Bylaws.”

Investing in our common stock involves risks. See “Risk Factors” beginning on page 11 of this prospectus for a discussion of those risks.

	Per share	Total

Public offering price	$5.50000	$151,250,000

Underwriting discounts and commissions	$0.22363	$6,150,000

Proceeds to us, before expenses	$5.27637	$145,100,000

We have granted the underwriters a 30-day option to purchase up to an additional 4,125,000 shares of common stock from us on the same terms and conditions as set forth above except that the underwriting discounts and commissions will be $0.22 per share with respect to the additional shares.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares of common stock to investors on or about June 22, 2010.

Joint Bookrunners

J.P. Morgan	Goldman, Sachs & Co.	BofA Merrill Lynch	Deutsche Bank Securities

Senior Co-Managers

Citi	FBR Capital Markets

Co-Managers

JMP Securities	Keefe, Bruyette & Woods

The date of this prospectus is June 16, 2010.

We have not authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectuses we have prepared. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

This prospectus contains registered trademarks and service marks owned or licensed by companies other than us. In addition, this prospectus contains references to Hotel EBITDA, which is a non-GAAP financial measure. A detailed reconciliation and further discussion of Hotel EBITDA is contained in the “Non-GAAP Financial Measures” section of Management’s Discussion and Analysis of Financial Condition and Results of Operations in Item 7 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, which is incorporated by reference herein.

Prospectus summary

This summary highlights some of the information contained elsewhere in this prospectus or documents incorporated herein by reference. It is not complete and does not contain all of the information that you should consider before investing in our common stock. You should carefully read this entire prospectus, including the information set forth under “Risk Factors” and “Forward Looking Statements,” our financial statements and the related notes and the other documents incorporated by reference, before you decide to invest in our common stock. Unless otherwise indicated, the information in this prospectus assumes no exercise by the underwriters of their option to purchase up to an additional 4,125,000 shares of our common stock.

Unless otherwise indicated or the context otherwise requires, the words “we,” “our,” “ours,” “us,” and the “Company” refer to FelCor and its subsidiaries, collectively.

General

FelCor is a Maryland corporation operating as a REIT. We are the sole general partner of, and the owner of a greater than 99% partnership interest in, FelCor LP through which we held ownership interests in 84 hotels with approximately 24,000 rooms at March 31, 2010.

Of the 84 hotels in which we had an ownership interest at March 31, 2010, we owned a 100% interest in 64 hotels, a 90% or greater interest in entities owning four hotels, an 81% interest in an entity owning one hotel, a 60% interest in an entity owning one hotel and a 50% interest in entities owning 14 hotels. We consolidate our real estate interests in the 70 hotels in which we held greater than 50% ownership interests and we record the real estate interests of the 14 hotels in which we held 50% ownership interests using the equity method.

At March 31, 2010, 83 of the 84 hotels in which we had ownership interest were leased to operating lessees, and one 50%-owned hotel was operated without a lease. We held greater than 50% ownership interests and had direct or indirect controlling interests in the lessees of the hotels that were leased to operating lessees. Because we owned controlling interests in these lessees (including lessees of 13 of the 14 hotels in which we owned 50% of the real estate interests), we consolidated our lessee interests in these hotels (we refer to these 83 hotels as our Consolidated Hotels) and reflect 100% of the hotel’s revenues and expenses, including lease expenses, on our statement of operations. Of our Consolidated Hotels, we owned 50% of the real estate interests in each of 13 hotels (we accounted for the ownership in our real estate interests of these hotels by the equity method) and more than 50% of the real estate interests in each of the remaining 70 hotels (we consolidate our real estate interest in these hotels).

At March 31, 2010, our Consolidated Hotels were located in the United States (81 hotels in 23 states) and Canada (two hotels in Toronto, Ontario), with concentrations in major metropolitan and resort areas. Our hotel portfolio consists primarily of upper-upscale and upscale hotels and resorts, which are flagged under global brands such as Embassy Suites Hotels, Doubletree, Hilton, Marriott, Renaissance, Sheraton, Westin and Holiday Inn.

Our business is conducted in one reportable segment: hospitality. During 2009, we derived 97% of our revenues from hotels located within the United States, with the balance derived from our Canadian hotels.

We own a diversified portfolio of high quality, upper-upscale and upscale hotels located in major metropolitan and resort markets. We focus on maximizing stockholder value and return on invested capital by optimizing the use of our real estate and enhancing property cash flow through renovations and redevelopment, exploring new or enhanced revenue streams, and executing an aggressive asset management approach. Our portfolio management philosophy contemplates a continuous examination of our portfolio to address market supply and demand, capital needs of each hotel and concentration risk. As market conditions permit, we sell hotels that no longer meet our investment criteria and selectively acquire hotels based on strict underwriting standards.

At March 31, 2010, we had an aggregate of 65,722,628 shares and units outstanding, consisting of 65,427,668 shares of FelCor common stock and 294,960 units of limited partnership interest of FelCor LP not owned by FelCor.

The properties

We own a diversified portfolio of globally branded hotels managed and branded by Hilton Hotels Corporation, Starwood Hotels & Resorts Worldwide, Inc., Marriott International, Inc., and InterContinental Hotels Group PLC. We consider our hotels to be high-quality lodging properties with respect to desirability of location, size, facilities, physical condition, quality and variety of services offered in the markets in which they are located. Our hotels are designed to appeal to a broad range of hotel customers, including frequent business travelers, groups and conventions, as well as leisure travelers. The hotels generally feature comfortable, modern guest rooms with a full range of amenities, meeting and convention facilities and full-service restaurant and catering facilities.

The following table shows the distribution of hotel brands among our 83 Consolidated Hotels at March 31, 2010:

Number of properties

Hilton Brands:
Embassy Suites Hotels	47
Doubletree and Doubletree Guest Suites	7
Hilton and Hilton Suites	2
InterContinental Brands:
Holiday Inn	15
Starwood Brands:
Sheraton and Sheraton Suites	8
Westin	1
Marriott Brands:
Renaissance	2
Marriott	1

Total Hotels	83

We are committed to maintaining the high standards of our hotels. Our hotels have an average of 287 rooms, with seven hotels having 400 or more rooms. In 2009, we completed the final phase of a multi-year, portfolio-wide renovation program costing more than $450 million. The program was designed to upgrade, modernize and renovate all of our hotels to enhance or maintain their competitive position. For 2009, our pro rata share of capital expenditures spent on consolidated and unconsolidated hotels, including renovations and redevelopment projects, was $79.3 million.

Business strategy

Our long-term strategic plan is to own a diversified portfolio of high quality, upper-upscale hotels located in major urban and resort markets. We focus on maximizing stockholder value and return on invested capital by optimizing the use of our real estate and enhancing property cash flow through renovations and redevelopment, exploring new or enhanced revenue streams, and executing an aggressive asset management approach. Our portfolio management philosophy contemplates continual examination of our portfolio to address market supply and demand, capital needs of each hotel and concentration risk. As market conditions permit, we sell hotels that no longer meet our investment criteria and selectively acquire hotels based on strict underwriting standards. In order to achieve our objectives, we are focused on the following areas:

Asset Management. We seek to improve the competitive position of our hotels through aggressive asset management. We benefit from our brand/manager alliances with Hilton Hotels Corporation, Starwood Hotels & Resorts Worldwide, Inc., Marriott International, Inc., and InterContinental Hotels Group PLC. These relationships enable us to work effectively with our managers to maximize Hotel EBITDA margins and operating cash flow from our hotels. While REIT requirements prohibit us from managing our hotels directly, we employ an intensive approach to asset management. We press our brand/managers to implement best practices in expense and revenue management at our hotels, and we strive to influence brand strategy on marketing and revenue enhancement programs. We work closely with our brand/managers to monitor and review hotel operations. As part of our focus on controlling hotel operating margins, we work closely with our operators to align the cost structure of our hotels with current business levels. During the current downturn, we worked with our operators to lower hotel expenses by reducing headcount and improving productivity and energy efficiency, while maintaining guest satisfaction. At the same time, we are very focused on revenue management and enhancement. Our asset managers have exceptionally thorough knowledge of the markets where our hotels operate, as well as overall demand dynamics, which enables us to work closely with our brand/managers to optimize revenue, customer mix and profit generation. Our asset management approach also entails looking for value-added enhancements at our hotels, such as maximizing use of public areas, implementing new restaurant concepts, changing management of food and beverage operations and seeking new revenue sources.

Renovations. In 2009, we completed the final phase of a multi-year, portfolio-wide renovation program designed to enhance the competitive positioning and value of our hotels. We invested more than $450 million in our hotels and successfully generated expected returns through growth in market share. Our overall portfolio increased market share by an average of 3.0% during 2008, while the 70 hotels that completed renovations in 2007 and 2008 grew their aggregate market share by more than 5%, from 114% to 120%. In 2009, our hotel portfolio increased market share by an additional 1.4% compared to prior year. Our ongoing capital expenditures will generally be consistent with ordinary course improvements and maintenance of our hotels. Given the substantial renovations and the current industry conditions, we are able to limit near-term capital expenditures without harming the value or quality of our hotels.

Redevelopment. In June 2009, we completed the final phase of the comprehensive redevelopment of the San Francisco Marriott-Union Square, which is situated in one of the premier hotel markets in the United States. The hotel was rebranded as a Marriott hotel in April 2009. Revenue per available room, or RevPAR, during the second half of 2009 (under the Marriott flag) increased 64% at this hotel, compared to 2008, and its market share increased by 105%. Its market share index during the second half of 2009 was 106% compared to 80% for 2007 (before renovation).

During 2008, we completed a new 35,000 square foot convention center adjacent to our Hilton Myrtle Beach Resort, added meeting space at the Doubletree Guest Suites in Dana Point, California and added a spa and food and beverage areas at the Embassy Suites Hotel Deerfield Beach Resort & Spa. These new assets enhanced the hotels’ competitiveness in a difficult environment, and contributed to their 5% increase in market share in 2009.

We are progressing with the approval and entitlement process for additional redevelopment projects, in the interest of building long-term value. However, we are committed to a disciplined approach toward capital allocation and will commit capital to new projects only when prudent, especially in the light of lingering effects of the global recession.

Balance Sheet Strategy. We are committed to strengthening our balance sheet to provide the necessary capacity to withstand lodging cycles and also provide us with capacity to take advantage of opportunities that may arise in the future. We strive to maintain a flexible balance sheet, utilizing a mix of common and preferred equity, public notes, and utilizing floating rates on a portion of our debt as a hedge against economic cycles. Although our leverage increased as a result of the economic downturn, we expect to reduce our leverage when operating performance improves, with future asset sales and other opportunities. To preserve our liquidity, we have limited 2010 capital expenditures, postponed further redevelopment projects, suspended dividend payments and reduced expenses at our hotels and corporate office. We have also increased our cash balance by over $200 million in the past year to ensure we have sufficient liquidity to cover any cash flow needs during the current period of depressed RevPAR. We continue to look for additional opportunities to reduce financing costs, increase our flexibility and ensure adequate liquidity on an economically sound basis.

We successfully refinanced all of our debt that matured in 2009, refinanced all but two of our 2010 debt maturities on terms that are significantly more favorable than the refinanced debt, and refinanced nearly all of our corporate debt that was scheduled to mature in 2011.

Portfolio Review. In 2006, we implemented an initial phase of asset sales, which totaled 45 hotels, and we received total gross proceeds of $720 million. We regularly review and evaluate our hotel portfolio and will identify additional hotels to sell based upon strategic considerations, such as future supply growth, changes in demand dynamics, concentration risk, strategic fit, return on future capital needs and return on invested capital. We expect to execute a second phase of asset sales of 30 or more hotels when hotel cash flows recover and the hotel transaction market improves, in order to maximize proceeds. Proceeds from asset sales will be used to improve stockholder value, including reducing debt. None of our hotels are currently being marketed for sale.

External Growth. While we are focused on preserving liquidity and reducing leverage in the current environment, we also are considering acquisitions that will improve the overall quality of our portfolio and further diversify our portfolio by market, customer type and brand. We may look for properties where we can utilize our competitive strengths, such as ones that have redevelopment opportunity to further enhance our return on investment. We take a highly disciplined approach to analyzing any potential acquisition, which must meet strict criteria, including minimum targeted rates of return. We expect future acquisitions will be restricted to high quality hotels in major urban and resort markets with high barriers to entry and high growth potential. Consistent with our acquisition strategy, we are continuously reviewing opportunities to make hotel acquisitions in specific major urban markets, and we intend to use a portion of the net proceeds of this offering to pursue such acquisitions. Our ability to complete acquisitions is subject to a variety of factors beyond our control, including economic conditions in general, availability of hotels meeting our standards and our ability to obtain financing to fund such acquisitions. There can be no assurance that we will be able to make acquisitions on terms favorable to us or at all.

Recent developments

In May 2010, we obtained a new $212 million loan, secured by nine hotels, that matures in 2015. The new loan bears interest at LIBOR (subject to a 3.0% floor) plus 5.1%. The proceeds were used to repay $210 million in loans that were secured by 11 hotels and were scheduled to mature in May 2010. With this financing, we resolved all but two of our remaining 2010 debt maturities on terms that are significantly more favorable than the refinanced debt, and we were able to unencumber two previously mortgaged hotels. The two remaining loans (totaling $32 million) were scheduled to mature in May 2010. The cash flows for the hotels that secure those loans do not cover debt service, and we stopped funding the shortfalls in December 2009. We were unable to negotiate an acceptable debt modification or reduction that would be in the best interests of our stockholders with regard to these loans. Therefore, these two hotels will be transferred to the lenders in full satisfaction of the debt.

In June 2010, we agreed to repay approximately $177 million principal amount of secured debt for $130 million (plus accrued interest), a discount of more than $47 million, or roughly 27%, to the principal balance. The loans bear interest at LIBOR plus 155 basis points and would otherwise mature in May 2012. The agreement is subject to customary conditions. The discounted repayment of this debt substantially reduces our leverage, is accretive to our stockholders and enhances long-term stockholder value.

Strategic relationships

We benefit from our brand/manager alliances with Hilton Hotels Corporation (Embassy Suites Hotels, Doubletree and Hilton), Starwood Hotels & Resorts Worldwide, Inc. (Sheraton and Westin), Marriott International, Inc. (Renaissance and Marriott) and InterContinental Hotels Group PLC (Holiday Inn). These relationships enable us to work effectively with our managers to maximize Hotel EBITDA margins and operating cash flow from our hotels.

•	Hilton Hotels Corporation is recognized internationally as a preeminent hospitality company. Hilton owns, manages or franchises more than 3,500 hotels in 81 countries. Its portfolio includes many of the world’s best-known and most highly regarded hotel brands, including Waldorf Astoria, Conrad, Hilton, Doubletree, Embassy Suites Hotels, Hilton Garden Inn, Hampton Inn, Homewood Suites by Hilton, Home2 Suites by Hilton, and Hilton Grand Vacations. Subsidiaries of Hilton managed 54 of our Consolidated Hotels at March 31, 2010. Hilton is a 50% partner in joint ventures with us that own 11 hotels and manage residential condominiums. Hilton also holds 10% equity interests in certain of our consolidated subsidiaries that own three hotels.

•	Starwood Hotels & Resorts Worldwide, Inc. is one of the leading hotel and leisure companies in the world with 960 properties in 100 countries. With internationally renowned brands,

Starwood is a fully integrated owner, operator and franchisor of hotels and resorts including: St. Regis, The Luxury Collection, W, Westin, Le Méridien, Sheraton, Four Points by Sheraton, Element and aloft. Subsidiaries of Starwood managed nine of our Consolidated Hotels at March 31, 2010. Starwood is a 40% joint venture partner with us in the ownership of one hotel and a 50% joint venture partner with us in the ownership of one hotel.

•	Marriott International, Inc. is a leading lodging company with more than 3,000 lodging properties located in the United States and 67 other countries and territories. Its portfolio includes 17 lodging and vacation resort ownership brands including Ritz Carlton, Marriott Hotels & Resorts, Renaissance Hotels & Resorts, JW Marriott Hotels & Resorts, Courtyard by Marriott, Fairfield Inn by Marriott and Residence Inn by Marriott. Subsidiaries of Marriott managed three of our Consolidated Hotels at March 31, 2010.

•	InterContinental Hotels Group PLC of the United Kingdom is one of the world’s largest hotel companies by number of rooms. IHG owns, manages, leases or franchises, through various subsidiaries, more than 4,400 hotels and over 640,000 guest rooms in nearly 100 countries. IHG owns a portfolio of well recognized and respected hotel brands including InterContinental Hotels & Resorts, Crowne Plaza Hotels & Resorts, Holiday Inn, Holiday Inn Express, Hotel Indigo, Staybridge Suites and Candlewood Suites, and also manages the world’s largest hotel loyalty program, Priority Club Rewards. At March 31, 2010, subsidiaries of IHG managed 15 of our Consolidated Hotels.

Tax status

We elected to be treated as a REIT under U.S. federal income tax laws. As a REIT, we generally are not subject to federal income taxation at the corporate level on taxable income that is distributed to our stockholders. We may, however, be subject to certain state and local taxes on our income and property and to federal income and excise taxes on our undistributed taxable income. Our taxable REIT subsidiaries, or TRSs, formed to lease our hotels are subject to federal, state and local income taxes. A REIT is subject to a number of organizational and operational requirements, including a requirement that it currently distribute at least 90% of its annual taxable income to its stockholders (determined without regard to the deductions for dividends paid and excluding net capital gain). If we fail to qualify as a REIT in any taxable year (including any prior taxable year for which the statute of limitations remains open), we will be subject to federal income taxes at regular corporate rates (including any applicable alternative minimum tax) and may not qualify as a REIT for at least four years after the failure is remedied. In connection with our election to be treated as a REIT, our charter imposes restrictions on the ownership and transfer of shares of our common stock. FelCor LP expects to make distributions on its units sufficient to enable us to meet our distribution obligations as a REIT. At March 31, 2010, we had a federal income tax loss carryforward of $106.6 million, which we expect to use to offset future distribution requirements and our TRSs had a federal income tax loss carryforward of $337.6 million.

Restrictions on ownership of our common stock

To assist us in complying with the limitations on the concentration of ownership of REIT shares imposed by the Internal Revenue Code of 1986, as amended, or Code, our charter generally prohibits any stockholder from beneficially or constructively (applying certain attribution rules under the Code) owning more than 9.9% in value or in number of shares, whichever is more restrictive, of any class or series of our capital stock. Our board of directors may, in its sole discretion, waive the 9.9% ownership limit with respect to a particular stockholder if it is presented with evidence satisfactory to it that such ownership will not then or in the future jeopardize our qualification as a REIT.

Competition

The lodging industry is highly competitive. Each of our hotels is located in a developed area that includes other hotel properties and competes for guests primarily with other full service and limited service hotels in its immediate vicinity and secondarily with other hotel properties in its geographic market. We believe that price, location, brand recognition, the quality of the hotel, and the services provided are the principal competitive factors affecting our hotels.

Our corporate information

Our principal executive offices are located at 545 E. John Carpenter Freeway, Suite 1300, Irving, TX 75062-3933, and our telephone number is (972) 444-4900. The website for the Company is www.felcor.com. The contents of our website are not a part of this prospectus. We have included our website address only as an inactive textual reference and do not intend it to be an active link to our website. Information contained on our website is not incorporated into this prospectus and you should not consider information contained on our website to be part of this prospectus.

Summary of the offering

Common stock offered by us	27,500,000 shares (plus up to an additional 4,125,000 shares of our common stock that we may issue and sell upon exercise of the underwriters’ option to purchase additional shares).

Common stock outstanding immediately after the offering	92,926,609 shares, based on 65,426,609 shares of common stock outstanding on June 16, 2010.

Dividend policy	U.S. federal income tax law requires that a REIT distribute at least 90% of its REIT taxable income for such tax year, determined without regard to the deduction for dividends paid and excluding net capital gain. For more information, please see “Certain United States Federal Income Tax Considerations.”

We suspended payment of our common dividend in December 2008 and our preferred dividend in March 2009 in light of the deepening recession and dysfunctional capital markets, and the attendant impact on our industry and us. In addition, and except to the extent required to satisfy minimum REIT distribution requirements, we are currently restricted by covenants applicable to our senior secured notes from making distributions on any capital stock. We cannot assure that we will make any dividends or other cash distributions to our stockholders in the future. Any future dividends that we make will be at the discretion of our board of directors and will depend upon, among other things, our actual results of operations. These results and our ability to pay dividends will be affected by various factors, including net interest expense, other income from our hotel portfolio, operating expenses and other expenditures. For more information, please see “Dividend Policy.”

Trading market and symbol	Our common stock is quoted on the NYSE under the symbol “FCH.”

Ownership and transfer restrictions	In order to assist us in satisfying the limitations on the concentration of ownership of interests imposed by the Code on REITs, our charter generally prohibits, among other things, any stockholder from beneficially or constructively owning more that 9.9% in value or in number of shares, whichever is more restrictive, of any class or series of the outstanding shares of our capital stock.

Risk factors	Investing in our common stock involves a high degree of risk. You should carefully read and consider the information set forth under the caption “Risk Factors” beginning on page 11 and all other information in this prospectus before investing in our common stock.

Other information about this prospectus	The number of shares of common stock outstanding after the offering is based upon the number of shares outstanding as of March 31, 2010 and, except as otherwise noted, assumes no exercise of the underwriter’s option to purchase up to an additional 4,125,000 shares of our common stock, 40,000 shares reserved for issuance upon exercise of stock options issued and outstanding as of March 31, 2010 under our existing stock option and restricted stock plans, or 303,993 shares reserved for future grants under our existing stock option and restricted stock plans as of March, 31 2010.

Use of proceeds	We estimate that our net proceeds from this offering, after deducting the underwriting discount and other estimated offering expenses payable by us, will be approximately $145 million (approximately $167 million if the underwriters exercise their option to purchase additional shares in full). We intend to use a substantial portion of the net proceeds as described below.

• We intend to use the net proceeds of this offering, together with cash on hand, to further strengthen our balance sheet, including repaying or repurchasing certain of our mortgage debt at discounts. For example, we have agreed to repay approximately $177 million principal amount of secured debt for $130 million (plus accrued interest), a discount of more than $47 million, or roughly 27%. The loans bear interest at LIBOR plus 155 basis points and would otherwise mature in May 2012. This substantially reduces our leverage, is accretive to our stockholders and enhances long-term stockholder value.

• We also intend to use the net proceeds of this offering, together with cash on hand, to pursue acquisition opportunities that are accretive to long-term stockholder value and exceed our cost of capital on a risk-adjusted basis. We will actively seek upper-upscale properties in our target markets (i.e., central Boston, New York City (Manhattan) and Washington, DC’s central business districts) that further improve our portfolio quality, diversification and concentration risk, have RevPAR growth rates that exceed our portfolio average and high barriers to entry, and can be acquired at prices significantly below replacement cost, which would allow for substantial appreciation potential. Our pipeline of suitable hotel acquisition opportunities continues to improve, and we are reviewing and/or engaged in negotiations concerning various potential transactions in our target markets that meet our underwriting and strategic criteria. For example, we have made an offer to purchase a hotel in one of our target markets, and negotiations are ongoing.

• We intend to use any remaining net proceeds for other general corporate purposes.

Given market dynamics, it is critical that we have the ability to act quickly when opportunities arise that fit our strategic objectives. Under ordinary circumstances, we would seek to raise additional equity capital through the public equity markets by utilizing an effective “shelf” registration statement on Form S-3 that has been reviewed and declared effective in advance by the SEC. Solely because our preferred stock dividends are in arrears, we are ineligible to offer shares registered on Form S-3. Instead, we must execute public offerings using a registration statement on Form S-11, which does not provide the same market timing flexibility as an effective “shelf” registration statement would provide. Pending application of the net proceeds from this offering as described above, we may invest such proceeds in short-term, interest bearing investments. See “Risk Factors—Risks Related to The Offering—If there are delays in applying the proceeds of this offering, then receipts from investments and our investment returns may take longer to attain.”

We have agreed to pay all costs and expenses incurred in connection with the registration under the Securities Act of the shares of our common stock being registered hereby, including, without limitation, all registration and filing fees, printing expenses and fees and disbursements of our counsel and our accountants.

Risk factors

Investing in our common stock involves a high degree of risk. In connection with the forward looking statements that appear in this prospectus, you should carefully review and consider the risks described below, as well as other information contained in or incorporated by reference into this prospectus, before making a decision to purchase our common stock in this offering. If any of the risks described below should occur, our business, prospects, financial condition, cash flows, liquidity, results of operations, funds from operations, and our ability to make cash distributions to our stockholders could be materially and adversely affected. In that case, the trading price of our common stock could decline and you may lose some or all of your investment in our common stock.

The risks and uncertainties described below are not the only risks that may have a material adverse effect on us. Additional risks and uncertainties that we currently are unaware of, or that we currently deem to be immaterial, also may become important factors that adversely impact us and your investment in our common stock. Further, the extent any of the information contained in this prospectus constitutes forward-looking information, the risk factors set forth below and incorporated by reference into this prospectus are cautionary statements identifying important factors that could cause our actual results for various financial reporting periods to differ materially from those expressed in any forward-looking statements made by or on behalf of us.

Risks related to the offering

We have suspended paying dividends on our common and preferred stock and all accrued and unpaid dividends on our preferred stock must be paid before we can resume paying dividends on our common stock.

Recognizing the need to maintain financial flexibility in light of the current state of the capital markets, we suspended payment of our common dividend in December 2008 and our preferred dividend in March 2009. Unpaid preferred dividends continue to accrue, and accrued and current preferred dividends must be paid in full prior to payment of any common dividends. At March 31, 2010, the aggregate amount of accrued and unpaid dividends on our preferred stock was $47.3 million. Dividends on our outstanding preferred stock continue to accrue by approximately $9.7 million quarterly. If preferred dividends accrue and remain unpaid for six or more quarters, our preferred stockholders may seek to elect up to two directors (in addition to the 10 directors elected by our common stockholders). See “Description of Preferred Stock—Description of Series A Preferred Stock—Voting Rights” and “Description of Preferred Stock—Description of Series C Preferred Stock and Depository Shares—Voting Rights.”

The decision to declare and pay dividends on our common and preferred stock in the future, as well as the timing, amount, and composition of any such future dividends, is at the sole discretion of our board of directors and will depend on our earnings, funds from operations, liquidity, financial condition, capital requirements, contractual prohibitions, or other limitations under our indebtedness and preferred shares, the annual distribution requirements under the REIT provisions of the Code, state law, and such other factors as our board of directors deems relevant. Any change in our dividend policy could have a material effect on the market price of our common and preferred stock.

We are currently prohibited from paying dividends on our common and preferred stock.

Except to the extent required to satisfy minimum REIT distribution requirements, we are restricted by the indenture governing our senior secured notes from making any cash distributions on our common and preferred stock. We are currently below the minimum thresholds set forth in the indenture for which discretionary cash distributions are permitted.

Broad market fluctuations could negatively impact the market price of our common stock.

The capital markets continue to experience extreme price and volume fluctuations that have affected the market price of the shares of many companies in industries similar or related to ours and that have been unrelated to these companies’ operating performances. These broad market fluctuations could reduce the market price of our common stock. Furthermore, our operating results and prospects may be below the expectations of public market analysts and investors or may be lower than those of companies with comparable market capitalizations, which could lead to a material decline in the market price of our common stock.

You may experience significant dilution as a result of additional issuances of our securities, which could harm our stock price.

Investors in this offering do not have preemptive rights to any shares issued by us in the future. Therefore, investors purchasing shares in this offering may experience dilution of their equity investment if we:

•	sell additional common shares in the future, whether publicly or privately;
•	sell securities that are convertible into common shares;
•	issue restricted shares to our officers or directors; or
•	issue common stock upon the exercise of options.

After giving effect to the issuance of common stock in this offering, the receipt of the expected net proceeds and the use of those proceeds, we expect that this offering will have a dilutive effect on our earnings per share and funds from operations per share. The actual amount of dilution from this offering, or from any future offering of common or preferred stock, will be based on numerous factors and cannot be determined at this time. Additionally, the market price of our common stock could decline as a result of sales of a large number of shares of our common stock in the market pursuant to this offering, or otherwise, or as a result of the perception or expectation that such sales could occur.

If there are delays in applying the proceeds of this offering, then receipts from investments and our investment returns may take longer to attain.

We may delay applying the proceeds from this offering if we are unable to identify or consummate the opportunities described under “Use of Proceeds” on acceptable terms that are accretive to our stockholders and are consistent with our long-term objectives to enhance stockholder value. If we are not able to consummate the transactions described under “Use of Proceeds,” our management and board of directors will have considerable discretion in the specific application of the net proceeds and may apply the net proceeds in ways other than those we currently expect, including in ways that may not increase our revenues or our market value. Pending application of the net proceeds from this offering as described above, we may invest such proceeds in short-term, interest bearing investments.

Future offerings of debt securities, which would be senior to our common stock upon liquidation, or equity securities, which would dilute our existing stockholders and may be senior to our common stock for the purposes of distributions, may harm the value of our common stock.

In the future, we may attempt to increase our capital resources by making additional offerings of debt or equity securities, including commercial paper, medium-term notes, senior or subordinated notes and classes of preferred stock. Upon our liquidation, holders of our debt securities and shares of preferred stock, lenders with respect to other borrowings and all of our creditors will receive a distribution of our available assets prior to the holders of our common stock. Additional equity offerings by us may dilute the holdings of our existing stockholders or reduce the value of our common stock, or both. Our preferred stock, if issued, would have a preference on distributions that could limit our ability to make distributions to the holders of our common stock. Because our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Thus, our stockholders bear the risk of our future offerings reducing the value of our common stock and diluting their stock holdings in us.

Risks related to our business

We depend on external sources of capital and recent disruptions in the financial markets may affect our ability to obtain financing or obtain financing on reasonable and acceptable terms.

As a REIT our ability to reduce our debt and finance our growth must largely be funded by external sources of capital because we are required to distribute to our stockholders at least 90% of our taxable income (determined without regard to the deduction for dividends paid and other than net capital gains) including, in some cases, taxable income we recognize for federal income tax purposes but with regard to which we do not receive corresponding cash. Our ability to obtain the external capital we require could be limited by a number of factors, many of which are outside our control, including general market conditions, unfavorable market perception of our future prospects, lower current and/or estimated future earnings, excessive cash distributions or a lower market price for our common stock. The financial markets, and specifically the credit markets, experienced significant contraction and dysfunction in the recent recession. When the financial markets are constrained—in particular, when the availability of credit is severely diminished—our ability to obtain financing on satisfactory terms or to extend maturing loans has been substantially limited. Under such conditions, when financing is available, it has been more expensive and likely includes other terms, such as lower loan-to-value ratios and limitations or prohibitions of subordinated secured debt, minimum debt service coverage, etc., that are more restrictive. In addition, as loan default rates increase (as they have recently), lenders impose more restrictive underwriting criteria and tighten appraisal standards, further limiting credit availability. Although we have successfully resolved our 2010 maturities, we have various other loans that will mature in 2011, and in order to refinance those loans, adequate credit on reasonable terms must be available. With regard to refinancing our maturing debt, our alternatives are limited compared to refinancing in prior years. If credit is only available at unacceptable cost or otherwise requires the application of resources that unacceptably constrains our liquidity, we may be unable to refinance maturing loans on acceptable or reasonable terms. There can be no assurance that the financial markets and credit availability will enable us to refinance or extend maturing debt on acceptable terms. If we are unable to refinance existing debt on acceptable terms or obtain appropriate extensions of maturing debt, the relevant loans could default, in which case the lenders may foreclose on the hotels mortgaged as security for the repayment of those loans. Although our secured debt is generally non-recourse to us, loan defaults under certain circumstances could adversely affect our credit ratings and our ability to borrow funds in the future. If our ability to borrow funds in the future is impaired, our corresponding ability to reinvest in our hotels and pursue growth through acquisitions, while maintaining targeted overall leverage (which we believe helps us achieve desired overall returns for our stockholders), could be constrained.

The global recession has had an adverse effect on our revenue per available room, or RevPAR, performance and results of operations. The effects of a continued or deepening recession on our financial condition could be material.

The overall weakness in the U.S. economy, particularly the turmoil in the credit markets, weakness in the housing market, and volatile energy and commodity costs, has resulted in considerable negative pressure on both consumer and business spending (this includes increased emphasis in cost containment with focus on travel and entertainment limitations). While demand has begun to improve, we anticipate that lodging demand will not improve materially until economic trends show consistent growth, particularly the weakened overall economy and illiquid credit markets. For 2010, we believe RevPAR will begin to grow, but at a moderate pace. Further, as hotels adjust to new demand levels by shifting their occupancy mix, we expect to see average room rates and ancillary spending decline in most markets. Decreased occupancy and declining room rates have an adverse effect on RevPAR, Hotel EBITDA margins and results of operations.

Our RevPAR declined in 2009, reflecting decreases in both average daily rate, or ADR, and occupancy. Hotel occupancy trends have reversed and demand has begun to improve in 2010, after reaching historic lows in 2009. Despite improving occupancy, we expect continued pressure in ADR until demand increases significantly. While we have experienced an increase in demand in recent periods, consumers and business travelers continue to take advantage of historically high number of available rooms and a near-term shift in pricing power, as well as correspondingly lower ADR. The combination of increased occupancy and lower ADR results in additional pressure on hotel margins because our hotels have more guests, who are paying less. This has the potential to negatively affect our results of operations unless we are able to reduce costs to mitigate that effect. Because we are a REIT and do not directly manage our hotels, we rely on third-party managers to drive both revenue and contain costs, and while we make every effort to work with our managers to maximize cost containment and improve revenue, there can be no assurance that these efforts will be successful or otherwise mitigate declining RevPAR, Hotel EBITDA margins or results of operations.

In response to the economic decline, we suspended payment of all dividends. Significant decreases in RevPAR or Hotel EBITDA margins, or material deterioration in the capital markets in the future, could reduce our ability to begin paying dividends again or to service our debt.

Compliance with, or failure to comply with, our financial covenants may adversely affect our financial position and results of operations.

The agreements governing our senior secured notes require that we satisfy total leverage, secured leverage and interest coverage tests in order to: (i) incur additional indebtedness except to refinance maturing debt with replacement debt, as defined under our indentures; (ii) pay dividends in excess of the minimum distributions required to meet the REIT qualification test; (iii) repurchase capital stock; or (iv) merge. We are currently restricted from paying dividends

(except to the extent necessary to satisfy the REIT qualification requirement that we distribute currently at least 90% of our taxable income) and repurchasing capital stock. These restrictions may adversely affect our ability to finance our operations or engage in other business activities that may be in our best interest.

Various risks, uncertainties and events beyond our control could affect our ability to comply with these covenants and financial tests. Failure to comply with any of the covenants in our existing or future financing agreements could result in a default under those agreements and under other agreements containing cross-default provisions. A default would permit lenders to accelerate the maturity of the obligations under these agreements and to foreclose upon any collateral securing those obligations. Under these circumstances, we might not have sufficient funds or other resources to satisfy all of our obligations. In addition, the limitations imposed by financing agreements on our ability to incur additional debt and to take other actions might significantly impair our ability to obtain other financing. We cannot assure you that we will be granted waivers or amendments to these agreements if, for any reason, we are unable to comply with these agreements or that we will be able to refinance our debt on terms acceptable to us, or at all.

Certain of our subsidiaries have been formed as special purpose entities, or SPEs. These SPEs have incurred mortgage debt secured by the assets of those SPEs, which is non-recourse to us. However, a breach of any of the recourse carve-out provisions, including fraud, misapplication of funds and other customary recourse carve-out provisions, could cause this debt to become fully recourse to us.

We have substantial financial leverage.

At March 31, 2010, our consolidated debt of $1.8 billion represented approximately 72% of our total enterprise value. Declines in revenues and cash flow may adversely affect our public debt ratings, and may limit our access to additional debt. Our senior secured notes, as currently rated by Moody’s Investors Service and Standard & Poor’s, are considered below investment grade. Historically, we have incurred debt for acquisitions and to fund our renovation, redevelopment and rebranding programs. Limitations upon our access to additional debt could adversely affect our ability to fund these programs or acquire hotels in the future.

Our financial leverage could have important consequences. For example, it could:

•	limit our ability to obtain additional financing for working capital, renovation, redevelopment and rebranding plans, acquisitions, debt service requirements and other purposes;

•	limit our ability to refinance existing debt;

•	require us to agree to additional restrictions and limitations on our business operations and capital structure to obtain financing;

•	increase our vulnerability to adverse economic and industry conditions, and to interest rate fluctuations;

•	require us to dedicate a substantial portion of our cash flow from operations to payments on our debt, thereby reducing funds available for capital expenditures, future business opportunities, paying dividends or other purposes;

•	limit our flexibility to make, or react to, changes in our business and our industry; and

•	place us at a competitive disadvantage, compared to our competitors that have less debt.

Most of our hotel mortgage debt is recourse solely to the specific assets securing the debt.

Our debt agreements will allow us to incur additional debt that, if incurred, could exacerbate the other risks described herein.

We may be able to incur substantial debt in the future. Although the instruments governing our indebtedness contain restrictions on the incurrence of additional debt, these restrictions are subject to a number of qualifications and exceptions and, under certain circumstances, debt incurred in compliance with these restrictions could be substantial. If new debt is added to our current debt levels, the risks described above would intensify.

We have substantial variable rate debt.

At March 31, 2010, approximately 35% of our consolidated outstanding debt had variable interest rates. Significant increases in variable interest rates could have a material adverse impact on our liquidity, earnings, and financial condition.

We are subject to the risks of real estate ownership, which could increase our costs of operations.

General Risks. Our investment in hotels is subject to the numerous risks generally associated with owning real estate, including among others:

•	adverse changes in general or local economic or real estate market conditions;

•	the ability to refinance debt on favorable terms at maturity;

•	changes in zoning laws;

•	increases in lodging supply or competition;

•	decreases in demand;

•	changes in traffic patterns and neighborhood characteristics;

•	increases in assessed property taxes from changes in valuation or real estate tax rates;

•	increases in the cost of our property insurance;

•	the potential for uninsured or underinsured property losses;

•	costly governmental regulations and fiscal policies;

•	changes in tax laws;

•	our ability to acquire hotel properties at prices consistent with our investment criteria;

•	our ability to fund capital expenditures at our hotels to maintain or enhance their competitive position; and

•	other circumstances beyond our control.

Moreover, real estate investments are relatively illiquid, and we may not be able to adjust our portfolio in a timely manner to respond to changes in economic and other conditions.

Compliance with environmental laws may adversely affect our financial condition. Owners of real estate are subject to numerous federal, state, local and foreign environmental laws and regulations. Under these laws and regulations, a current or former owner of real estate may be liable for the costs of remediating hazardous substances found on its property, whether or not they were responsible for its presence. In addition, if an owner of real property arranges for the disposal of hazardous substances at another site, it may also be liable for the costs of remediating the disposal site, even if it did not own or operate the disposal site. Such liability may be imposed without regard to fault or the legality of a party’s conduct and may, in certain circumstances, be joint and several. A property owner may also be liable to third parties for personal injuries or property damage sustained as a result of its release of hazardous or toxic substances, including asbestos-containing materials, into the environment. Environmental laws and regulations may require us to incur substantial expenses and limit the use of our properties. We could have substantial liability for a failure to comply with applicable environmental laws and regulations, which may be enforced by the government or, in certain instances, by private parties. The existence of hazardous substances on a property can also adversely affect the value of, and the owner’s ability to use, sell or borrow against, the property.

We cannot provide assurances that future or amended laws or regulations, or more stringent interpretations or enforcement of existing environmental requirements, will not impose any material environmental liability, or that the environmental condition or liability relating to our hotels will not be affected by new information or changed circumstances, by the condition of properties in the vicinity of such hotels, such as the presence of leaking underground storage tanks, or by the actions of unrelated third parties.

Compliance with the Americans with Disabilities Act may adversely affect our financial condition. Under the Americans with Disabilities Act of 1990, all public accommodations, including hotels, are required to meet certain federal requirements for access and use by disabled persons. Various state and local jurisdictions have also adopted requirements relating to the accessibility of buildings to disabled persons. We believe that our hotels substantially comply with the requirements of the Americans with Disabilities Act and other applicable laws. However, a determination that our hotels are not in compliance with these laws could result in liability for both governmental fines and payments to private parties. If we were required to make unanticipated major modifications to our hotels to comply with the requirements of the Americans with Disabilities Act and other similar laws, it could adversely affect our ability to make distributions to our stockholders and to satisfy our other obligations.

Lodging industry-related risks may adversely affect our business.

We are subject to the risks inherent to hotel operations. We have ownership interests in the operating lessees of our hotels; consequently, we are subject to the risk of fluctuating hotel operating expenses at our hotels, including, but not limited to:

•	wage and benefit costs, including hotels that employ unionized labor;
•	repair and maintenance expenses;
•	gas and electricity costs;
•	insurance costs, including health, general liability and workers compensation; and
•	other operating expenses.

In addition, we are subject to the risks of a decline in Hotel EBITDA margins, which occur when hotel operating expenses increase disproportionately to revenues or fail to shrink at least as fast as revenues decline. These operating expenses and Hotel EBITDA margins are within the control of our independent managers over whom we have limited control.

Investing in hotel assets involves special risks. We have invested in hotel-related assets, and our hotels are subject to all of the risks common to the hotel industry. These risks could adversely affect hotel occupancy and the rates that can be charged for hotel rooms, and generally include:

•	adverse effects of declines in general and local economic activity;
•	competition from other hotels;
•	construction of more hotel rooms in a particular area than needed to meet demand;
•	any further increases in energy costs and other travel expenses;
•	other events, such as terrorist acts or war that reduce business and leisure travel;
•	fluctuations in our revenue caused by the seasonal nature of the hotel industry;
•	an outbreak of a pandemic disease affecting the travel industry;
•	a downturn in the hotel industry; and
•	risks generally associated with the ownership of hotels and real estate, as discussed herein.

We could face increased competition. Each of our hotels competes with other hotels in its geographic area. A number of additional hotel rooms have been, or may be, built in a number of the geographic areas in which our hotels are located, which could adversely affect both occupancy and rates in those markets. A significant increase in the supply of midprice, upscale and upper-upscale hotel rooms and suites, if demand fails to increase at least proportionately, could have a material adverse effect on our business, financial condition and results of operations.

We face reduced coverages and increased costs of insurance. Our property insurance has a $100,000 all-risk deductible, a deductible (5% of insured value) for named windstorm coverage and a deductible (2% to 5% of insured value) for California earthquake coverage. Substantial uninsured or not fully-insured losses would have a material adverse impact on our operating results, cash flows and financial condition. Catastrophic losses, such as the losses caused by hurricanes in 2005, could make the cost of insuring against these types of losses prohibitively expensive or difficult to find. In an effort to limit insurance costs, we purchase catastrophic insurance coverage based on probable maximum losses based on 250-year events and have only purchased terrorism insurance to the extent required by our lenders. We have established a self-insured retention ($250,000 per occurrence) for general liability insurance with regard to 56 of our hotels. The remainder of our hotels participate in general liability programs sponsored by our managers, with no deductible.

We could have property losses not covered by insurance. Our property policies provide that all of the claims from each of our properties resulting from a particular insurable event must be combined together for purposes of evaluating whether the aggregate limits and sub-limits contained in our policies have been exceeded. Therefore, if an insurable event occurs that affects more than one of our hotels, the claims from each affected hotel will be added together to determine whether the aggregate limit or sub-limits, depending on the type of claim, have been reached, and each affected hotel may only receive a proportional share of insurance proceeds provided for under the policy if the total value of the loss exceeds the aggregate limits available. We may incur losses in excess of insured limits and, as a result, we may be even less likely to receive sufficient coverage for risks that affect multiple properties such as earthquakes or catastrophic terrorist acts. Risks such as war, catastrophic terrorist acts, nuclear, biological, chemical, or radiological attacks, and some environmental hazards may be deemed to fall completely outside the general coverage limits of our policies or may be uninsurable or may be too expensive to justify insuring against.

We may also encounter disputes concerning whether an insurance provider will pay a particular claim that we believe is covered under our policy. Should a loss in excess of insured limits or an uninsured loss occur or should we be unsuccessful in obtaining coverage from an insurance carrier, we could lose all, or a portion of, the capital we have invested in a property, as well as the anticipated future revenue from the hotel. In that event, we might nevertheless remain obligated for any mortgage debt or other financial obligations related to the property.

We obtain terrorism insurance to the extent required by lenders as a part of our all-risk property insurance program, as well as our general liability and directors’ and officers’ coverages. However, our all-risk policies have limitations such as per occurrence limits and sub-limits which might have to be shared proportionally across participating hotels under certain loss scenarios. Also, all-risk insurers only have to provide terrorism coverage to the extent mandated by the Terrorism Risk Insurance Act, or TRIA, for “certified” acts of terrorism—namely those which are committed on behalf of non-United States persons or interests. Furthermore, we do not have full replacement coverage at all of our properties for acts of terrorism committed on behalf of United States persons or interests (“non-certified” events) as our coverage for such incidents is subject to sub-limits and/or annual aggregate limits. In addition, property damage related to war and to nuclear, biological and chemical incidents is excluded under our policies. While TRIA will reimburse insurers for losses resulting from nuclear, biological and chemical perils, TRIA does not require insurers to offer coverage for these perils and, to date, insurers are not willing to provide this coverage, even with government reinsurance. Additionally, there is a possibility that Congress will not renew TRIA in the future, which would eliminate the federal subsidy for terrorism losses. Therefore, the extent and adequacy of terrorism coverage that will be available to protect our interests in the event of future terrorist attacks that impact our properties is uncertain.

We have geographic concentrations that may create risks from regional or local economic, seismic or weather conditions. At March 31, 2010, approximately 46% of our hotel rooms were located in, and 45% of our 2009 Hotel EBITDA was generated from, three states: California, Florida and Texas. Additionally, at March 31, 2010, we had concentrations in six major metropolitan areas, the San Francisco Bay area, Atlanta, South Florida, Orlando, Dallas and the Los Angeles area, which together represented approximately 32% of our 2009 Hotel EBITDA. Therefore, adverse economic, seismic or weather conditions in these states or metropolitan areas may have a greater adverse effect on us than on the industry as a whole.

Transferability of franchise license and management agreements and termination of such agreements may be prohibited or restricted. Hotel managers and franchise licensors may have the right to terminate their agreements or suspend their services in the event of default under such agreements or other third party agreements such as ground leases and mortgages, upon the loss of liquor licenses, or in the event of the sale or transfer of the hotel. Franchise license agreements may expire by their terms, and we may not be able to obtain replacement franchise license agreements.

The sale of a hotel, replacement of the brand, or material default under a management or franchise license agreement may give rise to payment of liquidated damages or termination fees that may be guaranteed by us or certain of our subsidiaries. The loss of a manager or franchise license could have a material impact on the operations and value of a hotel because of the loss of associated name recognition, marketing support and centralized reservation systems provided by the franchise licensor or operations management provided by the manager. Most of our management agreements restrict our ability to encumber our interests in the applicable hotels under certain circumstances without the managers’ consent.

Terminating management agreements in connection with the sale of two hotels may result in liquidated damages. In 2009, we sold two non-strategic hotels in Florida operating under management agreements with IHG. We will be required to pay replacement management fees for up to one year and liquidated damages (net of any replacement management fees previously paid) in December 2010—or reinvest in another hotel to be managed by IHG and carrying an IHG brand. Substitution of a replacement hotel appears unlikely prior to December 2010, and we will likely have to pay IHG at least some portion of replacement management fees and/or liquidated damages. Liquidated damages are computed based on operating results prior to termination. The aggregate liability related to these hotels, if paid, will be approximately $11 million. We accrued the full amount of liquidated damages in 2008.

We are subject to possible adverse effects of management, franchise and license agreement requirements. All of our hotels are operated under existing management, franchise or license agreements with nationally recognized hotel companies. Each agreement requires that the licensed hotel be maintained and operated in accordance with specific standards and restrictions in order to maintain uniformity within the brand. Compliance with these standards, and changes in these standards, could require us to incur significant expenses or capital expenditures, which could adversely affect our results of operations and ability to pay dividends to our stockholders and service on our indebtedness.

We are subject to the risks of brand concentration. We are subject to the potential risks associated with the concentration of our hotels under a limited number of brands. A negative public image or other adverse event that becomes associated with the brand could adversely affect hotels operated under that brand.

The following table reflects the percentage of Hotel EBITDA from our 83 Consolidated Hotels by brand:

		% of 2009
		hotel
	Hotels	EBITDA(a)

Embassy Suites Hotels	47	60
Holiday Inn	15	18
Sheraton and Westin	9	9
Doubletree	7	7
Renaissance and Marriott	3	3
Hilton	2	3

(a)	Hotel EBITDA is a non-GAAP financial measure. A detailed reconciliation and further discussion of Hotel EBITDA is contained in the “Non GAAP Financial Measures” section of Management’s Discussion and Analysis of Financial Condition and Results of Operations in Item 7 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, which is incorporated by reference herein.

If any of these brands suffer a significant decline in popularity with the traveling public, the revenues and profitability of our branded hotels could be adversely affected.

The lodging business is seasonal in nature. Generally, hotel revenues for our hotel portfolio are greater in the second and third calendar quarters than in the first and fourth calendar quarters, although this may not be true for hotels in major tourist destinations. Revenues for hotels in tourist areas are generally substantially greater during tourist season than other times of the year. We expect that seasonal variations in revenue at our hotels will cause quarterly fluctuations in our revenues.

Future terrorist activities may adversely affect, and create uncertainty in, our business.

Terrorism in the United States or elsewhere could have an adverse effect on our business, although the degree of impact will depend on a number of factors, including the U.S. and global economies and global financial markets. Previous terrorist attacks in the United States and subsequent terrorism alerts have adversely affected the travel and hospitality industries over the past several years. Such attacks, or the threat of such attacks, could have a material adverse effect on our business, our ability to finance our business, our ability to insure our properties, and/or our results of operations and financial condition, as a whole.

We face risks related to pandemic diseases, which could materially and adversely affect travel and result in reduced demand for our hotels.

Our business could be materially and adversely affected by the effect of a pandemic disease on the travel industry. For example, the outbreaks of SARS and avian flu in 2003 had a severe impact on the travel industry, and the recent outbreaks of H1N1 flu threatened to have a similar impact. A prolonged recurrence of SARS, avian flu, H1N1 flu or another pandemic disease also may result in health or other government authorities imposing restrictions on travel. Any of these events could result in a significant drop in demand for our hotels and adversely affect our financial conditions and results of operations.

If we fail to comply with applicable privacy laws and regulations, we could be subject to payment of fines, damages or face restrictions on our use of guest data.

We collect information relating to our guests for various business purposes, including marketing and promotional purposes. The collection and use of personal data are governed by privacy laws and regulations enacted in the United States and other jurisdictions around the world. Privacy regulations continue to evolve and on occasion may be inconsistent from one jurisdiction to another. Compliance with applicable privacy regulations may increase our operating costs and/or adversely impact our ability to market our products, properties and services to our guests. In addition, non-compliance with applicable privacy regulations by us (or in some circumstances non-compliance by third parties engaged by us) or a breach of security on systems storing our data may result in fines, payment of damages or restrictions on our use or transfer of data.

As a REIT, we are subject to specific tax laws and regulations, the violation of which could subject us to significant tax liabilities.

U.S. federal income tax laws governing REITs are complex. We have operated, and intend to continue to operate, in a manner that is intended to enable us to qualify as a REIT under U.S. federal income tax laws. The REIT qualification requirements are extremely complicated, and interpretations of U.S. federal income tax laws governing qualification as a REIT are limited. Accordingly, we cannot be certain that we have been, or will continue to be, successful in operating so as to qualify as a REIT.

U.S. federal income tax laws governing REITs are subject to change. At any time, U.S. federal income tax laws governing REITs or the administrative interpretations of those laws may be amended. These new laws, interpretations, or court decisions may change U.S. federal income tax laws relating to, or the federal income tax consequences of, qualification as a REIT. Any of these new laws or interpretations may take effect retroactively and could adversely affect us, or you as a stockholder.

Failure to make required distributions would subject us to tax. Each year, a REIT must pay out to its stockholders at least 90% of its taxable income, other than any net capital gain. To the extent that we satisfy the 90% distribution requirement, but distribute less than 100% of our taxable income, we will be subject to U.S. federal corporate income tax on our undistributed taxable income. In addition, we will be subject to a 4% nondeductible tax if the actual amount we pay out to our stockholders in a calendar year is less than the minimum amount specified under federal tax laws. Our only source of funds to make such distributions comes from distributions from FelCor LP. Accordingly, we may be required to borrow money or sell assets to enable us to pay out enough of our taxable income to satisfy the distribution requirements and to avoid corporate income tax and the 4% tax in a particular year.

Failure to qualify as a REIT would subject us to federal income tax. If we fail to qualify as a REIT in any taxable year (including any prior taxable year for which the statute of limitations remains open), we would be subject to federal income tax at regular corporate rates on our taxable income for any such taxable year. We might need to borrow money or sell hotels in order to obtain the funds necessary to pay any such tax. If we cease to be a REIT, we no longer would be required to distribute most of our taxable income to our stockholders. Unless our failure to qualify as a REIT was excused under U.S. federal income tax laws, we could not re-elect REIT status until the fifth calendar year following the year in which we failed to qualify.

We may become subject to a 100% excise tax if the rent our TRSs pay us is determined to be excessive. While we believe that the terms of the leases that exist between us and our TRSs were negotiated at arm’s length and are consistent with the terms of comparable leases in the hotel industry, there can be no assurance that the Internal Revenue Service, or IRS, would not challenge the rents paid to us by our TRSs as being excessive, or that a court would not uphold such challenge. In that event, we could owe a tax of 100% on the amount of rents determined to be in excess of an arm’s length rate. Imposition of a 100% excise tax could materially affect the value of an investment in our stock.

We lack control over the management and operations of our hotels. Because U.S. federal income tax laws restrict REITs and their subsidiaries from operating hotels, we do not manage our hotels. Instead, we are dependent on the ability of independent third-party managers to operate our hotels pursuant to management agreements. As a result, we are unable to directly implement strategic business decisions for the operation and marketing of our hotels, such as decisions with respect to the setting of room rates, the salary and benefits provided to hotel employees, the conduct of food and beverage operations and similar matters. While our taxable REIT subsidiaries monitor the third-party manager’s performance, we have limited specific recourse under our management agreements if we believe the third-party managers are not performing adequately. Failure by our third-party managers to fully perform the duties agreed to in our management agreements could adversely affect our results of operations. In addition, our third-party managers or their affiliates manage hotels that compete with our hotels, which may result in conflicts of interest. As a result, our third-party managers may have in the past made, and may in the future make, decisions regarding competing lodging facilities that are not or would not be in our best interests.

Complying with REIT requirements may cause us to forego attractive opportunities that could otherwise generate strong risk-adjusted returns and instead pursue less attractive opportunities, or none at all.

To continue to qualify as a REIT for U.S. federal income tax purposes, we must continually satisfy tests concerning, among other things, the sources of our income, the nature and diversification of our assets, the amounts we distribute to our stockholders and the ownership of our stock. Thus, compliance with the REIT requirements may hinder our ability to operate solely on the basis of generating strong risk-adjusted returns on invested capital for our stockholders.

Complying with REIT requirements may force us to liquidate otherwise attractive investments, which could result in an overall loss on our investments.

To continue to qualify as a REIT, we must also ensure that at the end of each calendar quarter at least 75% of the value of our assets consists of cash, cash items, government securities and qualified REIT real estate assets. The remainder of our investment in securities (other than government securities and qualified real estate assets) generally cannot include more than 10% of the outstanding voting securities of any one issuer or more than 10% of the total value of the outstanding securities of any one issuer. In addition, in general, no more than 5% of the value of our assets (other than government securities and qualified real estate assets) can consist of the securities of any one issuer, and no more than 25% (20% for tax years beginning prior to July 31, 2008) of the value of our total securities can be represented by securities of one or more TRSs. If we fail to comply with these requirements at the end of any calendar quarter, we must correct such failure within 30 days after the end of the calendar quarter to avoid losing our REIT status and suffering adverse tax consequences. If we fail to comply with these requirements at the end of any calendar quarter, we may be able to preserve our REIT status by benefiting from certain statutory relief provisions. Except with respect to a de minimis failure of the 5% asset test or the 10% vote or value test, we can maintain our REIT status only if the failure was due to reasonable cause and not to willful neglect. In that case, we will be required to dispose of the assets causing the failure within six months after the last day of the quarter in which we identified the failure, and we will be required to pay an additional tax of the greater of $50,000 or the product of the highest applicable tax rate (currently 35%) multiplied by the net income generated on those assets. As a result, we may be required to liquidate otherwise attractive investments.

We own, and may acquire, interests in hotel joint ventures with third parties that expose us to some risk of additional liabilities or capital requirements.

We own, through our subsidiaries, interests in several real estate joint ventures with third parties. Joint ventures that are not consolidated into our financial statements owned real estate interests in a total of 14 hotels, in which we had an aggregate investment of $80 million, at March 31, 2010. The lessee operations of 13 of these 14 hotels are included in our consolidated results of operations due to our majority ownership of those lessees. Our joint venture partners are affiliates of Hilton with respect to 11 hotels, affiliates of Starwood with respect to one hotel, and private entities or individuals (all of whom are unaffiliated with us) with respect to two hotels. The ventures and hotels were subject to non-recourse mortgage loans aggregating $211 million at March 31, 2010.

The personal liability of our subsidiaries under existing non-recourse loans secured by the hotels owned by our joint ventures is generally limited to the guaranty of the borrowing ventures’ personal obligations to pay for the lender’s losses caused by misconduct, fraud or misappropriation of funds by the ventures and other typical exceptions from the non-recourse covenants in the mortgages, such as those relating to environmental liability. We may invest in other ventures in the future that own hotels and have recourse or non-recourse debt financing. If a venture defaults under its mortgage loan, the lender may accelerate the loan and demand payment in full before taking action to foreclose on the hotel. As a partner or member in any of these ventures, our subsidiary may be exposed to liability for claims asserted against the venture, and the venture may not have sufficient assets or insurance to discharge the liability.

Our subsidiaries may be contractually or legally unable to unilaterally control decisions regarding these ventures and their hotels. In addition, the hotels in a joint venture may perform at levels below expectations, resulting in potential insolvency unless the joint venturers provide additional funds. In some ventures, the joint venturers may elect not to make additional capital contributions. We may be faced with the choice of losing our investment in a venture or investing additional capital in it with no guaranty of receiving a return on that investment.

Our directors may have interests that may conflict with our interests.

A director who has a conflict of interest with respect to an issue presented to our board will have no inherent legal obligation to abstain from voting upon that issue. We do not have provisions in our bylaws or charter that require an interested director to abstain from voting upon an issue, and we do not expect to add provisions in our charter and bylaws to this effect. Although the legal standard of care applicable to each director requires loyalty to us, there is a risk that, should an interested director vote upon an issue in which a director or one of his or her affiliates has an interest, his or her vote may reflect a bias that could be contrary to our best interests. In addition, even if an interested director abstains from voting, that director’s participation in the meeting and discussion of an issue in which they have, or companies with which he or she is associated have, an interest could influence the votes of other directors regarding the issue.

Departure of key personnel would deprive us of the institutional knowledge, expertise and leadership they provide.

Our executive management team includes our President and Chief Executive Officer and four Executive Vice Presidents. In addition, we have several other long-tenured senior officers. These executives and officers generally possess institutional knowledge about our organization and the hospitality or real estate industries, have significant expertise in their fields, and possess leadership skills that are important to our operations. The loss of any of our executives or other long-serving officers could adversely affect our ability to execute our business strategy.

Our charter contains limitations on ownership and transfer of shares of our stock that could adversely affect attempted transfers of our capital stock.

To maintain our status as a REIT, no more than 50% in value of our outstanding stock may be owned, actually or constructively, under the applicable tax rules, by five or fewer persons during the last half of any taxable year. Our charter prohibits, subject to some exceptions, any person from owning more than 9.9%, as determined in accordance with the Code and the Exchange Act, of the number of outstanding shares of any class of our stock. Our charter also prohibits any transfer of our stock that would result in a violation of the 9.9% ownership limit, reduce the number of stockholders below 100 or otherwise result in our failure to qualify as a REIT. Any attempted transfer of shares in violation of the charter prohibitions will be void, and the intended transferee will not acquire any right in those shares. We have the right to take any lawful action that we believe is necessary or advisable to ensure compliance with these ownership and transfer restrictions and to preserve our status as a REIT, including refusing to recognize any transfer of stock in violation of our charter.

Some provisions in our charter and bylaws and Maryland law make a takeover more difficult.

Ownership Limit. The ownership and transfer restrictions of our charter may have the effect of discouraging or preventing a third party from attempting to gain control of us without the approval of our board of directors. Accordingly, it is less likely that a change in control, even if beneficial to stockholders, could be effected without the approval of our board.

Staggered Board. Our board of directors is divided into three classes. Directors in each class are elected for terms of three years. As a result, the ability of stockholders to effect a change in control of us through the election of new directors is limited by the inability of stockholders to elect a majority of our board at a single annual meeting.

Authority to Issue Additional Preferred Shares. Under our charter, our board of directors may issue up to an aggregate of 20 million shares of preferred stock without stockholder action. The preferred stock may be issued, in one or more series, with the preferences and other terms designated by our board that may delay or prevent a change in control of us, even if the change is in the best interests of stockholders. At March 31, 2010, we had outstanding 12,880,475 shares of our Series A preferred stock and 67,980 shares, represented by 6,798,000 depositary shares, of our Series C preferred stock.

Maryland Anti-Takeover Statutes. As a Maryland corporation, we are subject to various provisions under the Maryland General Corporation Law, including the Maryland Business Combination Act, that may have the effect of delaying or preventing a transaction or a change in control that might involve a premium price for the stock or otherwise be in the best interests of stockholders. Under the Maryland business combination statute, some “business combinations,” including some issuances of equity securities, between a Maryland corporation and an “interested stockholder,” which is any person who beneficially owns 10% or more of the voting power of the corporation’s outstanding shares, or an affiliate of that stockholder, are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. Thereafter, any of these business combinations must be approved by a stockholder vote meeting two separate super majority requirements, unless, among other conditions, the corporation’s common stockholders receive a minimum price, as defined in the statute, for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its common shares, other than a business combination with affiliates or related entities of the chairman of our board of directors. See “Certain Provisions of the Maryland General Corporation Law and Our Charter and Bylaws—Maryland Anti-takeover Statute.” Our charter currently provides that the Maryland Control Share Acquisition Act will not apply to any of our existing or future stock. That statute may deny voting rights to shares involved in an acquisition of one-tenth or more of the voting stock of a Maryland corporation. There can be no assurance that this provision will not be amended or eliminated in the future. If the foregoing exemption in the charter is amended, the Control Share Statute could have the effect of discouraging offers to acquire us and of increasing the difficulty of consummating any such offer. To the extent these or other laws are applicable to us, they may have the effect of delaying or preventing a change in control of us even though beneficial to our stockholders.

Forward looking statements

This prospectus and the documents incorporated by reference in this prospectus, as well as other written and oral statements made or incorporated by reference from time to time by us and our representatives in other reports, filings with the SEC, press releases, conferences, or otherwise, may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act that involve a number of risks and uncertainties. Forward-looking statements can be identified by the use of forward-looking terminology, including, without limitation, “believes,” “expects,” “anticipates,” “may,” “will,” “should,” “seeks,” “pro forma” or other variations of these terms, including their use in the negative, or by discussions of strategies, plans or intentions. A number of factors could cause actual results to differ materially from those anticipated by these forward-looking statements. Among these factors are:

•	general economic and lodging industry conditions, adverse changes in the overall economy, the impact of the United States’ military involvement in the Middle East and elsewhere, future acts of terrorism, the threat or outbreak of a pandemic disease affecting the travel industry, the impact on the travel industry of high fuel costs and increased security precautions;

•	our overall debt levels and our ability to obtain new financing and service debt;

•	our inability to retain earnings;

•	our liquidity and capital expenditures;

•	our growth strategy and acquisition activities; and

•	competitive conditions in the lodging industry.

In addition, these forward-looking statements are necessarily dependent upon assumptions and estimates that may prove to be incorrect. Accordingly, while we believe that the plans, intentions and expectations reflected in these forward-looking statements are reasonable, we cannot assure you that these plans, intentions or expectations will be achieved. The forward-looking statements included in this prospectus, and all subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf, are expressly qualified in their entirety by the information contained in this prospectus, including “Risk Factors,” and the documents incorporated by reference, which identify important factors that could cause these differences. All forward-looking statements speak only as of the date of this prospectus. We undertake no obligation to update any forward-looking statements to reflect future events or circumstances.

Price range of common stock

Our common stock is traded on the NYSE under the symbol “FCH.” The following table sets forth the high and low intraday sales prices per share of our common stock, as reported by the NYSE, and dividends declared on our common stock, for the periods indicated.

			Common dividends
	High	Low	declared

Year Ended December 31, 2010:
First Quarter	$6.42	$3.49	$—
Second Quarter (through June 16, 2010)	$8.99	$5.41	$—
Year Ended December 31, 2009:
First Quarter	$2.19	$0.72	$—
Second Quarter	$3.60	$1.22	$—
Third Quarter	$5.31	$1.86	$—
Fourth Quarter	$4.90	$2.85	$—
Year Ended December 31, 2008:
First Quarter	$15.69	$11.90	$0.35
Second Quarter	$15.87	$10.39	$0.35
Third Quarter	$10.67	$6.27	$0.15
Fourth Quarter	$7.12	$0.66	$—

Dividend policy

We suspended payment of our common dividend in December 2008 and our preferred dividend in March 2009 in light of the deepening recession and dysfunctional capital markets, and the attendant impact on our industry and us. Our board of directors will determine the amount of future common and preferred dividends for each quarter, if any, based upon various factors including operating results, economic conditions, other operating trends, our financial condition and capital requirements, as well as the minimum REIT distribution requirements. Unpaid preferred dividends continue to accrue, and accrued and current preferred dividends must be paid in full prior to payment of any common dividends.

Except to the extent required to satisfy minimum REIT distribution requirements, we are restricted by the indenture governing our senior secured notes from making any cash distributions on our capital stock. We are currently below the minimum thresholds set forth in the indenture for which discretionary cash distributions are permitted. While we are below the thresholds, we do not expect to pay any dividends in the near-term and we expect to retain all available funds for use in the operation and expansion of our business, including growth through acquisitions. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, incorporated by reference herein.

Use of proceeds

We estimate that our net proceeds from this offering, after deducting the underwriting discount and other estimated offering expenses payable by us, will be approximately $145 million (approximately $167 million if the underwriters exercise their option to purchase additional shares in full). We intend to use a substantial portion of the net proceeds as described below.

•	We intend to use the net proceeds of this offering, together with cash on hand, to further strengthen our balance sheet, including repaying or repurchasing certain of our mortgage debt at discounts. For example, we have agreed to repay approximately $177 million principal amount of secured debt for $130 million (plus accrued interest), a discount of more than $47 million, or roughly 27%. The loans bear interest at LIBOR plus 155 basis points and would otherwise mature in May 2012. This substantially reduces our leverage, is accretive to our stockholders and enhances long-term stockholder value.

•	We also intend to use the net proceeds of this offering, together with cash on hand, to pursue acquisition opportunities that are accretive to long-term stockholder value and exceed our cost of capital on a risk-adjusted basis. We will actively seek upper-upscale properties in our target markets (i.e., central Boston, New York City (Manhattan) and Washington, DC’s central business districts) that further improve our portfolio quality, diversification and concentration risk, have RevPAR growth rates that exceed our portfolio average and high barriers to entry, and can be acquired at prices significantly below replacement cost, which would allow for substantial appreciation potential. Our pipeline of suitable hotel acquisition opportunities continues to improve, and we are reviewing and/or engaged in negotiations concerning various potential transactions in our target markets that meet our underwriting and strategic criteria. For example, we have made an offer to purchase a hotel in one of our target markets, and negotiations are ongoing.

•	We intend to use any remaining net proceeds for other general corporate purposes.

Given market dynamics, it is critical that we have the ability to act quickly when opportunities arise that fit our strategic objectives. Under ordinary circumstances, we would seek to raise additional equity capital through the public equity markets by utilizing an effective “shelf” registration statement on Form S-3 that has been reviewed and declared effective in advance by the SEC. Solely because our preferred stock dividends are in arrears, we are ineligible to offer shares registered on Form S-3. Instead, we must execute public offerings using a registration statement on Form S-11, which does not provide the same market timing flexibility as an effective “shelf” registration statement would provide. Pending application of the net proceeds from this offering as described above, we may invest such proceeds in short-term, interest bearing investments. See “Risk Factors—Risks Related to The Offering—If there are delays in applying the proceeds of this offering, then receipts from investments and our investment returns may take longer to attain.”

We have agreed to pay all costs and expenses incurred in connection with the registration under the Securities Act of the shares of our common stock being registered hereby, including, without limitation, all registration and filing fees, printing expenses and fees and disbursements of our counsel and our accountants.

Capitalization

The following table sets forth (1) our cash and cash equivalents and (2) our capitalization as of March 31, 2010, in each case:

•	on an actual basis

•	on an adjusted basis to reflect the sale of our common stock offered hereby and the completion of the May 2010 secured debt transaction, including the incurrence of $212 million principal amount of mortgage debt in connection therewith (as discussed under “Prospectus Summary—Recent Developments”), as if these transactions had been completed on March 31, 2010 and assuming:

•	net proceeds of the offering are $145 million, after deducting the estimated offering expenses and the underwriting discount and commissions;

•	$177 million principal amount of secured debt is repaid for $130 million (plus accrued interest), reflecting a roughly $47 million discount; and

•	the underwriter’s option to purchase additional shares is not exercised.

You should review this information together with “Use of Proceeds” and our consolidated financial statements and related notes incorporated by reference in this prospectus.

	March 31, 2010
(in thousands)	Actual	As Adjusted

Cash and cash equivalents	$276,008	$286,858

Short term debt:
Current portion of mortgage and capital leases debt	$252,286	$42,596

Long term debt:
Unsecured debt	86,622	86,622
New mortgage debt	—	212,000
Senior Secured Notes due 2014 (net of discount)	574,913	574,913
Mortgage and capital lease debt	857,294	680,667

Total long-term debt	1,518,829	1,554,202

Redeemable FelCor LP Units at redemption value	1,681	1,681

Preferred stock	478,774	478,774
Common stock	694	969
Additional paid in capital	2,022,235	2,166,939
Accumulated other comprehensive income	25,598	25,598
Accumulated deficit	(1,864,898)	(1,818,580)
Less: Common stock in treasury	(72,229)	(72,229)

Total FelCor stockholders’ equity	590,174	781,471
Non-controlling interest in other partnerships	21,752	21,752

Total capitalization	$2,384,722	$2,401,702

Investment policies and policies with
respect to capital activities

The following is a discussion of our investment policies and our policies with respect to certain other activities, including financing matters and conflicts of interest. These policies may be amended or revised from time to time at the discretion of our board of directors, without a vote of our stockholders. Any change to any of these policies by our board of directors, however, would be made only after a thorough review and analysis of that change, in light of then existing business and other circumstances, and then only if, in the exercise of its business judgment, our board of directors believes that it is advisable to do so in our and our stockholders’ best interests. We cannot assure you that our investment objectives will be attained.

Investments in real estate or interests in real estate

We invest, directly and indirectly, in hotel properties, and all such transactions are reviewed and approved by our board of directors. Management generally negotiates the terms of such transactions, but does not have the authority to approve such transactions. We conduct substantially all of our investment activities through our operating partnership, FelCor LP, and its subsidiaries. Our primary investment objectives are to maximize stockholder value over time and return on invested capital by optimizing the use of our real estate and enhancing property cash flow. Additional criteria with respect to our hotel properties and acquisition criteria is described in “Prospectus Summary—Business Strategy.”

We are not limited as to (i) the amount or percentage of our total assets that may be invested in any single property, or (ii) the concentration of investments by location or type. We seek hotel acquisitions that will improve the overall quality of our portfolio, further diversify our portfolio by market, customer type and brand, and improve future Hotel EBITDA growth. We may look for hotel properties where we can utilize our competitive strengths, such as ones that have redevelopment opportunity to further enhance our return on investment. We take a highly disciplined approach to analyzing any potential hotel acquisition, which must meet strict criteria, including minimum targeted rates of return. We will seek properties that we can acquire at prices significantly below replacement cost with substantial appreciation potential in high-growth markets as the economy recovers from the recent recession. We expect potential future acquisitions will be restricted to high quality hotels in major urban and resort markets with high barriers to entry and high growth potential.

Investments in mortgages, structured financings, and other lending policies

We do not currently invest in loans secured by real estate and we have no current intention of investing in loans secured by properties or making loans to persons, other than in connection with the acquisition of mortgage loans through which we expect to achieve equity ownership of the underlying hotel property in the near-term.

Investments in securities of or interests in persons primarily engaged in real estate activities and other issuers

We may consider joint venture investments with other investors for the purpose of investing in hotels. We may also invest in the securities of other issuers in connection with acquisitions of indirect interests in hotels (normally general or limited partnership interests in special purpose partnerships owning hotels). We may in the future acquire some, all or substantially all of the securities or assets of other REITs or similar entities where that investment would be consistent with our investment policies and the REIT qualification requirements. There are no limitations on the amount or percentage of our total assets that may be invested in any one issuer, other than those imposed by the gross income and asset tests that we must satisfy to qualify as a REIT. Any acquisition of securities of or interests in persons primarily engaged in real estate activities is reviewed and approved by our board of directors. Management generally negotiates the terms of such transactions, but does not have the authority to approve such transactions.

We do not intend that our investments in securities will require us to register as an “investment company” under the Investment Company Act of 1940, as amended, and we intend to divest securities before any registration would be required. We do not currently, and we do not intend to, engage in trading, underwriting, agency distribution, or sales of securities of other issuers.

Policies with respect to certain activities

Purchase and Sale (or Turnover) of Investments. We regularly review and evaluate our hotel portfolio based upon strategic considerations, such as future supply growth, changes in demand dynamics, concentration risk, strategic fit, return on future capital needs and return on invested capital. When timing is appropriate, we sell those hotels that no longer meet our investment criteria and minimum return thresholds. Such transactions are reviewed and approved by our board of directors. Management generally negotiates the terms of such transactions, but does not have the authority to approve such transactions. Subject to REIT qualification and prohibited transaction rules under the Code, we may dispose of hotel properties if our management determines that a sale of a property would be in our best interests based on the price being offered for the hotel, the operating performance of the hotel, the tax consequences of the sale, and other factors and circumstances surrounding the proposed sale. See “Risk Factors—Risks Related to Our Business.” In 2009, we sold two consolidated hotels (Holiday Inn Cocoa Beach—Oceanfront and Holiday Inn Orlando—International Drive) for aggregate gross proceeds of $26 million. In 2007, we (i) acquired two hotels (the Renaissance Esmeralda Resort & Spa in Indian Wells, California and the Renaissance Vinoy Resort & Golf Club in St. Petersburg, Florida) for $225 million, in the aggregate, (ii) sold 11 consolidated hotels for $191 million, in the aggregate (completing the disposition of non-strategic hotels that were originally identified for sale in 2005), and (iii) completed construction of the Royale Palms condominium project at Kingston Plantation in Myrtle Beach, South Carolina and sold 179 (out of 184) units.

Senior Securities. We have no formal policy concerning the issuance of senior securities other than that such transactions are reviewed and approved by our board of directors. Management generally negotiates the terms of such transactions, but does not have the authority to approve such transactions. Our charter authorizes the issuance of up to 20,000,000 shares of preferred stock, which can be issued from time to time upon authorization of the board of directors. Any increase in the number of shares of preferred stock authorized for issuance (including outstanding preferred stock) must be approved by our common stockholders. Any change to the foregoing must be approved by our board of directors and, with respect to amending our charter, our common stockholders.

Borrowing Money. Such transactions are reviewed and approved by our board of directors. Management generally negotiates the terms of such transactions, but does not have the authority to approve such transactions. We consider a number of factors when evaluating our leverage and borrowing money, such as the interest rate, timing of debt maturity, prepayment penalty, flexibility to prepay prior to maturity, overall impact to our capital structure, fixed to floating ratio and purchase price of properties that are acquired with financing. During the past three years, we have borrowed money as follows:

•	May 2010. We obtained a $212 million non-recourse loan secured by nine hotels.

•	October 2009. Our subsidiary, FelCor LP, issued $636 million of senior secured notes, which notes were guaranteed by us.

•	June 2009. We obtained a $201 million non-recourse loan secured by nine hotels.

•	March 2009. We obtained a $120 million non-recourse loan secured by seven hotels.

•	December 2007. We assumed (i) an existing loan in the original principal amount of $88.0 million in connection with the acquisition of a hotel and (ii) an existing loan in the original principal amount of $89.3 million in the connection with the acquisition of a second hotel.

•	August 2007. We amended our line of credit agreement to increase the amount available under the line from $125 million to $250 million and to provide the ability to further increase the facility up to $500 million under certain conditions. (In June 2009, we repaid all balances then outstanding and terminated this line of credit.)

Loans to Other Persons. We have no formal policy concerning making loans to third parties other than that such transactions are reviewed and approved by our board of directors. We do not currently make loans to third parties.

Invest in the Securities of Other Issuers for the Purpose of Exercising Control. We have no formal policy concerning our investing in the securities of other issuers other than that such transactions are reviewed and approved by our board of directors. Management generally negotiates the terms of such transactions, but does not have the authority to approve such transactions. We may in the future acquire some, all or substantially all of the securities or assets of other REITs or similar entities where that investment would be consistent with our investment policies and the REIT qualification requirements. However, we do not currently invest in securities of other issuers for the purpose of exercising control nor do we anticipate investing in other issuers for the purpose of acquiring any investments primarily for sale in the ordinary course of business or holding any investments with a view to making short-term profits from their sale.

Underwrite Securities of Other Issuers. We have no formal policy concerning our underwriting securities of other issuers other than that such transactions are reviewed and approved by our board of directors. We do not currently underwrite securities of other issues.

Securities in Exchange for Property. We have no formal policy concerning our offering of securities in exchange for property other than that such transactions are reviewed and approved by our board of directors. Management generally negotiates the terms of such transactions, but does not have the authority to approve such transactions. Subject to applicable law and the requirements for listed companies on the NYSE, our board of directors has the authority, without further stockholder approval, to issue additional authorized common shares and preferred shares or otherwise raise capital, including through the issuance of senior securities, in any manner and on the terms and for the consideration it deems appropriate, including in exchange for property. Existing stockholders will have no preemptive right to additional shares issued in any offering, and any offering might cause a dilution of investment. We have previously used limited partnership units of FelCor LP to acquire hotels. We have not offered securities in exchange for property during the past three years.

Repurchase or Reacquire Shares or Other Securities. We have no formal policy concerning our repurchase or re-acquisition of shares or other securities other than that such transactions are reviewed and approved by our board of directors. Management generally negotiates the terms of such transactions, but does not have the authority to approve such transactions. Under certain circumstances, our charter restricts our ability to repurchase or otherwise reacquire our shares, and any change to those provisions would require an amendment of our charter, which would be subject to stockholder approval under Maryland corporate law. The indenture governing our senior secured notes restricts our ability, under certain circumstances, to repurchase or otherwise reacquire our shares, and any change to those provisions would require an amendment of our indenture, which would be subject to trustee and noteholder consent.

Reporting Policy. We are subject to the information reporting requirements of the Exchange Act and the NYSE, as a consequence of which, we file periodic reports, proxy statements and other information, including audited financial statements, with the SEC and distribute our annual report and proxy statement to our stockholders.

Policies with respect to conflicts of interest

Our Code of Business Conduct and Ethics, or CBCE, covers conflicts of interest, generally, and applies to all of our officers, directors, and employees, but not directly to 10% or greater stockholders. Under the CBCE, conflicts of interest are prohibited as a matter of policy. If any officer, director, or employee becomes aware of any material transaction or relationship that reasonably could be expected to give rise to a conflict of interest, that person is required to report the transaction or relationship in writing to our president or general counsel. The CBCE also provides guidelines on what may constitute conflicts of interest and sets forth standards to be followed in common situations where potential conflicts of interest may arise.

Description of common stock

The description of our common stock set forth below describes certain general terms and provisions of the common stock. The following description of our common stock is a summary and is not intended to be complete. You also should review our charter and bylaws, copies of which are available from us upon request. See “Certain Provisions of the Maryland General Corporation Law and Our Charter and Bylaws” and “Where You Can Find More Information.”

General

Under our charter, we have the authority to issue up to 200,000,000 shares of common stock, par value $0.01 per share. Under Maryland law, stockholders generally are not responsible for the corporation’s debts or obligations. At March 31, 2010, we had outstanding 65,427,668 shares of common stock.

Terms

Subject to the preferential rights of any series of our preferred stock outstanding, the holders of our common stock are entitled to one vote per share on all matters voted on by stockholders, including in the election of directors. Our charter does not provide for cumulative voting in the election of directors. Except as otherwise required by law or provided in articles supplementary relating to preferred stock of any series, the holders of our common stock exclusively possess all voting power.

Subject to any preferential rights of any series of our preferred stock outstanding, the holders of our common stock are entitled to those dividends, if any, as may be declared from time to time by our board of directors from funds legally available therefor and, upon liquidation, are entitled to receive, pro rata, all assets of FelCor available for distribution to holders of shares of common stock. All shares of common stock, when issued, will be fully paid and nonassessable and will have no preemptive rights. FelCor may, however, enter into contracts with certain stockholders to grant those holders preemptive rights.

Restrictions on ownership and transfer

The shares of our common stock are subject to certain restrictions upon their ownership and transfer, which were adopted for the purpose of enabling FelCor to preserve its status as a REIT. For a description of these restrictions and the Maryland anti-takeover statutes, see “Certain Provisions of the Maryland General Corporation Law and Our Charter and Bylaws.”

Exchange listing

The common stock is listed on the NYSE under the symbol “FCH.”

Transfer agent

The transfer agent and registrar for the common stock is American Stock Transfer Company, New York, New York.

Description of preferred stock

General

Under our charter, we have the authority to issue up to 20,000,000 shares of preferred stock, par value $0.01 per share, of which 12,880,475 shares designated as the $1.95 Series A Cumulative Convertible Preferred Stock and 67,980 shares designated as the 8% Series C Cumulative Redeemable Preferred Stock were outstanding as of March 31, 2010. Accordingly, up to 7,051,545 additional shares of preferred stock may be issued from time to time, in one or more classes or series, as authorized by our board of directors and without any further vote or action by the stockholders, subject to the rights of the holders of the outstanding $1.95 Series A Cumulative Convertible Preferred Stock and 8% Series C Cumulative Redeemable Preferred Stock. See “—Description of Series A Preferred Stock” and “—Description of Series C Preferred Stock and Depositary Shares.” Subject to the limitations prescribed by Maryland law and our charter and bylaws, our board of directors is authorized to establish the number of shares constituting each series of preferred stock and to designate and issue, from time to time, one or more classes or series of preferred stock with the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption as may be fixed by our board of directors or duly authorized committee of our board of directors. Our board of directors could authorize the issuance of shares of preferred stock with terms and conditions that could have the effect of delaying or preventing a change of control or other transaction that holders of our common stock might believe to be in their best interests or in which holders of some, or a majority, of the shares of common stock might receive a premium for their shares over the then market price of those shares of common stock.

Description of Series A preferred stock

The following is a summary of the material terms and provisions of our $1.95 Series A Cumulative Convertible Preferred Stock, or the Series A preferred stock. This summary is not intended to be complete. Accordingly, you also should review the terms and provisions of our charter (including the articles supplementary to the charter setting forth the particular terms of the Series A preferred stock), and bylaws, copies of which are available from us upon request. See “Where You Can Find More Information.”

General

In April 1996, our board of directors adopted articles supplementary that classified and created a series of preferred stock originally consisting of 6,900,000 shares, which was subsequently reduced to 6,050,000 shares, designated $1.95 Series A Cumulative Convertible Preferred Stock. In March and August 2004, our board of directors adopted articles supplementary that classified an additional 4,600,000 shares and 2,300,000 shares, respectively, of Series A preferred stock thereby increasing the aggregate number of authorized shares of the Series A preferred stock to 12,950,000. As of March 31, 2010, we had 12,880,475 shares of Series A preferred stock outstanding.

The outstanding shares of Series A preferred stock are validly issued, fully paid and nonassessable. The holders of the Series A preferred stock have no preemptive rights with respect to any shares of our capital stock or any of our other securities convertible into, or carrying rights or options to purchase, any shares of our capital stock. The shares of Series A preferred stock are not subject to any sinking fund or other obligation of us to redeem or retire the Series A preferred stock. Unless converted or redeemed by us into common stock, the Series A preferred stock will have a perpetual term, with no maturity.

Ranking

The Series A preferred stock ranks pari passu with our outstanding Series C preferred stock (as described below), and senior to our common stock, with respect to the payment of dividends and amounts upon liquidation, dissolution or winding up.

While any shares of Series A preferred stock are outstanding, we may not authorize, create or increase the authorized amount of any class or series of stock that ranks senior to the Series A preferred stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up without the consent of the holders of two-thirds of the outstanding Series A preferred stock (voting as one class with any other class or series of parity stock). We, however, may create additional classes of stock, increase the authorized number of shares of preferred stock or issue series of preferred stock ranking junior to, or on a parity with, the Series A preferred stock with respect, in each case, to the payment of dividends and amounts upon liquidation, dissolution or winding up without the consent of any holder of Series A preferred stock.

Dividends

Holders of shares of Series A preferred stock are entitled to receive, when, as and if declared by our board of directors, out of funds legally available for payment, cash dividends for the corresponding period in an amount per share equal to the greater of $0.4875 per quarter (equivalent to $1.95 per annum) or the cash distributions declared or paid for the corresponding period (determined as of the record date for each of the respective quarterly dividend payment dates referred to below) on the number of shares of common stock, or portion thereof, into which a share of Series A preferred stock is then convertible. Dividends on the Series A preferred stock are payable quarterly in arrears on the last calendar day of January, April, July and October of each year. Each dividend is payable in arrears to holders of record as they appear on our stock records at the close of business on the record dates that are fixed by our board of directors so long as those dates do not exceed 60 days preceding the payment dates. Dividends are cumulative, whether or not in any dividend period there are funds legally available for the payment of the dividends and whether or not the dividends are authorized. Accumulations of dividends on the shares of Series A preferred stock do not bear interest. Dividends payable on the Series A preferred stock are computed on the basis of a 360-day year consisting of twelve 30-day months.

Except as provided in the next sentence, no dividend will be declared or paid, or set apart for payment, on any parity stock unless full cumulative dividends have been, or contemporaneously are, declared and paid, or set apart for payment, on the Series A preferred stock for all prior dividend periods and the then current dividend period. If accrued dividends on the Series A preferred stock and any parity stock for all prior dividend periods have not been paid in full, then any dividend declared on the Series A preferred stock and any parity stock for any dividend period will be declared ratably in proportion to accrued and unpaid dividends on the Series A preferred stock and any parity stock.

Unless full cumulative dividends then required to be paid on the Series A preferred stock and any parity stock have been, or contemporaneously are, declared and paid, or set apart for payment, we will not declare, pay or set apart funds for the payment of any dividend or other distribution with respect to any junior stock or redeem, purchase or otherwise acquire for consideration any junior stock, subject to certain exceptions as described in our charter. Notwithstanding the foregoing limitations, we may, at any time, acquire shares of our stock, without regard to rank, for the purpose of preserving our status as a REIT.

As used for these purposes,

•	the term “dividend” does not include dividends or distributions payable solely in shares of junior stock on junior stock, or in options, warrants or rights to holders of junior stock to subscribe for or purchase any junior stock;

•	the term “junior stock” means the common stock, and any other class or series of our stock now or hereafter issued and outstanding that ranks junior to the Series A preferred stock as to the payment of dividends or amounts upon the liquidation, dissolution or winding up of FelCor; and

•	the term “parity stock” means any other class or series of our stock now or hereafter issued and outstanding (including the Series C preferred stock) that ranks equally with the Series A preferred stock as to the payment of dividends and amounts upon the liquidation, dissolution or winding up of FelCor.

FelCor LP issued to us Series A preferred units in FelCor LP, the economic terms of which are substantially identical to the Series A preferred stock. FelCor LP is required to make all required distributions to us on the Series A preferred units that mirror our payment of dividends on the Series A preferred stock, including accrued and unpaid dividends upon redemption and the liquidation preference amount of the Series A preferred stock. These distributions have priority over any distribution of cash or assets to the holders of the common partnership units of FelCor LP or to the holders of any other interests in FelCor LP, except for distributions required in connection with any of our other shares ranking senior to, or on a parity with, the Series A preferred stock as to dividends or liquidation rights and except for distributions required to enable us to maintain our qualification as a REIT.

The indenture under which our senior secured notes are issued includes covenants that restrict our ability to declare and pay dividends. In general, the indenture contains exceptions to the limitations to allow FelCor LP to make distributions necessary to allow us to maintain our status as a REIT. We are currently below the minimum thresholds set forth in the indenture for which discretionary cash distributions are permitted, and as a result, we are unable to distribute the full amount of dividends accruing under our outstanding preferred stock.

Optional redemption

Shares of Series A preferred stock are redeemable, in whole or in part, at our option, for either:

•	the number of shares of common stock that are issuable at a conversion rate of 0.7752 shares of common stock for each share of Series A preferred stock, subject to adjustment in certain circumstances; or

•	cash in an amount per share equal to the aggregate market value (determined as of the date of the notice of redemption) of such number of shares of common stock that are issuable at a conversion rate of 0.7752 shares of common stock for each share of Series A preferred stock, subject to adjustment in certain circumstances.

We may not exercise this redemption option, however, unless for 20 trading days within any period of 30 consecutive trading days, including the last trading day of that period, the closing price of the common stock on the NYSE equals or exceeds the conversion price per share, currently $32.25, subject to adjustment in certain circumstances. In order to exercise our redemption option, we must issue a press release announcing the redemption prior to the opening of business on the second trading day after the conditions in the preceding sentences have been met.

Notice of redemption will be given by mail or by publication in The Wall Street Journal or The New York Times or, if neither is then being published, in any other daily newspaper of national circulation (with subsequent prompt notice by mail) to the holders of the Series A preferred stock not more than four business days after we issue the press release. No failure to give notice or any defect therein or in the mailing thereof will affect the sufficiency of the notice or the validity of the proceedings for the redemption of any Series A preferred stock, except as to the holder to whom notice was defective or not given. The redemption date will be a date selected by us not less than 30 nor more than 60 days after the date on which we issue the press release announcing our intention to redeem the Series A preferred stock. If fewer than all of the shares of Series A preferred stock are to be redeemed, the shares shall be selected by lot or pro rata or in some other equitable manner determined by us.

On the redemption date, we must pay on each share of Series A preferred stock to be redeemed any accrued and unpaid dividends, in arrears, for any full dividend period ending on or prior to the redemption date. In the case of a redemption date falling after a dividend payment record date and prior to the related payment date, the holders of the Series A preferred stock at the close of business on that record date will be entitled to receive the dividend payable on those shares on the corresponding dividend payment date, notwithstanding the redemption of their shares prior to the dividend payment date. Except as provided for in the preceding sentence, no payment or allowance will be made for accrued dividends on any shares of Series A preferred stock called for redemption or on the shares of common stock issuable upon that redemption.

Unless full cumulative dividends then required to be paid on the Series A preferred stock and any parity stock have been, or contemporaneously are, declared and paid, or declared and a sum sufficient for the payment thereof set apart for payment, the Series A preferred stock may not be redeemed in whole or in part, and we may not, except as set forth in the following sentence, redeem, purchase or otherwise acquire for consideration any shares of Series A preferred stock, otherwise than pursuant to a purchase or exchange offer made on the same terms to all holders of shares of Series A preferred stock. Notwithstanding the foregoing limitations, we may, at any time, acquire shares of our stock, without regard to rank, for the purpose of preserving our status as a REIT.

On and after the date fixed for redemption, provided that we have made available at the office of the registrar and transfer agent a sufficient number of shares of common stock or a sufficient amount of cash to effect the redemption, dividends will cease to accrue on the Series A preferred stock called for redemption, those shares shall no longer be deemed to be outstanding and all rights of the holders of those shares of Series A preferred stock shall cease, except for the right to receive the shares of common stock or any cash payable upon redemption, without interest from the date of redemption, and except that, in the case of a redemption date after a dividend payment record date and prior to the related dividend payment date, holders of Series A preferred stock on the dividend payment record date will be entitled on the dividend payment date to receive the dividend payable on those shares. At the close of business on the redemption date, each holder of Series A preferred stock (unless we default in the delivery of the shares of common stock or cash) will be, without any further action, deemed a holder of the number of shares of common stock for which the Series A preferred stock is redeemable, or be entitled to receive the cash amount applicable to those shares.

Fractional shares of common stock will not be issued upon redemption of the Series A preferred stock, but, in lieu thereof, we will pay a cash adjustment based on the current market price of the common stock on the day prior to the redemption date.

Liquidation preference

The holders of shares of Series A preferred stock are entitled to receive, in the event of any liquidation, dissolution or winding up of FelCor, whether voluntary or involuntary, a liquidation preference (the “Series A Liquidation Preference”) of $25 per share of Series A preferred stock, plus an amount per share of Series A preferred stock equal to all accrued and unpaid dividends, whether or not earned or declared, to the date of final distribution to such holders and will not be entitled to any other payment.

Until the holders of the Series A preferred stock have been paid the Series A Liquidation Preference in full, no payment will be made to any holder of junior stock upon the liquidation, dissolution or winding up of FelCor. If, upon any liquidation, dissolution or winding up of FelCor, the assets of FelCor or proceeds thereof distributable among the holders of the shares of Series A preferred stock and any parity stock are insufficient to pay in full the Series A Liquidation Preference and the liquidation preference applicable to any parity stock, then those assets will be distributed among the holders of shares of Series A preferred stock and any parity stock, ratably, in accordance with the respective amounts that would be payable on those shares if all amounts payable on those shares were to be paid in full. Neither a consolidation or merger of us with another corporation, a statutory share exchange by us, nor a sale or transfer of all or substantially all of our assets will be considered a liquidation, dissolution or winding up, voluntary or involuntary, of us.

Voting rights

If six quarterly dividends, whether or not consecutive, payable on the Series A preferred stock, or any parity stock, are in arrears, whether or not earned or declared, the number of directors then constituting our board of directors will be increased by two, and the holders of shares of Series A preferred stock and any other parity stock, voting together as a single class, which are referred to as the voting preferred shares, will have the right to elect two additional directors to serve on our board of directors. This voting right will be applicable to any annual meeting or special meeting of stockholders, or a properly called special meeting of the holders of the voting preferred shares, until all the delinquent dividends, together with the dividends for the current quarterly period, on the voting preferred shares have been paid or declared and set aside for payment.

The approval of two-thirds of the outstanding shares of Series A preferred stock and any parity stock similarly affected, voting together as a single class, is required in order to:

•	amend our charter to affect materially and adversely the rights, preferences or voting power of the holders of the Series A preferred stock and the parity stock; or

•	amend our charter to authorize, reclassify, create or increase the authorized amount of any class of stock having rights senior to the Series A preferred stock with respect to the payment of dividends or amounts upon the liquidation, dissolution or winding up of FelCor.

We may, however, increase the authorized number of shares of preferred stock and may create additional classes of parity stock and junior stock, increase the authorized number of shares of parity stock and junior stock and issue additional series of parity stock and junior stock, all without the consent of any holder of Series A preferred stock.

Except as required by law, the holders of Series A preferred stock will not be entitled to vote on any merger or consolidation involving us or a sale, lease or transfer of all or substantially all of our assets. See “Conversion Price Adjustments” below.

Conversion rights

Shares of Series A preferred stock are convertible, in whole or in part, at any time, at the option of the holders, into a number of shares of common stock obtained by dividing the aggregate liquidation preference (equal to $25.00 per share of Series A preferred stock), excluding any accrued but unpaid dividends, by a conversion price of $32.25 per share of common stock (equivalent to a conversion rate of 0.7752 shares of common stock for each share of Series A preferred stock), subject to adjustment as described below (“Conversion Price Adjustments”). The right to convert shares of Series A preferred stock called for redemption will terminate at the close of business on the redemption date. For information as to notices of redemption, see “Optional Redemption” above.

Conversion of shares of Series A preferred stock, or a specified portion thereof, may be effected by delivering a certificate or certificates evidencing these shares, together with written notice of conversion and a proper assignment of the certificate or certificates to us or in blank, to the office or agency to be maintained by us for that purpose. That office is currently the principal corporate trust office of American Stock Transfer Company located in New York, New York.

Each conversion will be deemed to have been effected immediately prior to the close of business on the date on which the certificates for shares of Series A preferred stock shall have been surrendered and notice shall have been received by us as aforesaid (and if applicable, payment of an amount equal to the dividend payable on those shares shall have been received by us as described below), and the conversion shall be at the conversion price in effect at that time and date.

Holders of shares of Series A preferred stock at the close of business on a dividend payment record date will be entitled to receive the dividend payable on those shares on the corresponding dividend payment date, notwithstanding the conversion of those shares following the dividend payment record date and prior to the dividend payment date. Shares of Series A preferred stock surrendered for conversion during the period between the close of business on any dividend payment record date and the opening of business on the corresponding dividend payment date (except shares converted after the issuance by us of a notice of redemption providing for a redemption date during that period, which shares will be entitled to the dividend), however, must be accompanied by payment of an amount equal to the dividend payable on those shares on the dividend payment date. A holder of shares of Series A preferred stock on a dividend payment record date who (or whose transferee) tenders any shares for conversion into shares of common stock on a dividend payment date will receive the dividend payable by us on those shares of Series A preferred stock on that date, and the converting holder need not include payment of the amount of the dividend upon surrender of shares of Series A preferred stock for conversion. Except as provided above, we will make no payment or allowance for unpaid dividends, whether or not in arrears, on converted shares or for dividends on the shares of common stock issued upon conversion.

Fractional shares of common stock will not be issued upon conversion, but, in lieu thereof, we will pay a cash adjustment based on the current market price of the common stock on the day prior to the conversion date.

Conversion price adjustments

The conversion price is subject to adjustment upon certain events, including:

•	dividends (and other distributions) payable in shares of our common stock;

•	the issuance to all holders of our common stock of certain rights, options or warrants entitling them to subscribe for or purchase common stock at a price per share less than the fair market value per share of common stock;

•	subdivisions, combinations and reclassifications of our common stock; and

•	distributions to all holders of our common stock of shares of capital stock (other than common stock) or evidences of our indebtedness or assets (including securities, but excluding those dividends, rights, warrants and distributions referred to above for which an adjustment previously has been made and excluding permitted common stock cash distributions, as described below).

As used for these purposes, “permitted common stock cash distributions” means cash dividends and distributions paid with respect to the common stock after December 31, 1995, not in excess of the sum of our cumulative undistributed net earnings at December 31, 1995, plus the cumulative amount of funds from operations, as determined by our board of directors on a basis consistent with our financial reporting practices, after December 31, 1995, minus the cumulative amount of dividends accrued or paid on the Series A preferred stock or any other class of preferred stock after January 1, 1996.

In addition to the foregoing adjustments, we will be permitted to make such reductions in the conversion price as we consider to be advisable in order that any event treated for federal income tax purposes as a dividend of stock or stock rights will not be taxable to the holders of the common stock, or, if that is not possible, to diminish any income taxes that are otherwise payable because of such event.

In case we shall be a party to any transaction (including, without limitation, a merger, consolidation, statutory share exchange, tender offer for all or substantially all of the shares of common stock or sale of all or substantially all of our assets), in each case as a result of which shares of common stock will be converted into the right to receive stock, securities or other property (including cash or any combination thereof), each share of Series A preferred stock, if convertible after the consummation of the transaction, will thereafter be convertible into the kind and amount of shares of stock and other securities and property receivable (including cash or any combination thereof) upon the consummation of such transaction by a holder of that number of shares, or fraction thereof, of common stock into which one share of Series A preferred stock was convertible immediately prior to such transaction (assuming that a holder of common stock failed to exercise any rights of election and received per share the kind and amount received per share by a plurality of non-electing shares). We may not become a party to any of these transactions unless the terms thereof are consistent with the foregoing.

No adjustment of the conversion price will be required to be made in any case until cumulative adjustments amount to one percent or more of the conversion price. Any adjustments not so required to be made will be carried forward and taken into account in subsequent adjustments.

Exchange listing

The Series A preferred stock is listed on the NYSE under the symbol “FCHPRA.”

Transfer agent

The transfer agent and registrar for the Series A preferred stock is American Stock Transfer Company, New York, New York.

Description of Series C preferred stock and depositary shares

The following is a summary of the material terms and provisions of our 8% Series C Cumulative Redeemable Preferred Stock, or the Series C preferred stock. This summary is not intended to be complete. Accordingly, you also should review the terms and provisions of our charter (including the articles supplementary to the charter setting forth the particular terms of the Series C preferred stock), and bylaws, copies of which are available from us upon request. See “Where You Can Find More Information.”

General

In March 2005, our board of directors adopted articles supplementary that classified and created a series of preferred stock consisting of 54,000 shares, designated 8% Series C Cumulative Redeemable Preferred Stock. In August 2005, our board of directors adopted articles supplementary that classified an additional 13,980 shares of Series C preferred stock thereby increasing the aggregate number of authorized shares of the Series C preferred stock to 67,980. At March 31, 2010, we had outstanding 67,980 shares of Series C preferred stock represented by 6,798,000 depositary shares.

The outstanding shares of Series C preferred stock are validly issued, fully paid and nonassessable. The holders of the Series C preferred stock have no preemptive rights with respect to any shares of our capital stock or any of our other securities convertible into, or carrying rights or options to purchase, any shares of our capital stock. The shares of Series C preferred stock are not subject to any sinking fund or other obligation of us to redeem or retire the Series C preferred stock. Unless converted or redeemed by us into common stock, the Series C preferred stock will have a perpetual term, with no maturity.

Each depositary share represents a 1/100 fractional interest in a share of Series C preferred stock. The shares of Series C preferred stock are deposited with American Stock Transfer Company, or the Series C Preferred Stock Depositary, under a Deposit Agreement, or the Depositary Agreement, among FelCor, the Series C Preferred Stock Depositary and the holders from time to time of the depositary receipts issued by the Series C Preferred Stock Depositary under the Depositary Agreement. The depositary receipts evidence the depositary shares. Subject to the terms of the Depositary Agreement, each holder of a depositary receipt evidencing a depositary share is entitled to all the rights and preferences of a 1/100 fractional interest in a share of Series C preferred stock (including dividend, voting, redemption and liquidation rights and preferences).

Ranking

The Series C preferred stock ranks pari passu with our outstanding Series A preferred stock (as described above) and senior to our common stock with respect to the payment of dividends and amounts upon liquidation, dissolution or winding up.

While any shares of Series C preferred stock are outstanding, we may not authorize, create or increase the authorized amount of any class or series of stock that ranks senior to the Series C preferred stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up without the consent of the holders of two-thirds of the outstanding shares of Series C preferred stock. We, however, may create additional classes of stock, increase the authorized number of shares of preferred stock or issue series of preferred stock ranking junior to, or on a parity with, the Series C preferred stock with respect, in each case, to the payment of dividends and amounts upon liquidation, dissolution and winding up without the consent of any holder of Series C preferred stock.

Dividends

Holders of the Series C preferred stock are entitled to receive, when, as and if declared by our board of directors, out of funds legally available for payment, cash distributions declared or paid for the corresponding period payable at the rate of 8% of the liquidation preference per year (equivalent to $2.00 per year per depositary share). Dividends on the Series C preferred stock are payable quarterly in arrears on the last calendar day of January, April, July and October (or, if not a business day, on the next succeeding business day) of each year (and, in the case of any accrued but unpaid dividends, at such additional times and for such interim periods, if any, as determined by our board of directors). Each dividend is payable to holders of record as they appear on our stock records at the close of business on the record dates, not exceeding 60 days preceding the payment dates thereof, as shall be fixed by our board of directors. Dividends will be cumulative, whether or not in any dividend period or periods FelCor shall have funds legally available for the payment of dividends and whether or not such dividends are authorized. Accumulations of dividends on the Series C preferred stock do not bear interest. Dividends payable on the Series C preferred stock are computed on the basis of a 360-day year consisting of twelve 30-day months.

Except as provided in the next sentence, no dividend will be declared or paid, or set apart for payment, on any parity stock unless full cumulative dividends have been, or contemporaneously are, declared and paid, or set apart for payment, on the Series C preferred stock for all prior dividend periods and the then current dividend period. If accrued dividends on the Series C preferred stock and any parity stock for all prior dividend periods have not been paid in full, then any dividend declared on the Series C preferred stock and any parity stock for any dividend period will be declared ratably in proportion to accrued and unpaid dividends on the Series C preferred stock and any parity stock.

Unless full cumulative dividends then required to be paid on the Series C preferred stock and any parity stock have been, or contemporaneously are, declared and paid, or declared and a sum sufficient for the payment thereof is set apart for payment, we will not declare, pay or set apart funds for the payment of any dividend or other distribution with respect to any junior stock or, except as set forth in the following sentence, redeem, purchase or otherwise acquire for consideration any junior stock (subject to certain exceptions as described in our charter), through a sinking fund or otherwise. Notwithstanding the foregoing limitations, we may, at any time, acquire shares of our stock, without regard to rank, for the purpose of preserving our status as a REIT.

As used for these purposes,

•	the term “dividend” does not include dividends or distributions payable solely in shares of junior stock on junior stock, or in options, warrants or rights to holders of junior stock to subscribe for or purchase any junior stock;

•	the term “junior stock” means the common stock, and any other class or series of our capital stock now or hereafter issued and outstanding that ranks junior to the Series C preferred stock as to the payment of dividends or amounts upon the liquidation, dissolution or winding up of FelCor; and

•	the term “parity stock” means any other class or series of our capital stock now or hereafter issued and outstanding (including the Series A preferred stock) that ranks equally with the Series C preferred stock as to the payment of dividends and amounts upon the liquidation, dissolution or winding up of FelCor.

FelCor LP issued to us Series E preferred units in FelCor LP, the economic terms of which are substantially identical to the Series C preferred stock. FelCor LP is required to make all required distributions on the Series E preferred units (which will mirror the payments of dividends, including accrued and unpaid dividends upon redemption, and of the liquidation preference amount of the Series C preferred stock) prior to any distribution of cash or assets to the holders of the common units or to the holders of any other interests in FelCor LP, except for any other series of preference units ranking on a parity with the Series E preferred units as to distributions or liquidation rights and except for distributions required to enable us to maintain our qualification as a REIT.

The indenture under which our senior secured notes are issued includes covenants that restrict our ability to declare and pay dividends. In general, the indenture contains exceptions to the limitations to allow FelCor LP to make distributions necessary to allow us to maintain our status as a REIT. We are currently below the minimum thresholds set forth in the indenture for which discretionary cash distributions are permitted, and as a result, we are unable to distribute the full amount of distributions accruing under our outstanding preferred stock.

Optional redemption

At our option, upon not less than 30 nor more than 60 days prior written notice, we may redeem the Series C preferred stock (and the Series C Preferred Stock Depositary will redeem a number of depositary shares representing the shares of Series C preferred stock so redeemed upon not less than 30 days prior written notice to the holders thereof), in whole or in part, at any time or from time to time, at a redemption price of $2,500 per share (equivalent to $25 per depositary share), plus all accrued and unpaid distributions thereon, if any, to the date fixed for redemption without interest, to the extent we have funds legally available therefor. The redemption price of the Series C preferred stock may be paid from any source. Holders of depositary receipts evidencing depositary shares to be redeemed shall surrender such depositary receipts at the place designated in the notice and shall be entitled to the redemption price and any accrued and unpaid distributions payable upon redemption following the surrender. If notice of redemption of any depositary shares has been given and if the funds necessary for such redemption have been set aside by us in trust for the benefit of the holders of any depositary shares so called for redemption, then from and after the redemption date, distributions will cease to accrue on those depositary shares, those depositary shares will no longer be deemed outstanding and all rights of the holders of those shares will terminate, except the right to receive the redemption price. If fewer than all of the outstanding depositary shares are to be redeemed, the depositary shares to be redeemed will be selected pro rata (as nearly as may be practicable without creating fractional depositary shares) or by any other equitable method determined by us.

Notice of redemption will be given by mail or by publication (with subsequent prompt notice by mail) in The Wall Street Journal or The New York Times or, if neither is then being published, in any other daily newspaper of national circulation, to the holders of the Series C preferred stock not less than 30 days nor more than 60 days prior to the redemption date. A similar notice furnished by us will be mailed by the Series C Preferred Stock Depositary, by first class mail, postage prepaid, not less than 30 nor more than 60 days prior to the redemption date, addressed to the respective holders of record of the depositary receipts evidencing the depositary shares to be redeemed at their respective addresses as they appear on the share transfer records of the Series C Preferred Stock Depositary. No failure to give notice or any defect therein or in the mailing thereof will affect the sufficiency of the notice or the validity of the proceedings for the redemption of any shares of Series C preferred stock or depositary shares, except as to the holder to whom notice was defective or not given. Each notice will state:

•	the redemption date;

•	the redemption price;

•	the number of shares of Series C preferred stock to be redeemed (and the corresponding number of depositary shares) from that holder;

•	the place or places where the depositary receipts evidencing the depositary shares are to be surrendered for payment of the redemption price; and

•	that dividends on the shares to be redeemed will cease to accrue on the redemption date.

Unless full cumulative dividends then required to be paid on the Series C preferred stock and any parity stock have been, or contemporaneously are, declared and paid, or declared and a sum sufficient for the payment thereof set apart for payment, the Series C preferred stock may not be redeemed in part and we may not, except as set forth in the following sentence, purchase or otherwise acquire for value any shares of Series C preferred stock, otherwise than pursuant to a purchase or exchange offer made on the same terms to all holders of shares of Series C preferred stock. Notwithstanding the foregoing limitations, we may, at any time, acquire shares of our shares of stock, without regard to rank, for the purpose of preserving our status as a REIT.

Liquidation preference

The holders of shares of Series C preferred stock are entitled to receive in the event of the liquidation, dissolution or winding up of FelCor, whether voluntary or involuntary, a liquidation preference (the “Series C Liquidation Preference”) $2,500 per share of Series C preferred stock (equivalent to $25 per depositary share), plus an amount per share of Series C preferred stock equal to all dividends (whether or not earned or declared) accrued and unpaid thereon to the date of final distribution to such holders and shall not be entitled to any further payment.

Until the holders of the Series C preferred stock have been paid the Series C Liquidation Preference in full, no payment will be made to any holder of junior stock upon the liquidation, dissolution or winding up of FelCor. If, upon the liquidation, dissolution or winding up of FelCor, the assets of FelCor, or proceeds thereof, distributable among the holders of the shares of Series C preferred stock and any parity stock are insufficient to pay in full the Series C Liquidation Preference and the liquidation preference applicable with respect to any parity stock, then such assets, or the proceeds thereof, will be distributed among the holders of shares of Series C preferred stock and any parity stock, ratably, in accordance with the respective amounts that would be payable on the shares of Series C preferred stock and any parity stock if all amounts payable thereon were to be paid in full. Neither a consolidation or merger of us with another corporation, a statutory share exchange by us, nor a sale, lease or transfer of all or substantially all of our assets will be considered a liquidation, dissolution or winding up, voluntary or involuntary, of us.

Voting rights

In any matter in which the Series C preferred stock is entitled to vote (as expressly described herein or as may be required by law), including any action by written consent, each share of Series C preferred stock shall be entitled to 100 votes, each of which 100 votes may be directed separately by the holder thereof (or by any proxy or proxies of such holder). With respect to each share of Series C preferred stock, the holder thereof may designate up to 100 proxies, with each such proxy having the right to vote a whole number of votes (totaling 100 votes per share of Series C preferred stock). As a result, each depositary share will be entitled to one vote.

If six quarterly dividends (whether or not consecutive) payable on the Series C preferred stock or any parity stock are in arrears, whether or not earned or declared, the number of directors then constituting our board of directors will be increased by two and the holders of the depositary shares representing the Series C preferred stock and any other parity stock, voting together as a single class, identified as voting preferred shares, will have the right to elect two additional directors to serve on our board of directors at an annual meeting of stockholders or a special meeting held in place thereof, or at a special meeting of the holders of the voting preferred shares, until all delinquent dividends, together with the dividends for the current quarterly period, on the voting preferred shares have been paid or declared or set aside for payment.

The approval of two-thirds of the outstanding depositary shares representing the Series C preferred stock and any parity stock similarly affected, voting together as a single class, is required in order to:

•	amend our charter, whether by way of merger, consolidation or otherwise, to affect materially and adversely the rights, preferences or voting power of the holders of the Series C preferred stock and any parity stock,

•	enter into a share exchange that affects the Series C preferred stock, consolidate with or merge into another entity, or permit another entity to consolidate with or merge into us, unless in each such case, each share of Series C preferred stock remains outstanding without a material and adverse change to its terms and rights or is converted into, or exchanged for, a share of preferred stock of the surviving entity having preferences, rights, voting powers, restrictions, limitations as to distributions, qualifications and terms and conditions of redemption identical to those of a share of Series C preferred stock (except for changes that do not materially and adversely affect the holders of the Series C preferred stock); or

•	amend our charter to authorize, reclassify, create or increase the authorized amount of any class of stock having rights senior to the Series C preferred stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up of FelCor.

We may, however, increase the authorized number of shares of preferred stock and may create additional classes of parity stock and junior stock, increase the authorized number of shares of parity stock and junior stock and issue additional series of parity stock and junior stock, all without the consent of any holder of Series C preferred stock.

Conversion rights

Shares of Series C preferred stock are not convertible into, or exchangeable for, any other property or securities of us.

Exchange listing

The depositary shares representing the Series C preferred stock are listed on the NYSE under the symbol “FCHPRC.”

Transfer agent

The transfer agent and registrar for the depositary shares representing the Series C preferred stock is American Stock Transfer Company, New York, New York.

Certain provisions of the Maryland General
Corporation Law and our charter and bylaws

Charter and bylaw provisions

Restrictions on ownership and transfer

For us to qualify as a REIT under U.S. federal income tax laws, we must meet certain requirements concerning the ownership of our outstanding stock. Specifically, not more than 50% in value of our outstanding stock may be owned, actually and constructively under the applicable attribution provisions of U.S. federal income tax laws, by five or fewer individuals (as defined to include certain entities) during the last half of a taxable year, or the 5/50 Rule, and we must be beneficially owned by 100 or more persons during at least 335 days of a taxable year or during a proportionate part of a shorter taxable year. See “Certain United States Federal Income Tax Consequences—Requirements for Qualification.” For the purpose of preserving our REIT qualification, our charter contains certain provisions that restrict the ownership and transfer of our stock under certain circumstances, or the Ownership Limitation Provisions.

The Ownership Limitation Provisions provide that, subject to certain exceptions specified in our charter, no person may own, or be deemed to own by virtue of the applicable attribution provisions of the Code, more than 9.9% of the outstanding shares of any class of our stock, or the Ownership Limit. Our board of directors may, but in no event will be required to, waive the Ownership Limit if it determines that such ownership will not jeopardize our status as a REIT. As a condition of such waiver, the board of directors may require opinions of counsel satisfactory to it and/or undertakings or representations from the applicant with respect to preserving our REIT status. The board of directors has waived the Ownership Limit, subject to certain conditions, for certain parties. In determining that it is appropriate to provide such waivers of the Ownership Limit, the board of directors has consulted with counsel, has obtained, or will obtain, appropriate undertakings or representations and has imposed, or will impose, appropriate conditions with respect to such waivers to assure that the 5/50 Rule will not be violated. The Ownership Limitation Provisions will not apply if the board of directors and the holders of 66 2/3% of the outstanding shares of stock entitled to vote on such matter determine that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT.

Any purported transfer of our stock, and any other event that would otherwise result in any person or entity violating the Ownership Limit, will be void and of no force or effect as to that number of shares in excess of the Ownership Limit, and the purported transferee, or Prohibited Transferee, shall acquire no right or interest (or, in the case of any event other than a purported transfer, the person or entity, or Prohibited Owner, holding record title to any such shares in excess of the Ownership Limit, or the Excess Shares, shall cease to own any right or interest) in the Excess Shares. In addition, if any purported transfer of our stock or any other event otherwise would cause us to become “closely held” under the Code or otherwise fail to qualify as a REIT under the Code (other than as a result of a violation of the requirement that a REIT have at least 100 stockholders) then any such purported transfer will be void and of no force or effect as to that number of shares in excess of the number that could have been transferred without such result, and the Prohibited Transferee shall acquire no right or interest (or, in the case of any event other than a transfer, the Prohibited Owner shall cease to own any right or interest) in such Excess Shares. Also, if any purported transfer of our capital stock or any other event would otherwise cause us to violate the 5/50 Rule or to own, or be deemed to own by virtue of the applicable attribution provisions of the Code, 10% or more of the ownership interests in any entity that leases any hotels or in any sublessee, other than a TRS, then any such purported transfer will be void and of no force or effect as to that number of shares in excess of the number that could have been transferred without such result, and the Prohibited Transferee shall acquire no right or interest (or, in the case of any event other than a transfer, the Prohibited Owner shall cease to own any right or interest) in such Excess Shares.

Any such Excess Shares will be transferred automatically, by operation of law, to a trust, the beneficiary of which will be a qualified charitable organization selected by us, or the Beneficiary. The trustee of the trust, who shall be designated by us and be unaffiliated with us and any Prohibited Owner, will be empowered to sell such Excess Shares to a qualified person or entity and distribute to a Prohibited Transferee an amount equal to the lesser of the price paid by the Prohibited Transferee for such Excess Shares or the sales proceeds received by the trust for such Excess Shares. In the case of any Excess Shares resulting from any event other than a transfer, or from a transfer for no consideration, the trustee will be empowered to sell such Excess Shares to a qualified person or entity and distribute to the Prohibited Owner an amount equal to the lesser of the fair market value of such Excess Shares on the date of such event or the sales proceeds received by the trust for such Excess Shares. Prior to a sale of any such aggregate fractional shares by the trust, the trustee will be entitled to receive, in trust for the benefit of the Beneficiary, all dividends and other distributions paid by us with respect to such Excess Shares, and also will be entitled to exercise all voting rights with respect to the Excess Shares.

Any purported transfer of our stock that would otherwise cause us to be beneficially owned by fewer than 100 persons will be null and void in its entirety, and the intended transferee will acquire no rights in such stock.

All certificates representing shares of stock will bear a legend referring to the restrictions described above.

Every owner of more than 5% (or such lower percentage as may be required under U.S. federal income tax laws) of the outstanding shares of our stock must file a written notice with us containing the information specified in our charter no later than January 30 of each year. In addition, each stockholder shall, upon demand, be required to disclose to us in writing such information as we may request in order to determine the effect, if any, of such stockholder’s actual and constructive ownership on our status as a REIT and to ensure compliance with the Ownership Limit.

The Ownership Limitation Provisions may have the effect of precluding an acquisition of control of us without approval of our board of directors.

Staggered board of directors

Our charter provides that our board of directors is divided into three classes of directors, each class constituting approximately one-third of the total number of directors and with the classes serving staggered three-year terms. The classification of directors will have the effect of making it more difficult for stockholders to change the composition of our board of directors. We believe, however, that the longer time required to elect a majority of our board of directors will help to ensure continuity and stability of our management and policies.

The classification provisions could also have the effect of discouraging a third party from accumulating large blocks of our stock or attempting to obtain control of us, even though such an attempt might be beneficial to us and our stockholders. Accordingly, stockholders could be deprived of certain opportunities to sell their securities at a higher price than might otherwise be the case.

Number of directors; removal; filling vacancies

Our charter and bylaws provide that, subject to any rights of holders of shares of preferred stock to elect additional directors under specified circumstances, the number of directors will consist of not less than three nor more than nine persons, subject to increase or decrease by the affirmative vote of 80% of the members of the entire board of directors, provided, however, that in no event shall the number of directors be less than the minimum required by the Maryland General Corporation Law. At all times a majority of the directors shall be Independent Directors, as defined by our charter, except that upon the death, removal or resignation of an Independent Director, such requirement shall not be applicable for 60 days. As of October 31, 2008, in accordance with the bylaws, the number of directors was fixed at ten directors, eight of whom are Independent Directors. The holders of shares of common stock shall be entitled to vote on the election or removal of directors, with each share entitled to one vote. Our charter provides that, subject to any rights of holders of shares of preferred stock any vacancies may be filled by the affirmative vote of a majority of the remaining directors, even if less than a quorum. Any director so elected may qualify as an Independent Director only if he has received the affirmative vote of at least a majority of the remaining Independent Directors, if any. Accordingly, our board of directors could temporarily prevent any holder of shares of common stock from enlarging our board of directors and filling the new directorships with such stockholder’s own nominees. In accordance with Maryland law, any director so elected by our board of directors shall serve until the next annual meeting of our stockholders, even if the term of the class to which the director was elected does not expire at that annual meeting of stockholders.

Any director or the entire board may be removed with cause by the vote of the holders of a majority of the outstanding shares of common stock at a special meeting of the stockholders called for the purpose of removing him or them.

Additionally, our charter and Maryland law provide that if stockholders of any class of our capital stock are entitled separately to elect one or more directors, such directors may not be removed except by the affirmative vote of a majority of all of the shares of such class or series entitled to vote for such directors.

Limitation of liability

Our charter provides that, to the maximum extent that Maryland law in effect from time to time permits limitation of liability of directors and officers, none of our directors or officers shall be liable to us or our stockholders for money damages. Under Maryland law, the effect of our charter provision will be that our directors and officers will not be liable to us or our stockholders for money damages, except to the extent of an improper benefit actually received by them or a finding of active and deliberate dishonesty on their part.

Indemnification of directors and officers

Our charter and bylaws require us to indemnify our directors, officers, employees and agents to the fullest extent permitted from time to time by Maryland law. Maryland law permits a corporation to indemnify its directors, officers, employees and agents against judgments, penalties, fines, settlements and reasonable expenses (including attorneys’ fees) actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service to, or at the request of, the corporation, unless it is established that:

•	the act or omission of the indemnified party was material to the matter giving rise to the proceeding and the act or omission was committed in bad faith or was the result of active and deliberate dishonesty; or

•	the indemnified party actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the indemnified party had reasonable cause to believe that the act or omission was unlawful.

Indemnification is mandatory if the indemnified party has been successful on the merits or otherwise in the defense of any proceeding unless such indemnification is not otherwise permitted as provided in the preceding sentence. In addition to the foregoing, a court of competent jurisdiction, under certain circumstances, may order indemnification if it determines that the indemnified party is fairly and reasonably entitled to indemnification in view of all the relevant circumstances. An indemnified party may not be indemnified if the proceeding was an action by or in the right of the Company and the indemnified party was adjudged to be liable to the Company, or the indemnified party was adjudged to be liable on the basis that he received an improper personal benefit.

Reasonable expenses incurred by an indemnified party may be paid or reimbursed by the Company in advance of the final disposition of the proceeding if the indemnified provides the Company with a written affirmation of the indemnified party’s good faith belief that the requisite standard of conduct has been met and that the expenses will be repaid if it is ultimately determined that the standard of conduct has not been met.

Our board of directors approved a form of indemnification agreement for our officers and directors. The rights of an indemnitee under that indemnification agreement complement any rights such an indemnitee may already have under our charter or bylaws, under Maryland law or otherwise. This indemnification agreement requires us to indemnify and advance expenses and costs incurred by an indemnitee in connection with any claims, suits or proceedings arising as a result of the indemnitee’s service as our officer or director.

Amendment

Subject to the rights of any shares of preferred stock outstanding from time to time (including the rights of the Series A preferred stock and the Series C preferred stock), our charter may be amended by the affirmative vote of the holders of a majority of the outstanding shares of stock entitled to vote on the matter after the directors have adopted a resolution approving the amendment and submitted the amendment to the stockholders at either an annual or special meeting for approval by the stockholders; provided, that our charter provision providing for the classification of our board of directors into three classes may not be amended, altered, changed or repealed without the affirmative vote of at least 80% of the members of our board of directors and the affirmative vote of holders of 75% of the outstanding shares of capital stock entitled to vote on that matter. The provisions relating to restrictions on transfer, designation of shares-in-trust, shares-in-trust and ownership of the lessee may not be amended, altered, changed or repealed without the affirmative vote of a majority of the members of our board of directors and approved by an affirmative vote of the holders of not less than 66 2/3% of the outstanding shares of our stock entitled to vote on that matter. Similarly, we may not take any action to cause us not to qualify as a REIT or to revoke our election to be taxed as a REIT without the affirmative vote of the holders of not less than 66 2/3% of the outstanding shares of our stock entitled to vote on the matter.

Operations

We generally are prohibited from engaging in certain activities, including acquiring or holding property or engaging in any activity that would cause us to fail to qualify as a REIT.

Maryland anti-takeover statutes

Under the Maryland General Corporation Law, the MGCL, certain “business combinations” (including a merger, consolidation, share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and (i) any person who beneficially owns 10% or more of the voting power of the outstanding voting stock of the corporation, (ii) an affiliate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding stock of the corporation, or an Interested Stockholder, or (iii) an affiliate thereof are prohibited for five years after the most recent date on which the Interested Stockholder became an Interested Stockholder. Thereafter, any “business combination” must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least (a) 80% of the votes entitled to be cast by holders of outstanding voting shares of the corporation voting together as a single group and (b) two-thirds of the votes entitled to be cast by holders of outstanding voting shares of the corporation other than voting shares held by the Interested Stockholder with whom (or with whose affiliate) the business combination is to be effected, voting together as a single group unless, among other conditions, the corporation’s stockholders receive a minimum price (as defined under Maryland law) for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Stockholder for its shares. These provisions of the MGCL do not apply, however, to business combinations of a corporation (i) that are, with specifically identified or unidentified existing or future Interested Stockholders, approved or exempted by the board of directors of the corporation prior to the time that the Interested Stockholder becomes an Interested Stockholder, or (ii) if the stockholders of the corporation adopt a charter amendment electing not to be governed by the business combination statute by a vote of at least 80% of the votes entitled to be cast by outstanding shares of voting stock of the corporation, voting together in a single group, and two-thirds of the votes entitled to be cast by persons (if any) who are not Interested Stockholders or affiliates thereof voting together as a single group, provided that the charter amendment may not be effective for 18 months after the vote and may not apply to a business combination with any person who became an Interested Stockholder on or before the date of the vote. Our charter has exempted from these provisions of the MGCL, any business combination involving the chairman of our board, or any present or future affiliates, associates or other persons acting in concert or as a group with our chairman of the board.

Sections 3-701 et seq. of the MGCL, or the Control Share Statute, provides that “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock owned by the acquiring person, or by officers or directors who are employees of the corporation. “Control shares” are voting shares of stock which, if aggregated with all other shares of stock previously acquired by that person or in respect of which the acquiring person is able to exercise or direct the exercise of voting power, would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power: (i) one-tenth or more but less than one-third, (ii) one-third or more but less than a majority, or (iii) a majority or more of all voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A “control share acquisition” means the acquisition of control shares, subject to certain exceptions. Voting rights will not be denied to “control shares” if the acquisition of such shares, as to specifically identified or unidentified future or existing stockholders or their affiliates, has been approved in the charter or bylaws of the corporation prior to the acquisition of such shares.

A person who has made, or proposes to make, a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel the board of directors of the corporation to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders’ meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders’ meeting and the acquiring person becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of the appraisal rights may not be less than the highest price per share paid by the acquiring person in the control share acquisition. Certain limitations and restrictions otherwise applicable to the exercise of dissenters’ rights do not apply in the context of a control share acquisition.

The Maryland Control Share Statute does not apply to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction, or to acquisitions approved or exempted by a provision contained in the corporation’s charter or bylaws prior to the acquisition.

Our charter contains a provision exempting any and all acquisitions of shares of our stock from the Control Share Statute. There can be no assurance that this provision will not be amended or eliminated in the future. If the foregoing exemption in the charter is amended, the Control Share Statute could have the effect of discouraging offers to acquire us and of increasing the difficulty of consummating any such offer.

Maryland law also provides that a Maryland corporation that is subject to the Exchange Act and has at least three outside directors can elect by resolution of the board of directors to be subject to some corporate governance provisions that may be inconsistent with the corporation’s charter and bylaws. Under the applicable statute, a board of directors may classify itself without the vote of stockholders. A board of directors classified in that manner cannot be altered by amendment to the charter of the corporation. Further, the board of directors may, by electing into the applicable statutory provisions and notwithstanding the charter or bylaws:

•	provide that a special meeting of stockholders will be called only at the request of stockholders entitled to cast at least a majority of the votes entitled to be cast at the meeting;

•	reserve for itself the right to fix the number of directors;

•	provide that a director may be removed only by the vote of the holders of two-thirds of the stock entitled to vote; and

•	retain for itself sole authority to fill vacancies created by the death, removal or resignation of a director.

In addition, a director elected to fill a vacancy under this provision will serve for the balance of the unexpired term instead of until the next annual meeting of stockholders. A board of directors may implement all or any of these provisions without amending the charter or bylaws and without stockholder approval. A corporation may be prohibited by its charter or by resolution of its board of directors from electing any of the provisions of the statute. We are not prohibited from implementing any or all of the statute. If implemented, these provisions could discourage offers to acquire our stock and could increase the difficulty of completing an offer.

Partnership agreement

The following summary of the Second Amended and Restated Agreement of Limited Partnership of FelCor LP, or the Partnership Agreement, and the descriptions of certain provisions thereof set forth in this prospectus, are qualified in their entirety by reference to the Partnership Agreement, which is an exhibit to the registration statement of which this prospectus is a part.

Management

FelCor LP is a limited partnership organized under the laws of the State of Delaware and was formed pursuant to the terms of the Partnership Agreement. Pursuant to the Partnership Agreement, FelCor, as the sole general partner of FelCor LP, has full, exclusive and complete responsibility and discretion in the management and control of FelCor LP, and the limited partners of FelCor LP, or the Limited Partners, have no authority to transact business for, or participate in the management activities or decisions of, FelCor LP. Any amendment to the Partnership Agreement that would, however,

•	affect the Redemption Rights described under “—Redemption Rights” below;

•	adversely affect the Limited Partners’ rights to receive cash distributions;

•	alter FelCor LP’s allocations of income; or

•	impose on the Limited Partners any obligations to make additional contributions to the capital of FelCor LP,

requires the consent of Limited Partners holding at least a majority of the Units.

Transferability of interests

FelCor may not voluntarily withdraw from FelCor LP or transfer or assign its interest in FelCor LP unless the transaction in which such withdrawal or transfer occurs results in the Limited Partners receiving property in an amount equal to the amount they would have received had they exercised their redemption rights immediately prior to such transaction, or unless the successor to FelCor contributes substantially all of its assets to FelCor LP in return for an interest in FelCor LP. The Limited Partners may not transfer their interests in FelCor LP without the consent of FelCor, which FelCor may withhold in its sole discretion. FelCor may not consent to any transfer that would cause FelCor LP to be treated as a separate corporation for federal income tax purposes.

Capital contributions

FelCor and the original Limited Partners contributed cash and certain interests in FelCor’s six initial hotels to FelCor LP in connection with FelCor’s initial public offering of common stock in 1994, or the IPO. Subsequently, FelCor LP issued additional Units in exchange for cash contributions and for interests in additional hotels. FelCor will contribute all of the net proceeds from the sale of capital stock to FelCor LP in exchange for additional Units having distribution, liquidation and conversion provisions substantially identical to the capital stock so offered by FelCor. As required by the Partnership Agreement, immediately prior to a capital contribution by FelCor, the Partners’ capital accounts and the Carrying Value (as that term is defined in Partnership Agreement) of FelCor LP property shall be adjusted to reflect the unrealized gain or unrealized loss attributable to FelCor LP property as if such items had actually been recognized immediately prior to such issuance and had been allocated to the Partners at such time.

The Partnership Agreement provides that if FelCor LP requires additional funds at any time or from time to time in excess of funds available to FelCor LP from borrowing or capital contributions, FelCor may borrow such funds from a financial institution or other lender and lend such funds to FelCor LP on the same terms and conditions as are applicable to FelCor’s borrowing of such funds. As an alternative to borrowing funds required by FelCor LP, FelCor may contribute the amount of such required funds as an additional capital contribution to FelCor LP. If FelCor so contributes additional capital to FelCor LP, FelCor will receive additional Units. FelCor will contribute the proceeds from this offering to FelCor LP in exchange for the number of additional Units in FelCor LP equal to the number of shares of FelCor common stock sold in this offering.

Redemption rights

Pursuant to the Partnership Agreement, the Limited Partners are entitled to certain rights of redemption, or Redemption Rights, which enable them to cause FelCor to redeem their interests in FelCor LP (subject to certain restrictions) in exchange for shares of common stock of FelCor, cash or a combination thereof, at the election of FelCor. The Redemption Rights may not be exercised if the issuance of shares of common stock by FelCor, as general partner, for any part of the interest in FelCor LP sought to be redeemed would:

•	result in any person violating the Ownership Limit contained in FelCor’s charter;

•	cause FelCor to be “closely held” within the meaning of the Code;

•	cause FelCor to be treated as owning 10% or more of the lessee or any sublessee within the meaning of the Code; or

•	otherwise cause FelCor to fail to qualify as a REIT.

In any case, FelCor LP or FelCor (as the case may be) may elect, in its sole and absolute discretion, to pay the redemption amount in cash. The Redemption Rights may be exercised by the Limited Partners, in whole or in part (in either case, subject to the above restrictions), at any time or from time to time, following the satisfaction of any applicable holding period requirements. At March 31, 2010, the aggregate number of shares of common stock issuable upon exercise of the Redemption Rights by the Limited Partners, other than by us, was 294,960. The number of shares issuable upon the exercise of the Redemption Rights will be adjusted upon the occurrence of stock splits, mergers, consolidations or similar pro rata share transactions, which otherwise would have the effect of diluting the ownership interests of the Limited Partners or the stockholders of FelCor.

Registration rights

The Limited Partners had certain rights to the registration for resale of any shares of common stock of FelCor held by them or received by them upon redemption of their Units. Such rights included piggyback rights and the right to include such shares in a registration statement. In connection therewith, FelCor has filed and caused to become effective registration statements relating to the resale of shares issued upon redemption of certain outstanding Units. FelCor was required to bear the costs of such registration statements, exclusive of underwriting discounts, commissions and certain other costs attributable to, and borne by, the selling stockholders.

Tax matters

Pursuant to the Partnership Agreement, FelCor is the tax matters partner of FelCor LP and, as such, has authority to make tax elections under the Code on behalf of FelCor LP.

Profit and loss of FelCor LP generally are allocated among the partners in accordance with their respective interests in FelCor LP based on the number of Units held by the partners.

Operations

The Partnership Agreement requires that FelCor LP be operated in a manner that enables FelCor to satisfy the requirements for being classified as a REIT and to avoid any federal income tax liability.

Distributions

The Partnership Agreement provides that FelCor LP will distribute cash from operations (including net sale or refinancing proceeds, but excluding net proceeds from the sale of FelCor LP’s property in connection with the liquidation of FelCor LP) quarterly, in amounts determined by FelCor in its sole discretion, to the partners in accordance with their respective percentage interests in FelCor LP. Upon liquidation of FelCor LP, after payment of, or adequate provision for, debts and obligations of FelCor LP, including any partner loans, any remaining assets of FelCor LP will be distributed to all partners with positive capital accounts in accordance with their respective positive capital account balances. If any partner, including FelCor, has a negative balance in its capital account following a liquidation of FelCor LP, it will be obligated to contribute cash to FelCor LP equal to the negative balance in its capital account.

Term

FelCor LP will continue in perpetuity or until sooner dissolved upon:

•	the bankruptcy, dissolution or withdrawal of FelCor as general partner (unless the Limited Partners elect to continue FelCor LP);

•	the sale or other disposition of all or substantially all the assets of FelCor LP;

•	the redemption of all limited partnership interests in FelCor LP (other than those held by FelCor, if any); or

•	the election by general partner.

Certain United States federal income tax considerations

The following discussion is a summary of certain U.S. federal income tax consequences and, in the case of non-U.S. stockholders (as defined below), U.S. federal estate tax consequences of qualification and taxation as a REIT and of the ownership and disposition of our common stock. Because this section is a summary, it does not address all of the tax issues that may be important to you in light of your personal investment or tax circumstances. In addition, this section does not address the tax issues that may be important to certain types of holders of our common stock that are subject to special treatment under U.S. federal income tax laws, such as insurance companies, partnerships or other pass-through entities (or investors in such entities), expatriates, taxpayers subject to the alternative minimum tax, tax-exempt organizations (except as discussed herein), financial institutions or broker-dealers, and dealers in securities. This discussion applies only to persons who purchase our common stock described in this prospectus in this offering and who hold our common stock as a capital asset for U.S. federal income tax purposes. In addition, this discussion does not address any consequences resulting from the newly enacted Medicare tax on investment income.

The statements of law in this discussion are based on current provisions of the Code, existing temporary and final Treasury regulations thereunder, and current administrative rulings and court decisions. No assurance can be given that future legislative, judicial, or administrative actions or decisions, any of which may take effect retroactively, will not affect the accuracy of any statements in this discussion. We have not and will not seek any rulings or opinions from the IRS regarding the matters discussed below. There can be no assurance that the IRS will not take positions which are different from those discussed below.

As used in this discussion, a “U.S. stockholder” is a beneficial owner of our common stock that, for United States federal income tax purposes, is:

•	an individual who is a citizen or resident of the United States;

•	a corporation or other entity taxable as a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate if its income is subject to U.S. federal income taxation regardless of its source; or

•	a trust, if a U.S. court is able to exercise primary supervision over administration of the trust and one or more U.S. persons have authority to control all substantial decisions of the trust, or if the trust has validly elected to continue to be treated as a domestic trust.

As used in this discussion, a “non-U.S. stockholder” is a beneficial owner of our common stock that, for United States federal income tax purposes, is an individual, corporation, estate or trust and is not a U.S. stockholder.

If any entity or arrangement that is treated as a partnership for U.S. federal income tax purposes is a beneficial owner of our common stock, the treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. If you are a partner in a partnership that is considering purchasing our common stock, you should consult with your tax advisor.

This discussion assumes that a stockholder will structure its ownership of our common stock so as to not be subject to the newly enacted withholding tax discussed in “— Additional Holding Requirements.”

THIS SUMMARY IS FOR GENERAL INFORMATION PURPOSES ONLY AND IS NOT INTENDED TO BE CONSTRUED AS TAX ADVICE. WE URGE YOU TO CONSULT YOUR OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO YOU OF INVESTING IN OUR COMMON STOCK AND OF OUR ELECTION TO BE TAXED AS A REIT. SPECIFICALLY, WE URGE YOU TO CONSULT YOUR OWN TAX ADVISOR REGARDING THE FEDERAL, STATE, LOCAL, FOREIGN, AND OTHER TAX CONSEQUENCES (INCLUDING ANY FEDERAL ESTATE OR GIFT TAX CONSEQUENCES AND ANY CONSEQUENCES RESULTING FROM THE NEWLY ENACTED MEDICARE TAX ON INVESTMENT INCOME) OF SUCH INVESTMENT AND ELECTION, AND REGARDING POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

Our taxation

We are currently taxed as a REIT under U.S. federal income tax laws. We elected to be taxed as a REIT under U.S. federal income tax laws beginning with our short taxable year ended December 31, 1994. We believe that since our election to be a REIT we have operated in such a manner as to qualify for taxation as a REIT, and we intend to continue to operate in such a manner, but no assurance can be given that we have or will continue to qualify as a REIT under the Code. This section discusses the laws governing the U.S. federal income tax treatment of a REIT and holders of its common stock. These laws are highly technical and complex.

Our qualification as a REIT depends on our ability to meet on a continuing basis qualification tests set forth in the U.S. federal income tax laws. Those qualification tests involve the percentage of income that we earn from specified sources, the percentages of our assets that fall within specified categories, the diversity of our share ownership and the percentage of our taxable income that we distribute. We describe the REIT qualification tests in more detail below. For a discussion of the federal income tax consequences of our failure to qualify as a REIT, see “—Requirements For Qualification—Failure To Qualify.”

If we qualify as a REIT, we generally will not be subject to U.S. federal income tax on the taxable income that we distribute to our stockholders. The benefit of that tax treatment is that we avoid the “double taxation,” or taxation at both the corporate and stockholder levels, that generally results from owning stock in a corporation. We will, however, be subject to federal tax in the following circumstances:

•	We will pay federal income tax on our taxable income, including net capital gain, that we do not distribute to our stockholders during, or within a specified time period after, the calendar year in which the income is earned.

•	Under certain circumstances we may be subject to the “alternative minimum tax” on items of tax preference that we do not distribute to our stockholders.

•	We will pay income tax at the highest corporate rate on (1) net income from the sale or other disposition of property acquired through foreclosure (“foreclosure property”) that we hold primarily for sale to customers in the ordinary course of our business and (2) other non-qualifying income from foreclosure property.

•	We will pay a 100% tax on net income from sales or other dispositions of property, other than foreclosure property, that we hold primarily for sale to customers in the ordinary course of our business.

•	If we fail to satisfy the 75% gross income test or the 95% gross income test, as described below under “—Requirements For Qualification—Income Tests,” and nonetheless continue to qualify as a REIT because we meet other requirements, we will pay a 100% tax on (1) the greater of the amount by which we fail the 75% gross income test or the amount by which 95% of our gross income exceeds the amount of our income qualifying under the 95% gross income test, multiplied by (2) a fraction intended to reflect our profitability.

•	In the event of a more than de minimis failure of any of the asset tests as described below under “—Requirements For Qualification—Asset Tests,” as long as the failure was due to reasonable cause and not to willful neglect, we dispose of the assets or otherwise comply with the asset tests within six months after the last day of the quarter in which we discovered the failure of the asset test and we provide a schedule of the disqualifying assets to the IRS, we will pay a tax equal to the greater of (1) $50,000, or (2) the amount determined by multiplying the highest rate of income tax for corporations (currently 35%) by the net income from the nonqualifying assets during the period in which we failed to satisfy the asset test or tests.

•	If we fail to satisfy one or more requirements for REIT qualification during a taxable year, other than a gross income test or an asset test, and continue to qualify as a REIT because we meet other requirements, we will be required to pay a penalty of $50,000 for each such failure.

•	If we fail to distribute during a calendar year at least the sum of (1) 85% of our REIT ordinary income for such year, (2) 95% of our REIT capital gain net income for such year, and (3) any undistributed taxable income from prior periods, we will pay a 4% excise tax on the excess of this required distribution over the amount we actually distributed.

•	We will incur a 100% excise tax on transactions with a “taxable REIT subsidiary” that are not conducted on an arm’s-length basis.

•	We may elect to retain and pay income tax on our net long-term capital gain.

•	If we acquire any asset from a C corporation, or a corporation that generally is subject to full corporate-level tax, in a merger or other transaction in which we acquire a basis in the asset that is determined by reference to the C corporation’s basis in the asset or another asset we will pay tax at the highest regular corporate rate applicable if we recognize gain on the sale or disposition of such asset during the ten-year period after we acquire such asset, provided no election is made for the transaction to be taxable on a current basis. The amount of gain on which we will pay tax is generally the lesser of (1) the amount of gain that we recognize at the time of the sale or disposition of the asset and (2) the amount of gain that we would have recognized if we had sold the asset at the time we acquired the asset. Accordingly, any gain we recognize on the disposition of any such asset during the ten-year period beginning on the date of acquiring the asset, to the extent of such asset’s “built-in gain,” will be subject to tax at the highest regular corporate rate.

Requirements for qualification

A REIT is a corporation, trust, or association that meets the following requirements:

1. it is managed by one or more trustees or directors;

2. its beneficial ownership is evidenced by transferable shares, or by transferable certificates of beneficial interest;

3. it would be taxable as a domestic corporation, but for the REIT provisions of U.S. federal income tax laws;

4. it is neither a financial institution nor an insurance company subject to special provisions of U.S. federal income tax laws;

5. at least 100 persons are beneficial owners of its shares or ownership certificates;

6. no more than 50% in value of its outstanding shares or ownership certificates is owned, directly or indirectly, by five or fewer individuals, as defined in U.S. federal income tax laws to include certain entities, during the last half of any taxable year;

7. it elects to be a REIT, or has made such election for a previous taxable year, and satisfies all relevant filing and other administrative requirements established by the IRS that must be met to elect and maintain REIT status;

8. it uses a calendar year for federal income tax purposes and complies with the recordkeeping requirements of U.S. federal income tax laws; and

9. it meets certain other qualification tests, described below, regarding the nature of its income and assets, and the amount of its distributions.

We must meet requirements 1 through 4 during our entire taxable year and must meet requirement 5 during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. If we comply with all the requirements for ascertaining the ownership of our outstanding shares in a taxable year and have no reason to know that we violated requirement 6, we will be deemed to have satisfied requirement 6 for such taxable year. For purposes of determining share ownership under requirement 6, an “individual” generally includes a supplemental unemployment compensation benefit plan, a private foundation, or a portion of a trust permanently set aside or used exclusively for charitable purposes. An “individual,” however, generally does not include a trust that is a qualified employee pension or profit sharing trust under U.S. federal income tax laws, and beneficiaries of such a trust will be treated as holding our shares in proportion to their actuarial interests in the trust for purposes of requirement 6. In addition, for purposes of applying requirement 6, a look-through rule applies so that generally shares of our capital stock that are held by a corporation, partnership, estate or trust (except as summarized above) will be considered owned proportionately by their respective stockholders, partners or beneficiaries.

We have issued sufficient stock with sufficient diversity of ownership to satisfy requirements 5 and 6 set forth above. In addition, our charter restricts the ownership and transfer of our stock so that we should continue to satisfy requirements 5 and 6. The provisions of the charter restricting the ownership and transfer of our stock are described in “Certain Provisions of the Maryland General Corporation Law and Our Charter and Bylaws.”

A corporation that is a “qualified REIT subsidiary” (i.e., a corporation that is 100% owned by a REIT with respect to which no taxable REIT subsidiary (TRS election has been made) is not treated as a corporation separate from its parent REIT. All assets, liabilities, and items of income, deduction, and credit of a “qualified REIT subsidiary” are treated as assets, liabilities, and items of income, deduction, and credit of the parent REIT. Thus, in applying the requirements described in this section, any “qualified REIT subsidiary” that we own will be ignored, and all assets, liabilities, and items of income, deduction, and credit of that subsidiary will be treated as our assets, liabilities, and items of income, deduction, and credit.

In the case of a REIT that is a partner in a partnership, in general, the REIT is treated as owning its proportionate share (based on capital interests) of the assets of the partnership and as earning its allocable share of the gross income of the partnership for purposes of the applicable REIT qualification tests. Thus, our proportionate share of the assets, liabilities, and items of gross income of FelCor LP and of any other partnership or joint venture or limited liability company that is treated as a partnership for federal income tax purposes in which we own, or will acquire an interest, directly or indirectly (together, the “Subsidiary Partnerships”), are treated as our assets and gross income for purposes of applying the various REIT qualification requirements.

A REIT may own up to 100% of the stock of a TRS. A TRS can lease hotels from its parent REIT as long as it engages an “eligible independent contractor” to manage and operate the hotels. In addition, a TRS may earn income that would not be qualifying income if earned directly by the parent REIT. Both the subsidiary and the REIT must jointly elect to treat the subsidiary as a TRS by jointly filing Form 8875 with the IRS. A corporation of which a TRS directly or indirectly owns more than 35% of the voting power or value of the stock will automatically be treated as a TRS. A TRS will pay tax at regular corporate rates on any income that it earns. In addition, special rules limit the deductibility of interest paid or accrued by a TRS to its parent REIT to assure that the TRS is subject to an appropriate level of corporate taxation. Further, the rules impose a 100% excise tax on transactions between a TRS and its parent REIT or the REIT’s tenants that are not conducted on an arm’s-length basis. We hold ownership interests in several TRSs through FelCor LP.

Income tests

We must satisfy two gross income tests annually to maintain our qualification as a REIT. First, at least 75% of our gross income for each taxable year must consist of defined types of income that we derive, directly or indirectly, from investments relating to real property or mortgages on real property or temporary investment income. Qualifying income for purposes of the 75% gross income test generally includes:

•	rents from real property;

•	interest on debt secured by mortgages on real property or on interests in real property;

•	dividends or other distributions on and gain from the sale of shares in other REITs;

•	gain from the sale of certain real estate assets;

•	income and gain derived from qualifying “foreclosure property;” and

•	income derived from the temporary investment of new capital that is attributable to the issuance of our shares or a public offering of our debt with a maturity date of at least five years and that we receive during the one-year period beginning on the date on which we received such new capital.

Second, in general, at least 95% of our gross income for each taxable year must consist of (1) income that is qualifying income for purposes of the 75% gross income test, (2) other types of dividends and interest, (3) gain from the sale or disposition of stock or securities, or (4) any combination of the foregoing. Gross income from our sale of any property that we hold primarily for sale to customers in the ordinary course of our business is excluded from both income tests.

In addition, if we enter into a transaction in the normal course of our business primarily to manage risk of interest rate, price changes or currency fluctuations with respect to any item of income or gain that would be qualified income under the 75% or 95% gross income tests (or any property which generates such qualified income or gain), including gain from the termination of such a transaction, and we properly identify the “hedges” as required by the Code and Treasury regulations, the income from the transaction will be excluded from gross income for purposes of the 95% gross income test and the 75% gross income test (after July 30, 2008). In addition, our gross income, for purposes of the 75% (after July 30, 2008) and 95% gross income tests, will not include any of our gross income from properly identified “hedges,” including any gain from the sale or disposition of such a transaction, to the extent the transaction hedges any indebtedness incurred (or to be incurred) by us to acquire or carry real estate assets. If we have any foreign currency gain, certain “real estate foreign exchange gain” is excluded from both gross income tests (after July 30, 2008). In addition, if we have any foreign currency gain, certain “passive foreign exchange gain” is excluded from our gross income for purposes of the 95% gross income test (but is included in our gross income and treated as non-qualifying income to the extent such gain is not also considered “real estate foreign exchange gain” for purposes of the 75% gross income test) (after July 30, 2008). If we acquire any “qualified business unit” that remits certain foreign currency gain to us, such gain will not be included in our gross income for purposes of the 75% or 95% gross income tests (after July 30, 2008). Provided that, if we become dealers or regular traders in securities, any foreign currency gain will be gross income to us that doesn’t qualify under either gross income test (after July 30, 2008).

The following paragraphs discuss the specific application of the gross income tests to us.

Rent that we receive from real property that we own and lease to tenants will qualify as “rents from real property,” which is qualifying income for purposes of the 75% and 95% gross income tests, only if the following conditions are met:

•	First, the rent must not be based, in whole or in part, on the income or profits of any person, but may be based on a fixed percentage or percentages of gross receipts or gross sales.

•	Second, neither we nor a direct or indirect owner of 10% or more of our stock may own, actually or constructively, 10% or more of a tenant, other than a TRS, from whom we receive rent. If the tenant is a TRS leasing a hotel, such TRS may not directly or indirectly operate or manage the related hotel. Instead, the property must be operated on behalf of the TRS by a person who qualifies as an “independent contractor” and who is, or is related to a person who is, actively engaged in the trade or business of operating qualified lodging facilities for any person unrelated to us and the TRS.

•	Third, if the rent attributable to personal property leased in connection with a lease of real property exceeds 15% of the total rent received under the lease, then the portion of rent attributable to that personal property will not qualify as “rents from real property.”

•	Finally, we generally must not operate or manage our real property or furnish or render services to our tenants, other than through an “independent contractor” who is adequately compensated and from whom we do not derive revenue, and who does not, directly or through its stockholders, own more than 35% of our shares of capital stock, taking into consideration the applicable ownership attribution rules. However, we need not provide services through an “independent contractor,” but instead may provide services directly to our tenants, if the services are “usually or customarily rendered” in the geographic area in connection with the rental of space for occupancy only and are not considered to be provided for the tenants’ convenience. In addition, we may provide a minimal amount of “noncustomary” services to the tenants of a property, other than through an independent contractor, as long as our income from the services (valued at not less than 150% of our direct cost of performing such services) does not exceed 1% of our income from the related property. Furthermore, we may own up to 100% of the stock of a TRS which may provide customary and noncustomary services to our tenants without tainting our rental income from the related properties.

Pursuant to percentage leases, our lessees lease from FelCor LP and the Subsidiary Partnerships the land, buildings, improvements, furnishings and equipment comprising our hotels, for terms of five to ten years, with options to renew for total terms, including the initial term, of not more than 15 years. The percentage leases provide that the lessees are obligated to pay to FelCor LP and the Subsidiary Partnerships (1) the greater of a minimum base rent or percentage rent and (2) “additional charges” or other expenses, as defined in the leases. Percentage rent is calculated by multiplying fixed percentages by gross room or suite revenues, and food and beverage revenues and rent for each of our hotels. Both base rent and the thresholds in the percentage rent formulas are adjusted for inflation. Base rent and percentage rent accrue and are due monthly.

In order for the base rent, percentage rent, and additional charges to constitute “rents from real property,” the percentage leases must be respected as true leases for federal income tax purposes and not treated as service contracts, joint ventures, or some other type of arrangement. The determination of whether the percentage leases are true leases depends on an analysis of all the surrounding facts and circumstances. In making such a determination, courts have considered a variety of factors, including the following:

•	the intent of the parties;

•	the form of the agreement;

•	the degree of control over the property that is retained by the property owner, or whether the lessee has substantial control over the operation of the property or is required simply to use its best efforts to perform its obligations under the agreement; and

•	the extent to which the property owner retains the risk of loss with respect to the property, or whether the lessee bears the risk of increases in operating expenses or the risk of damage to the property or the potential for economic gain or appreciation with respect to the property.

In addition, federal income tax law provides that a contract that purports to be a service contract (or a partnership agreement) will be treated instead as a lease of property if the contract is properly treated as such, taking into account all relevant factors, including whether:

•	the service recipient is in physical possession of the property;

•	the service recipient controls the property;

•	the service recipient has a significant economic or possessory interest in the property, or whether the property’s use is likely to be dedicated to the service recipient for a substantial portion of the useful life of the property, the recipient shares the risk that the property will decline in value, the recipient shares in any appreciation in the value of the property, the recipient shares in savings in the property’s operating costs, or the recipient bears the risk of damage to or loss of the property;

•	the service provider bears the risk of substantially diminished receipts or substantially increased expenditures if there is nonperformance under the contract;

•	the service provider uses the property concurrently to provide significant services to entities unrelated to the service recipient; and

•	the total contract price substantially exceeds the rental value of the property for the contract period.

Since the determination of whether a service contract should be treated as a lease is inherently factual, the presence or absence of any single factor may not be dispositive in every case.

We believe that the percentage leases will be treated as true leases for federal income tax purposes. Such belief is based, in part, on the following facts:

•	FelCor LP and the Subsidiary Partnerships, on the one hand, and the lessees, on the other hand, intend for their relationship to be that of a lessor and lessee and such relationship is documented by lease agreements;

•	the lessees have the right to the exclusive possession, use and quiet enjoyment of our hotels during the term of the percentage leases;

•	the lessees bear the cost of, and are responsible for, day-to-day maintenance and repair of our hotels, other than the cost of maintaining underground utilities, structural elements and capital improvements, and generally dictate how our hotels are operated, maintained, and improved;

•	the lessees bear all of the costs and expenses of operating our hotels, including the cost of any inventory used in their operation, during the term of the percentage leases, other than real estate and personal property taxes and property and casualty insurance premiums;

•	the lessees benefit from any savings in the costs of operating our hotels during the term of the percentage leases;

•	the lessees generally have indemnified FelCor LP and the Subsidiary Partnerships against all liabilities imposed on FelCor LP and the Subsidiary Partnerships during the term of the percentage leases by reason of (1) injury to persons or damage to property occurring at our hotels, (2) the lessees’ use, management, maintenance or repair of our hotels, (3) any environmental liability caused by acts or grossly negligent failures to act of the lessees, (4) taxes and assessments in respect of our hotels that are the obligations of the lessees, or (5) any breach of the percentage leases or of any sublease of a hotel by the lessees;

•	the lessees are obligated to pay substantial fixed rent for the period of use of our hotels;

•	the lessees stand to incur substantial losses or reap substantial gains depending on how successfully they operate our hotels; and

•	FelCor LP and the Subsidiary Partnerships cannot use our hotels concurrently to provide significant services to entities unrelated to the lessees.

Investors should be aware that there are no controlling Treasury regulations, published rulings or judicial decisions involving leases with terms substantially the same as the percentage leases that discuss whether such leases constitute true leases for federal income tax purposes. If the percentage leases are characterized as service contracts or partnership agreements, rather than as true leases, part or all of the payments that FelCor LP and the Subsidiary Partnerships receive from the lessees may not be considered rent or may not otherwise satisfy the various requirements for qualification as “rents from real property.” In that case, we likely would not be able to satisfy either the 75% or 95% gross income test and, as a result, could lose our REIT status (unless we qualify for relief, as described below under “—Failure to Satisfy Gross Income Tests”).

As described above, in order for the rent received by us to constitute “rents from real property,” several other requirements must be satisfied. One requirement is that the percentage rent must not be based in whole or in part on the income or profits of any person. The percentage rent, however, will qualify as “rents from real property” if it is based on percentages of gross receipts or gross sales and the percentages:

•	are fixed at the time the percentage leases are entered into;

•	are not renegotiated during the term of the percentage leases in a manner that has the effect of basing percentage rent on income or profits; and

•	conform with normal business practice.

More generally, the percentage rent will not qualify as “rents from real property” if, considering the percentage leases and all the surrounding circumstances, the arrangement does not conform with normal business practice, but is in reality used as a means of basing the percentage rent on income or profits. Since the percentage rent is based on fixed percentages of the gross revenues from our hotels that are established in the percentage leases, and we have represented that the percentages (1) will not be renegotiated during the terms of the percentage leases in a manner that has the effect of basing the percentage rent on income or profits and (2) conform with normal business practice, the percentage rent should not be considered based in whole or in part on the income or profits of any person. Furthermore, we have represented that, with respect to other hotel properties that we acquire in the future, we will not charge rent for any property that is based in whole or in part on the income or profits of any person, except by reason of being based on a fixed percentage of gross revenues, as described above.

Another requirement for qualification of our rent as “rents from real property” is that we must not own, actually or constructively, 10% or more of the stock or voting power of any corporate lessee (other than a TRS) or 10% or more of the assets or net profits of any non-corporate lessee (a “related party tenant”). The constructive ownership rules generally provide that, if 10% or more in value of our stock is owned, directly or indirectly, by or for any person, we are considered as owning the stock owned, directly or indirectly, by or for such person. We do not own any stock or assets or net profits of any non-TRS lessee directly. In addition, our charter prohibits transfers of our stock that would cause us to constructively own 10% or more of the ownership interests in a lessee. Those charter provisions will not apply to our indirect ownership of several of our lessees through our TRS because transfers of our stock will not affect our indirect ownership of such lessees, and we will not constructively own stock in such lessees as a result of attribution of stock ownership from our stockholders (although, as noted below, rents received from the TRS generally will not be disqualified as related party rents). Thus, we should never own, actually or constructively, 10% or more of any non-TRS lessee. Furthermore, we have represented that, with respect to other hotel properties that we acquire in the future, we will not rent any property to a related party tenant. However, because the constructive ownership rules are broad and it is not possible to monitor continually direct and indirect transfers of our stock, no absolute assurance can be given that such transfers or other events of which we have no knowledge will not cause us to own constructively 10% or more of a lessee at some future date.

As described above, we may own up to 100% of the stock of a TRS. Rent received by us from a TRS will qualify as “rents from real property” if the TRS engages an “eligible independent contractor” to manage and operate our hotels leased by the TRS. An “eligible independent contractor” must either be, or be related to a person who is, actively engaged in the trade or business of operating “qualified lodging facilities” for any person who is not related to us or the TRS. A “qualified lodging facility” is a hotel, motel, or other establishment in which more than one-half of the dwelling units are used on a transient basis, unless wagering activities are conducted at or in connection with such facility by any person who is engaged in the business of accepting wagers and who is legally authorized to engage in such business at or in connection with such facility. In addition, we cannot directly or indirectly derive any income from an eligible independent contractor, an eligible independent contractor cannot own 35% or more of our stock, and no more than 35% of an eligible independent contractor’s ownership interests can be owned by persons owning 35% or more of our stock, taking into account applicable constructive ownership rules. We hold ownership interests in several TRSs that lease our hotels. Each of those TRSs has engaged a third-party hotel manager to manage and operate our hotels leased by that TRS. We believe that all of the existing third-party hotel managers of hotels leased by our TRSs qualify as “eligible independent contractors,” and we anticipate that all of the third-party hotel managers that will be retained by our TRSs in the future to manage our hotels leased by the TRSs from us will qualify as “eligible independent contractors.”

We will be subject to a 100% excise tax to the extent that the IRS successfully asserts that the rents received from our TRSs exceed an arm’s-length rate. We believe that the terms of the leases that exist between us and our TRSs were negotiated at arm’s length and are consistent with the terms of comparable leases in the hotel industry, and that the excise tax on excess rents therefore should not apply. There can be no assurance, however, that the IRS would not challenge the rents paid to us by our TRSs as being excessive, or that a court would not uphold such challenge. In that event, we could owe a tax of 100% on the amount of rents determined to be in excess of an arm’s-length rate.

A third requirement for qualification of the rent received by us as “rents from real property” is that the rent attributable to the personal property leased in connection with the lease of a hotel must not be greater than 15% of the total rent received under the lease. The rent attributable to the personal property contained in a hotel is the amount that bears the same ratio to total rent for the taxable year as the average of the fair market values of the personal property at the beginning and at the end of the taxable year bears to the average of the aggregate fair market values of both the real and personal property contained in the hotel at the beginning and at the end of such taxable year (the “15% test ratio”). With respect to each hotel, we believe either that the 15% test ratio is 15% or less or that any income attributable to excess personal property will not jeopardize our ability to qualify as a REIT. There can be no assurance, however, that the IRS would not challenge our calculation of the 15% test ratio, or that a court would not uphold such assertion. If such a challenge were successfully asserted, we could fail to satisfy the 95% or 75% gross income test and thus could lose our REIT status.

A fourth requirement for qualification of the rent received by us as “rents from real property” is that, other than within the 1% de minimis exception described above, we cannot furnish or render noncustomary services to the tenants of our hotels, or manage or operate our hotels, other than through an eligible independent contractor who is adequately compensated and from whom we do not derive or receive any income. However, we may own up to 100% of the stock of a TRS, and the TRS may provide customary and noncustomary services to our tenants without tainting our rental income. Provided that the percentage leases are respected as true leases, we should satisfy that requirement, because FelCor LP and the Subsidiary Partnerships do not perform any services other than customary ones for the lessees (other than within the 1% de minimis exception or through a TRS). Furthermore, we have represented that, with respect to other hotel properties that we acquire in the future, we will not perform impermissible noncustomary services with respect to the tenant of the property.

If a portion of the rent received by us from a hotel does not qualify as “rents from real property” because the rent attributable to personal property exceeds 15% of the total rent for a taxable year, the portion of the rent that is attributable to personal property will not be qualifying income for purposes of either the 75% or 95% gross income tests. Thus, if such rent attributable to personal property, plus any other income that is nonqualifying income for purposes of the 95% gross income test, during a taxable year exceeds 5% of our gross income during the year, we could lose our REIT status. In addition, if the rent from a particular hotel does not qualify as “rents from real property” because either (1) the percentage rent is considered based on the income or profits of the related lessee, (2) we own, actually or constructively, 10% or more of a non-TRS lessee, or (3) we furnish noncustomary services to the tenants of the hotel, or manage or operate our hotels, other than through a qualifying independent contractor or a TRS, none of the rent from that hotel would qualify as “rents from real property.” In that case, we also could lose our REIT status because we would be unable to satisfy either the 75% or 95% gross income test.

In addition to the rent, the lessees are required to pay to FelCor LP and the Subsidiary Partnerships certain additional charges. To the extent that such additional charges represent either (1) reimbursements of amounts that the FelCor LP and the Subsidiary Partnerships are obligated to pay to third parties such as a lessee’s proportionate share of a property’s operational or capital expenses, or (2) penalties for nonpayment or late payment of such amounts, such charges should qualify as “rents from real property.” However, to the extent that such charges represent interest that is accrued on the late payment of the rent or additional charges, such charges will not qualify as “rents from real property,” but instead should be treated as interest that qualifies for the 95% gross income test.

Interest

The term “interest” generally does not include any amount received or accrued, directly or indirectly, if the determination of such amount depends in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term “interest” solely by reason of being based on a fixed percentage or percentages of receipts or sales. Furthermore, to the extent that interest from a loan that is based on the residual cash proceeds from the sale of the property securing the loan constitutes a “shared appreciation provision,” income attributable to such participation feature will be treated as gain from the sale of the secured property.

Prohibited transactions

A REIT will incur a 100% tax on the net income (including any foreign currency gain or loss, if any, included in such net income after July 30, 2008) derived from any sale or other disposition of property, other than foreclosure property, that the REIT holds primarily for sale to customers in the ordinary course of a trade or business. We believe that none of our or FelCor LP’s assets is held for sale to customers and that a sale of any such asset would not be in the ordinary course of a trade or business. Whether a REIT holds an asset “primarily for sale to customers in the ordinary course of a trade or business” depends on the facts and circumstances in effect from time to time, including those related to a particular asset. We believe that none of our assets are held primarily for sale to customers and that a sale of any such assets would not be in the ordinary course of the owning entity’s business. We will attempt to comply with the terms of the safe-harbor provisions in U.S. federal income tax laws prescribing when an asset sale will not be characterized as a prohibited transaction. We cannot provide assurance, however, that we can comply with such safe-harbor provisions or that we or FelCor LP will avoid owning property that may be characterized as property held “primarily for sale to customers in the ordinary course of a trade or business.”

Foreclosure property

We will be subject to tax at the maximum corporate rate on any income from foreclosure property, other than income that would be qualifying income for purposes of the 75% gross income test, less expenses directly connected with the production of such income. However, income from qualified foreclosure property will be included in our gross income for purposes of the 75% and 95% gross income tests and the gain from the sale of such qualified foreclosure property should be exempt from the 100% tax on prohibited transactions. “Foreclosure property” is any real property, including interests in real property, and any personal property incident to such real property:

•	that is acquired by a REIT as the result of such REIT having bid in such property at foreclosure, or having otherwise reduced such property to ownership or possession by agreement or process of law, after there was a default or default was imminent on a lease of such property or on an indebtedness that such property secured;

•	for which the related loan was acquired by the REIT at a time when the default was not imminent or anticipated; and

•	for which such REIT makes a proper election to treat such property as foreclosure property.

However, a REIT will not be considered to have foreclosed on a property where the REIT takes control of the property as a mortgagee-in-possession and cannot receive any profit or sustain any loss except as a creditor of the mortgagor. Property generally ceases to be foreclosure property with respect to a REIT at the end of the third taxable year following the taxable year in which the REIT acquired such property, or longer if an extension is granted by the Secretary of the Treasury. The foregoing grace period is terminated and foreclosure property ceases to be foreclosure property on the first day:

•	on which a lease is entered into with respect to such property that, by its terms, will give rise to income that does not qualify for purposes of the 75% gross income test or any amount is received or accrued, directly or indirectly, pursuant to a lease entered into on or after such day that will give rise to income that does not qualify for purposes of the 75% gross income test;

•	on which any construction takes place on such property, other than completion of a building, or any other improvement, where more than 10% of the construction of such building or other improvement was completed before default became imminent; or

•	which is more than 90 days after the day on which such property was acquired by the REIT and the property is used in a trade or business which is conducted by the REIT, other than through an independent contractor from whom the REIT itself does not derive or receive any income.

As a result of the rules with respect to foreclosure property, if (1) a lessee defaults on its obligations under a percentage lease, (2) we terminate the lessee’s leasehold interest, and (3) we are unable to find a replacement lessee for the hotel within 90 days of such foreclosure, gross income from hotel operations conducted by us from such hotel would cease to qualify for the 75% and 95% gross income tests unless we are able to hire an independent contractor to manage and operate the hotel. In such event, we might be unable to satisfy the 75% and 95% gross income tests and, thus, might fail to qualify as a REIT.

Hedging transactions

From time to time, we or FelCor LP may enter into hedging transactions with respect to one or more of our assets or liabilities. Our hedging activities may include entering into interest rate, commodity or currency swaps, caps, and floors, options to purchase such items, and futures and forward contracts. A “hedging transaction” means any transaction entered into in the normal course of our trade or business primarily to manage the risk of interest rate or price changes, or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets.

If we enter into a transaction in the normal course of our business primarily to manage risk of currency fluctuations with respect to any item of income or gain that would be qualified income under the 75% or 95% gross income tests (or any property which generates such qualified income or gain), including gain from the termination of such a transaction, and we properly identify the “hedges” as required by the Code and Treasury regulations, the income from the transaction will be excluded from gross income for purposes of the 95% gross income test and the 75% gross income test (after July 30, 2008). In addition, our gross income, for purposes of the 75% (after July 30, 2008) and 95% gross income tests, will not include any of our gross income from properly identified “hedges”, including any gain from the sale or disposition of such a transaction, to the extent the transaction hedges any indebtedness incurred (or to be incurred) by us to acquire or carry real estate assets.

We intend to structure any hedging transactions in a manner that does not jeopardize our status as a REIT. The REIT income and asset rules may limit our ability to hedge loans or securities acquired as investments.

Failure to satisfy gross income tests

If we fail to satisfy one or both of the gross income tests for any taxable year, we nevertheless may qualify as a REIT for such year if we qualify for relief under certain provisions of U.S. federal income tax laws. Those relief provisions generally will be available if:

•	our failure to meet those tests is due to reasonable cause and not to willful neglect, and

•	following our identification of the failure to meet one or both gross income tests for a taxable year, a description of each item of our gross income included in the 75% and 95% gross income tests is set forth in a schedule for such taxable year and filed as specified by Treasury regulations.

We cannot predict, however, whether in all circumstances we would qualify for the relief provisions. In addition, as discussed above in “—Our Taxation,” even if the relief provisions apply, we would incur a 100% tax on the gross income attributable to the greater of the amounts by which we fail the 75% and 95% gross income tests, multiplied by a fraction intended to reflect our profitability.

Asset tests

To maintain our qualification as a REIT, we also must satisfy the following asset tests at the close of each quarter of each taxable year. First, at least 75% of the value of our total assets must consist of:

•	cash or cash items, including certain receivables and certain foreign currency;

•	government securities;

•	real property and interests in real property, including leaseholds and options to acquire real property and leaseholds;

•	interests in mortgages on real property;

•	stock in other REITs; and

•	investments in stock or debt instruments during the one-year period following our receipt of new capital that we raise through equity offerings or public offerings of debt with at least a five-year term.

Second, of our investments not included in the 75% asset class, the value of our interest in any one issuer’s securities may not exceed 5% of the value of our total assets.

Third, of our investments not included in the 75% asset class, we may not own more than 10% of the voting power or value of any one issuer’s outstanding securities.

Fourth, no more than 20% of the value of our total assets (25% for tax years beginning after July 30, 2008) may consist of the securities of one or more TRSs.

Fifth, no more than 25% of the value of our total assets may consist of the securities of TRSs and other non-TRS taxable subsidiaries and other assets that are not qualifying assets for purposes of the 75% asset test.

For purposes of the second and third asset tests, the term “securities” does not include stock in another REIT, equity or debt securities of a qualified REIT subsidiary or TRS, mortgage loans that constitute real estate assets, or equity interests in a partnership. For purposes of the 10% value test, the term “securities” does not include:

•	“Straight debt,” defined as a written unconditional promise to pay on demand or on a specified date a sum certain in money if (i) the debt is not convertible, directly or indirectly, into stock, and (ii) the interest rate and interest payment dates are not contingent on profits, the borrower’s discretion, or similar factors. “Straight debt” securities do not include any securities issued by a partnership or a corporation in which we or any (i.e. a TRS in which we own, directly or indirectly, more than 50% of the voting power or value of the stock) holds non-“straight debt” securities that have an aggregate value of more than 1% of the issuer’s outstanding securities. However, “straight debt” securities include debt subject to the following contingencies:

•	a contingency relating to the time of payment of interest or principal, as long as either (i) there is no change to the effective yield of the debt obligation, other than a change to the annual yield that does not exceed the greater of 0.25% or 5% of the annual yield, or (ii) neither the aggregate issue price nor the aggregate face amount of the issuer’s debt obligations held by us exceeds $1 million and no more than 12 months of unaccrued interest on the debt obligations can be required to be prepaid; and

•	a contingency relating to the time or amount of payment upon a default or prepayment of a debt obligation, as long as the contingency is consistent with customary commercial practice;

•	any loan to an individual or an estate;

•	any “section 467 rental agreement,” other than an agreement with a related party tenant;

•	any obligation to pay “rents from real property”;

•	certain securities issued by governmental entities;

•	any security issued by a REIT;

•	any debt instrument issued by an entity treated as a partnership for federal income tax purposes to the extent of our interest as a partner in the partnership; or

•	any debt instrument issued by an entity treated as a partnership for federal income tax purposes not described in the preceding bullet points if at least 75% of the partnership’s gross income, excluding income from prohibited transactions, is qualifying income for purposes of the 75% gross income test described above in “—Requirements for Qualification-Income Tests.”

If we failed to satisfy the asset tests at the end of a calendar quarter, we would not lose our REIT status if (1) we satisfied the asset tests at the close of the preceding calendar quarter, and (2) the discrepancy between the value of our assets and the asset test requirements arose from changes in the market values of our assets or because of a change in the foreign currency exchange rates used to value any foreign assets, and, in either case, was not wholly or partly caused by the acquisition of one or more non-qualifying assets. If we did not satisfy the condition described in clause (2) of the preceding sentence, we still could avoid disqualification as a REIT by eliminating any discrepancy within 30 days after the close of the calendar quarter in which the discrepancy arose.

If we fail to satisfy the 5% asset test or the 10% vote or value test for a particular quarter and do not correct it within the 30-day period described in the prior sentence, we will not lose our REIT status if the failure is due to the ownership of assets, the total value of which does not exceed the lesser of (i) 1% of the total value of our assets at the end of the quarter for which such measurement is done or (ii) $10,000,000; provided in either case that, we either dispose of the assets within 6 months after the last day of the quarter in which we identify the failure (or such other time period prescribed by the Treasury), or otherwise meet the requirements of those rules by the end of such time period. In addition, if we fail to meet any asset test for a particular quarter, other than a de minimis failure described in the preceding sentence, we still will be deemed to have satisfied the requirements if: (1) following our identification of the failure, we file a schedule with a description of each asset that caused the failure in accordance with regulations prescribed by the Treasury; (2) the failure was due to reasonable cause and not willful neglect; (3) we dispose of the assets within 6 months after the last day of the quarter in which the identification occurred (or such other time period prescribed by the Treasury) or the requirements of the rules are otherwise met within such period; and (4) we pay a tax on the failure which is the greater of $50,000 or the amount determined by multiplying the highest rate of income tax for corporations (currently 35%) by the net income generated by the assets for the period beginning on the first date of the failure and ending on the date we have disposed of the assets or otherwise satisfy the requirements.

Distribution requirements

Each taxable year, we must distribute dividends, other than capital gain dividends and deemed distributions of retained capital gain, to our stockholders in an aggregate amount at least equal to:

•	the sum of (1) 90% of our “REIT taxable income,” computed without regard to the dividends paid deduction and our net capital gain or loss, and (2) 90% of our after-tax net income, if any, from foreclosure property; minus

•	the sum of certain items of non-cash income.

We must pay such distributions in the taxable year to which they relate, or in the following taxable year if we declare the distribution before we timely file our federal income tax return for such year, pay the distribution on or before the first regular dividend payment date after such declaration and we elect on our federal income tax return for the prior year to have a specified amount of the subsequent dividend treated as if paid in the prior year.

We will pay federal income tax on our taxable income, including net capital gain, that we do not distribute to stockholders. Furthermore, if we fail to distribute during a calendar year, or by the end of January following such calendar year in the case of distributions with declaration and record dates falling in the last three months of the calendar year, at least the sum of:

•	85% of our REIT ordinary income for such year;
•	95% of our REIT capital gain net income for such year; and
•	any undistributed taxable income from prior periods,

we will incur a 4% nondeductible excise tax on the excess of such required distribution over the amounts we actually distributed. We may elect to retain and pay income tax on the net long-term capital gain we receive in a taxable year. If we so elect, we will be treated as having distributed any such retained amount for purposes of the 4% excise tax described above. We have made, and we intend to continue to make, timely distributions sufficient to satisfy the annual distribution requirements.

It is possible that, from time to time, we may experience timing differences between (1) the actual receipt of income and actual payment of deductible expenses and (2) the inclusion of that income and deduction of such expenses in arriving at our REIT taxable income. For example, we may not deduct recognized capital losses from our “REIT taxable income.” Further, it is possible that, from time to time, we may be allocated a share of net capital gain attributable to the sale of depreciated property that exceeds our allocable share of cash attributable to that sale. As a result of the foregoing, we may have less cash than is necessary to distribute all of our taxable income and thereby avoid corporate income tax and the 4%

nondeductible excise tax imposed on certain undistributed income. In such a situation, we may need to borrow funds or issue additional common or preferred stock.

Under certain circumstances, we may be able to correct a failure to meet the distribution requirement for a year by paying “deficiency dividends” to our stockholders in a later year. We may include such deficiency dividends in our deduction for dividends paid for the earlier year. Although we may be able to avoid income tax on amounts distributed as deficiency dividends, we will be required to pay interest to the IRS based upon the amount of any deduction we take for deficiency dividends in order to raise sufficient cash to satisfy the distribution requirement.

Recordkeeping requirements

We must maintain certain records in order to qualify as a REIT. In addition, to avoid a monetary penalty, we must request on an annual basis information from our stockholders designed to disclose the actual ownership of our outstanding stock. We have complied, and we intend to continue to comply, with such requirements.

Failure to qualify

If we failed to qualify as a REIT in any taxable year for which the statute of limitations remains open, and no relief provision applied, we would be subject to federal income tax and any applicable alternative minimum tax on our taxable income at regular corporate rates. In calculating our taxable income in a year in which we failed to qualify as a REIT, we would not be able to deduct amounts paid out to stockholders. In fact, we would not be required to distribute any amounts to stockholders in such year. In such event, to the extent of our current and accumulated earnings and profits, all distributions to stockholders would be taxable as dividend income. Unless we qualified for relief under specific statutory provisions, we also would be disqualified from taxation as a REIT for the four taxable years following the year during which we ceased to qualify as a REIT. We cannot predict whether in all circumstances we would qualify for such statutory relief.

If we fail to satisfy one or more requirements for REIT qualification, other than the gross income tests and the asset tests, we could avoid disqualification if our failure is due to reasonable cause and not to willful neglect and we pay a penalty of $50,000 for each such failure. In addition, there are relief provisions for a failure of the gross income tests and asset tests, as described above in “—Income Tests” and “—Asset Tests.”

Federal income taxation of U.S. stockholders

Distributions

As long as we qualify as a REIT, distributions made to our taxable U.S. stockholders out of current or accumulated earnings and profits (and not designated as capital gain dividends) generally will be taken into account by such U.S. stockholders as ordinary income and will not be eligible for the qualified dividends rate generally available to non-corporate holders or for the dividends received deduction generally available to corporations. Distributions in excess of current and accumulated earnings and profits will not be taxable to a stockholder to the extent that they do not exceed the adjusted basis of the stockholder’s common stock (determined on a share-by-share basis), but rather will reduce the adjusted basis of those shares. To the extent that distributions in excess of current and accumulated earnings and profits exceed the adjusted basis of a stockholder’s shares, such distributions will be included in income as long-term capital gain if the stockholder has held its shares for more than one year and otherwise as short-term capital gain. In addition, any distribution declared by us in October, November or December of any year and payable to a stockholder of record on a specified date in any such month shall be treated as both paid by us and received by the stockholder on December 31 of such year, provided that the distribution is actually paid by us during January of the following calendar year.

Distributions that are designated as capital gain dividends will be taxed as long-term capital gain (to the extent such distributions do not exceed our actual net capital gain for the taxable year) without regard to the period for which the stockholder has held our common shares. However, corporate U.S. stockholders may be required to treat up to 20% of certain capital gain dividends as ordinary income. The tax rates applicable to such capital gains are discussed below.

We may elect to treat all or a part of our undistributed net capital gain as if it had been distributed to our stockholders (including for purposes of the 4% excise tax discussed above). If we make such an election, our U.S. stockholders would be required to include in their income as long-term capital gain their proportionate share of our undistributed net capital gain, as designated by us. Each such U.S. stockholder would be deemed to have paid its proportionate share of the income tax imposed on us with respect to such undistributed net capital gain, and this amount would be credited or refunded to the U.S. stockholder. In addition, the tax basis of the U.S. stockholder’s shares would be increased by its proportionate share of undistributed net capital gains included in its income, less its proportionate share of the income tax imposed on us with respect to such gains.

U.S. stockholders may not include in their individual income tax returns any of our net operating losses or net capital losses. Instead, such losses would be carried over by us for potential offset against our future income (subject to certain limitations). Taxable distributions from us and gain from the disposition of our common stock will not be treated as passive activity income, and, therefore, U.S. stockholders generally will not be able to apply any “passive activity losses” (such as losses from certain types of limited partnerships in which the U.S. stockholder is a limited partner) against such income. In addition, taxable distributions from us generally will be treated as investment income for purposes of the investment interest limitations. Capital gains from the disposition of common stock (or distributions treated as such) will be treated as investment income only if the U.S. stockholder so elects, in which case such capital gains will be taxed at ordinary income rates.

We will notify U.S. stockholders after the close of our taxable year as to the portions of the distributions attributable to that year that constitute ordinary income, return of capital and capital gain. Except as noted below, the maximum tax rate on long-term capital gain applicable to non-corporate taxpayers is 15% for sales and exchanges of assets held for more than one year occurring in tax years beginning on or before December 31, 2010 (or 20% thereafter). The maximum tax rate on long-term capital gain from the sale or exchange of “section 1250 property,” or depreciable real property, is 25% to the extent that such gain would have been treated as ordinary income if the property were “section 1245 property” (i.e., to the extent of depreciation recapture). With respect to distributions that we designate as capital gain dividends and any retained capital gain that we are deemed to distribute, we generally will designate whether such a distribution is taxable to our non-corporate U.S. stockholders at a 15% or 25% tax rate. Thus, the tax rate differential between capital gain and ordinary income for non-corporate taxpayers may be significant. In addition, the characterization of income as capital gain or ordinary income may affect the deductibility of capital losses. A non-corporate taxpayer may deduct capital losses not offset by capital gains against its ordinary income only up to a maximum annual amount of $3,000. A non-corporate taxpayer may carry forward unused capital losses indefinitely. A corporate taxpayer must pay tax on its net capital gain at ordinary corporate rates. A corporate taxpayer may deduct capital losses only to the extent of capital gains, with unused losses being carried back three years and forward five years.

Taxation of U.S. stockholders on the disposition of shares of common stock

Upon the taxable disposition of common stock, a U.S. stockholder generally will recognize gain or loss equal to the difference between (i) the amount of cash and the fair market value of any property received (less any portion thereof attributable to accumulated and declared but unpaid dividends, which will be taxable as a dividend to the extent of our current and accumulated earnings and profits) and (ii) the U.S. stockholder’s adjusted tax basis in such stock. In general, a U.S. stockholder must treat any gain or loss realized upon a taxable disposition of our common stock as long-term capital gain or loss if the U.S. stockholder has held the shares for more than one year, and otherwise as short-term capital gain or loss. However, a U.S. stockholder must treat any loss upon a sale or exchange of shares of our common stock held for six months or less (after applying certain holding period rules) as a long-term capital loss to the extent of capital gain dividends and any other actual or deemed distributions from us which the U.S. stockholder treats as long-term capital gain. All or a portion of any loss that a U.S. stockholder realizes upon a taxable disposition of our common stock may be disallowed if the U.S. stockholder purchases substantially identical stock within 30 days before or after the disposition.

Treatment of tax-exempt stockholders

While many investments in real estate generate unrelated business taxable income, or UBTI, the IRS has issued a ruling that dividend distributions from a REIT to an exempt employee pension trust do not constitute UBTI, provided that the shares of the REIT are not otherwise used in an unrelated trade or business of the exempt employee pension trust. Based on that ruling, except as otherwise provided below, distributions by us to a tax-exempt U.S. stockholder generally should not constitute UBTI provided that (i) the U.S. stockholder has not financed the acquisition of its common stock with “acquisition indebtedness” within the meaning of the Code and (ii) our common stock is not otherwise used in an unrelated trade or business of such tax-exempt U.S. stockholder.

Notwithstanding the preceding paragraph, under certain circumstances, qualified trusts that hold more than 10% (by value) of our shares of stock may be required to treat a certain percentage of dividends as UBTI. This requirement will only apply if we are treated as a “pension-held REIT.”

Furthermore, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans that are exempt from taxation under paragraphs (7), (9), (17), and (20), respectively, of Section 501(c) of the Code, are subject to different UBTI rules, which generally will require them to characterize income or gain from us as UBTI.

Federal income taxation of non-U.S. stockholders

The following discussion addresses the rules governing the U.S. federal income taxation of the ownership and disposition of common stock by non-U.S. stockholders. These rules are complex, and no attempt is made herein to provide more than a brief summary of such rules. Accordingly, the discussion does not address all aspects of U.S. federal income taxation and does not address state, local or foreign tax consequences that may be relevant to a non-U.S. stockholder in light of its particular circumstances. Non-U.S. stockholders should consult their own tax advisors to determine the impact of U.S. federal, state, local and foreign tax consequences to them of an investment in our common stock, including tax return filing requirements and withholding requirements.

Distributions

Distributions to a non-U.S. stockholder that are neither attributable to gain from sales or exchanges by us of “U.S. real property interests” nor designated as capital gains dividends will be treated as dividends of ordinary income to the extent that they are made out of current or accumulated earnings and profits. These distributions ordinarily will be subject to withholding of U.S. federal income tax on a gross basis at a rate of 30%, or a lower rate as permitted under an applicable income tax treaty, unless the dividends are treated as effectively connected with the conduct by the non-U.S. stockholder of a U.S. trade or business. Under some treaties, however, lower withholding rates generally applicable to dividends do not apply to dividends from REITs. Applicable certification and disclosure requirements must be satisfied to be exempt from withholding under the effectively connected income exemption. Dividends that are effectively connected with a trade or business generally will be subject to tax on a net basis in the same manner as U.S. stockholders are taxed, and are generally not subject to withholding. Any dividends received by a corporate non-U.S. stockholder that is engaged in a U.S. trade or business also may be subject to an additional branch profits tax at a 30% rate, or lower applicable treaty rate, on its effectively connected earnings and profits attributable to such dividends.

Distributions in excess of current and accumulated earnings and profits that exceed the non-U.S. stockholder’s basis in its common stock will be taxable to a non-U.S. stockholder as gain from the sale of common stock, which is discussed below. Distributions in excess of current or accumulated earnings and profits that do not exceed the adjusted basis of the non-U.S. stockholder in its common stock (determined on a share-by-share basis) will reduce the non-U.S. stockholder’s adjusted basis in its common stock and will not be subject to U.S. federal income tax, but will be subject to U.S. withholding tax as described below.

Because we generally cannot determine at the time a distribution is made whether or not it will be in excess of earnings and profits, we expect to withhold on the gross amount of each distribution made to a non-U.S. stockholder at the 30% rate (other than distributions subject to the 35% FIRPTA withholding rules discussed below) unless: (i) a lower treaty rate applies and the non-U.S. stockholder files an IRS Form W-8BEN evidencing eligibility for that reduced treaty rate; or (ii) the non-U.S. stockholder files an IRS Form W-8ECI claiming that the distribution is income effectively connected with the non-U.S. stockholder’s trade or business. A non-U.S. stockholder may seek a refund of these amounts from the IRS if the non-U.S. stockholder’s U.S. tax liability with respect to the distribution is less than the amount withheld.

Distributions to a non-U.S. stockholder that are designated at the time of the distribution as capital gain dividends, other than those arising from the disposition of a U.S. real property interest, generally should not be subject to U.S. federal income taxation unless: (i) the investment in our common stock is effectively connected with the non-U.S. stockholder’s U.S. trade or business, in which case the non-U.S. stockholder generally will be subject to the same treatment as U.S. stockholders with respect to any gain, and a stockholder that is a foreign corporation also may be subject to the 30% branch profits tax, as discussed above, or (ii) the non-U.S. stockholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and certain other conditions are met, in which case the nonresident alien individual will be subject to a 30% tax on the individual’s capital gains (which gains may be offset by certain United States source capital losses).

Except as hereinafter discussed, under the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”), distributions to a non-U.S. stockholder that are attributable to gain from sales or exchanges by us of U.S. real property interests, whether or not designated as a capital gain dividend, will cause the non-U.S. stockholder to be treated as recognizing gain that is income effectively connected with a U.S. trade or business. Non-U.S. stockholders generally will be taxed on this gain at the same rates applicable to U.S. stockholders, and a 30% branch profits tax may apply to any non-U.S. stockholder that is a corporation. However, even if a distribution is attributable to a sale or exchange of U.S. real property interests, the distribution will not be treated as gain recognized from the sale or exchange of U.S. real property interests, but as an ordinary dividend subject to the general withholding regime discussed above, if

(i) the distribution is made with respect to a class of stock that is considered regularly traded under applicable Treasury regulations on an established securities market located in the United States, such as the New York Stock Exchange; and

(ii) the stockholder owns 5% or less of that class of stock at all times during the one-year period ending on the date of the distribution.

We will be required to withhold and remit to the IRS 35% of any distributions made to non-U.S. stockholders that own more than 5% of our common shares if such distributions are, or, if greater, could have been, designated as capital gain dividends and are attributable to gain recognized from the sale or exchange of U.S. real property interests. Distributions can be designated as capital gains to the extent of our net capital gain for the taxable year of the distribution. Moreover, if we designate previously made distributions as capital gain dividends attributable to U.S. real property interests, subsequent distributions (up to the amount of such prior distributions) will be treated as capital gain dividends subject to FIRPTA withholding. The amount withheld, which for individual non-U.S. stockholders may substantially exceed the actual tax liability, is creditable against the non-U.S. stockholder’s U.S. federal income tax liability and is refundable to the extent such amount exceeds the non-U.S. stockholder’s actual U.S. federal income tax liability, and the non-U.S. stockholder timely files an appropriate claim for refund.

Sale of common stock

Gain recognized by a non-U.S. stockholder upon the sale or exchange of our common stock generally will not be subject to U.S. federal income taxation unless:

(i) the investment in our common stock is effectively connected with the non-U.S. stockholder’s U.S. trade or business, in which case the non-U.S. stockholder generally will be subject to the same treatment as U.S. stockholders with respect to any gain (and a foreign corporation also may be subject to the 30% branch profits tax, as discussed above);

(ii) the non-U.S. stockholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and certain other conditions are met, in which case the nonresident alien individual will be subject to a 30% tax on the individual’s net capital gains for the taxable year (which gains may be offset by certain United States source capital losses);

(iii) our common stock constitutes a U.S. real property interest within the meaning of FIRPTA, as described below; or

(iv) our common stock is disposed of in a “wash sale” by a person owning more than 5% of the common stock.

Whether our common stock is a U.S. real property interest

Our common stock will not constitute a U.S. real property interest if we are a “domestically controlled REIT.” We will be a domestically controlled REIT if, at all times during a specified testing period, less than 50% in value of our stock is held directly or indirectly by non-U.S. stockholders. We believe that, currently, we are a domestically controlled REIT and, therefore, that the sale of our common stock would not be subject to taxation under FIRPTA. Because our common stock is publicly traded, however, we cannot guarantee that we are or will continue to be a domestically controlled REIT. Even if we do not qualify as a domestically controlled REIT at the time a non-U.S. stockholder sells our common stock, gain arising from the sale still would not be subject to FIRPTA tax if:

(i) our common stock is considered regularly traded under applicable Treasury regulations on an established securities market, such as the New York Stock Exchange; and

(ii) the selling non-U.S. stockholder owned, actually or constructively, 5% or less in value of our common stock during the shorter of (i) the five-year period ending on the date of the sale or exchange or (ii) the period in which the stockholder held our common stock.

If gain on the sale or exchange of our common stock were subject to taxation under FIRPTA, the non-U.S. stockholder generally would be subject to regular U.S. income tax with respect to any gain in the same manner as a taxable U.S. stockholder.

Wash sales

In general, a wash sale of common stock occurs if a stockholder of a domestically controlled REIT (at any time during the one-year period preceding the taxable distribution discussed in this paragraph) avoids a taxable distribution of gain recognized from the sale or exchange of U.S. real property interests by selling common stock before the ex-dividend date of the distribution and then, within a designated period, acquires or enters into an option or contract to acquire common stock. However, the wash sale rules will not apply to a sale of our common stock if (i) our common is considered regularly traded under applicable Treasury regulations on an established securities market, such as the New York Stock Exchange and (ii) the non-U.S. stockholder does not own more than 5% of our common stock at any time during the one-year period ending on the date of the distribution. If a wash sale occurs, then the seller/repurchaser will be treated as having gain recognized from the sale or exchange of U.S. real property interests in the same amount as if the avoided distribution had actually been received.

Federal estate tax

Our common stock that is owned (or treated as owned) by non-U.S. stockholder at the time of death will be included in such stockholder’s gross estate for United States federal estate tax purposes, unless an applicable estate or other tax treaty provides otherwise, and, therefore, may be subject to United States federal estate tax.

Information reporting requirements and backup withholding tax

Information reporting to our stockholders and to the IRS will apply to the amount of distributions paid during each calendar year and distributions required to be treated as so paid during a calendar year, and the amount of tax withheld, if any, and to the proceeds of a sale or other disposition of our common stock. Under the backup withholding rules, a stockholder may be subject to backup withholding at the applicable rate (currently 28%) with respect to distributions paid and proceeds from a disposition of our common stock unless such holder (i) is a corporation, non-U.S. person or comes within certain other exempt categories and, when required, demonstrates this fact or (ii) in the case of a U.S. stockholder, provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with the applicable requirements of the backup withholding rules. A U.S. stockholder who does not provide us with its correct taxpayer identification number also may be subject to penalties imposed by the IRS.

As a general matter, backup withholding and information reporting will not apply to a payment of the proceeds of a sale of our common stock by or through a foreign office of a foreign broker. Information reporting (but not backup withholding) will apply, however, to a payment of the proceeds of a sale of our common stock by a foreign office of a broker that (i) is a U.S. person, (ii) is a foreign partnership that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States, or more than 50% of whose capital or profit interests are owned during certain periods by U.S. persons, or (iii) is a “controlled foreign corporation” for U.S. tax purposes, unless the broker has documentary evidence in its records that the holder is a Non-U.S. stockholder and certain other conditions are satisfied, or the stockholder otherwise establishes an exemption. Payment to or through a U.S. office of a broker of the proceeds of a sale of our common stock is subject to both backup withholding and information reporting unless the stockholder certifies under penalties of perjury that the stockholder is a Non-U.S. stockholder or otherwise establishes an exemption.

Stockholders should consult their own tax advisors regarding their qualifications for an exemption from backup withholding and the procedure for obtaining such an exemption. Backup withholding is not an additional tax. Rather, the amount of any backup withholding with respect to a payment to a stockholder will be allowed as a credit against the stockholder’s U.S. federal income tax liability and may entitle the stockholder to a refund, provided that the required information is furnished timely to the IRS.

Additional withholding requirements

Under recently enacted legislation, the relevant withholding agent may be required to withhold 30% of any dividends and the proceeds of a sale of our common stock paid after December 31,

2012 to (i) a foreign financial institution (whether holding stock for its own account or on behalf of its account holders/investors) unless such foreign financial institution agrees to verify, report and disclose its U.S. account holders and meets certain other specified requirements or (ii) a non-financial foreign entity that is the beneficial owner of the payment unless such entity certifies that it does not have any substantial U.S. owners or provides the name, address and taxpayer identification number of each substantial United States owner and such entity meets certain other specified requirements. Stockholders should consult their own tax advisors regarding the effect of this newly enacted legislation.

State and local taxes

We and/or you may be subject to state and local tax in various states and localities, including those states and localities in which we or you transact business, own property, or reside. The state and local tax treatment in those jurisdictions may differ from the federal income tax treatment described above. Consequently, you should consult your own tax advisor regarding the effect of state and local tax laws upon your investment in our common stock.

Underwriting

J.P. Morgan Securities Inc., Goldman, Sachs & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Deutsche Bank Securities Inc. are acting as joint book running managers of the offering and as representatives of the underwriters named below.

We and the underwriters named below have entered into an underwriting agreement covering the common stock to be sold in this offering. Each underwriter has severally agreed to purchase, and we have agreed to sell to each underwriter, the number of shares of common stock set forth opposite its name in the following table. The offering of the shares by the underwriters is subject to receipt and acceptance in whole or in part.

Number of
Name	shares

J.P. Morgan Securities Inc.	8,250,000
Goldman, Sachs & Co.	6,875,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	4,125,000
Deutsche Bank Securities Inc.	4,125,000
Citigroup Global Markets Inc.	1,650,000
FBR Capital Markets & Co.	1,375,000
JMP Securities LLC	550,000
Keefe, Bruyette & Woods, Inc.	550,000

Total	27,500,000

The underwriting agreement provides that if the underwriters take any of the shares presented in the table above, then they must take all of the shares. No underwriter is obligated to take any shares allocated to a defaulting underwriter except under limited circumstances. The underwriting agreement provides that the obligations of the underwriters are subject to certain conditions precedent, including the absence of any material adverse change in our business and the receipt of certain certificates, opinions and letters from us, our counsel and our independent auditors.

The underwriters are offering the shares of common stock, subject to the prior sale of shares, when, as and if such shares are delivered to and accepted by them. The underwriters will initially offer to sell shares to the public at the public offering price shown on the front cover page of this prospectus. The underwriters may sell shares to securities dealers at a discount of up to $0.13200 per share from the public offering price. Any such securities dealers may resell shares to certain other brokers or dealers at a discount of up to $0.10000 per share from the public offering price. After the public offering commences, the underwriters may vary the public offering price and other selling terms.

If the underwriters sell more shares than the total number shown in the table above, the underwriters have the option to buy up to an additional 4,125,000 shares of common stock from us to cover such sales. They may exercise this option during the 30-day period from the date of this prospectus. If any shares are purchased under this option, the underwriters will purchase shares in approximately the same proportion as shown in the table above.

The following table shows the per share and total underwriting discounts and commissions that we will pay to the underwriters. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.

	Without	With full
	option to purchase	option to purchase
	additional shares	additional shares
	exercise	exercise

Per share	$0.22363	$0.22316

Total	$6,150,000	$7,057,500

The underwriters have advised us that they may make short sales of our common stock in connection with this offering, resulting in the sale by the underwriters of a greater number of shares than they are required to purchase pursuant to the underwriting agreement. The short position resulting from those short sales will be deemed a “covered” short position to the extent that it does not exceed the shares subject to the underwriters’ option to purchase additional shares and will be deemed a “naked” short position to the extent that it exceeds that number. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the trading price of the common stock in the open market that could adversely affect investors who purchase shares in this offering. The underwriters may reduce or close out their covered short position either by exercising their option to purchase additional shares or by purchasing shares in the open market. In determining which of these alternatives to pursue, the underwriters will consider the price at which shares are available for purchase in the open market as compared to the price at which they may purchase shares through their option to purchase additional shares. Any “naked” short position will be closed out by purchasing shares in the open market. Similar to the other stabilizing transactions described below, open market purchases made by the underwriters to cover all or a portion of their short position may have the effect of preventing or retarding a decline in the market price of our common stock following this offering. As a result, our common stock may trade at a price that is higher than the price that otherwise might prevail in the open market.

The underwriters have advised us that, pursuant to Regulation M under the Exchange Act, they may engage in transactions, including stabilizing bids or the imposition of penalty bids, that may have the effect of stabilizing or maintaining the market price of the shares of common stock at a level above that which might otherwise prevail in the open market. A “stabilizing bid” is a bid for or the purchase of shares of common stock on behalf of the underwriters for the purpose of fixing or maintaining the price of the common stock. A “penalty bid” is an arrangement permitting the underwriters to claim the selling concession otherwise accruing to an underwriter or syndicate member in connection with the offering if the common stock originally sold by that underwriter or syndicate member is purchased by the underwriters in the open market pursuant to a stabilizing bid or to cover all or part of a syndicate short position. The underwriters have advised us that stabilizing bids and open market purchases may be effected on the New York Stock Exchange, in the over-the-counter market or otherwise and, if commenced, may be discontinued at anytime.

One or more of the underwriters may facilitate the marketing of this offering online directly or through one of its affiliates. In those cases, prospective investors may view offering terms and a prospectus online and, depending upon the particular underwriter, place orders online or through their financial advisor.

We estimate that our total expenses for this offering, excluding underwriting discounts and commissions, will be approximately $330,000.

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act.

We have agreed that for a period ending 60 days after the date of this prospectus, we will not, directly or indirectly, offer, sell, offer to sell, contract to sell or otherwise dispose of any shares of our common stock or common stock equivalents without the prior written consent of J.P. Morgan Securities Inc. and Goldman, Sachs & Co., other than the offering and sale in this offering and the issuance by us of any securities or options to purchase common stock under our current employee benefit plans.

Our directors and executive officers have entered in to lock-up agreements with the underwriters prior to the commencement of this offering pursuant to which each of these persons for a period ending 60 days after the date of this prospectus, may not, directly or indirectly, offer, sell, pledge, offer to sell, contract to sell or otherwise dispose of any shares of our common stock or common stock equivalents without the prior written consent of J.P. Morgan Securities Inc. and Goldman, Sachs & Co., other than (a) transfers of shares of common stock as a bona fide gift or gifts or by will or intestacy, (b) transfer to a member or members of such person’s immediate family or to a trust, the beneficiary of which are such person an or a member or members of such person’s immediate family and (c) distributions of shares of common stock to members or stockholders of the undersigned; provided, that in the case of any transfer or distribution pursuant to clause (a), (b) or (c), each donee or distributee shall execute and deliver to the underwriters a lock-up letter; and provided further that in the case of any transfer or distribution pursuant to clause (a), (b) or (c), no filing by any party (donor, donee, transferor or transferee) under the Exchange Act shall be required, and no such filing or public announcement, as the case maybe, shall be made voluntarily, in connection with such transfer or distribution (other than a filing on a Form 5). In addition, they have agreed that, without the prior written consent of J.P. Morgan Securities Inc. and Goldman, Sachs & Co., they will not, during the period ending 60 days after the date of this prospectus, make any demand for or exercise any right with respect to, the registration of any shares of common stock or any security convertible into or exercisable or exchangeable for common stock. For purposes of the lock-up agreements, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin. Notwithstanding the foregoing, if (1) during the last 16 days of the 60-day restricted period, we issue an earnings release or material news or a material event relating to us occurs; or (2) prior to the expiration of the 60-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 60-day period, the restrictions imposed by the lock-up agreement shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for the issuer, for which they received or will receive customary fees and expenses. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve securities and instruments of the issuer. Certain of the underwriters and their respective affiliates have provided and may in the future provide financial advisory, investment banking and commercial banking services in the ordinary course of business to, or hold equity positions in, entities with which we are, or in the future may be, engaged in discussions concerning acquisition opportunities. To the extent any net proceeds from this offering are used to complete any such acquisition opportunities, proceeds from this offering may be directed to such underwriters.

Our common stock is listed on the New York Stock Exchange under the symbol “FCH.”

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of shares to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of shares to the public in that Relevant Member State at any time:

(a) to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c) to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

(d) in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of shares to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Each underwriter has represented and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the shares in circumstances in which Section 21(1) of the FSMA does not apply to the Issuer; and

(b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

We have not and will not register with the Swiss Financial Market Supervisory Authority (FINMA) as a foreign collective investment scheme pursuant to Article 119 of the Federal Act on Collective Investment Scheme of 23 June 2006, as amended (CISA), and accordingly the shares being offered pursuant to this prospectus have not and will not be approved, and may not be licenseable, with FINMA. Therefore, the shares have not been authorized for distribution by FINMA as a foreign collective investment scheme pursuant to Article 119 CISA and the shares offered hereby may not be offered to the public (as this term is defined in Article 3 CISA) in or from Switzerland. The shares may solely be offered to “qualified investors,” as this term is defined in Article 10 CISA, and in the circumstances set out in Article 3 of the Ordinance on Collective Investment Scheme of 22 November 2006, as amended (CISO), such that there is no public offer. Investors, however, do not benefit from protection under CISA or CISO or supervision by FINMA. This prospectus and any other materials relating to the shares are strictly personal and confidential to each offeree and do not constitute an offer to any other person. This prospectus may only be used by those qualified investors to whom it has been handed out in connection with the offer described herein and may neither directly or indirectly be distributed or made available to any person or entity other than its recipients. It may not be used in connection with any other offer and shall in particular not be copied and/or distributed to the public in Switzerland or from Switzerland. This prospectus does not constitute an issue prospectus as that term is understood pursuant to Article 652a and/or 1156 of the Swiss Federal Code of Obligations. We have not applied for a listing of the shares on the SIX Swiss Exchange or any other regulated securities market in Switzerland, and consequently, the information presented in this prospectus does not necessarily comply with the information standards set out in the listing rules of the SIX Swiss Exchange and corresponding prospectus schemes annexed to the listing rules of the SIX Swiss Exchange.

This document relates to an exempt offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority. This document is intended for distribution only to persons of a type specified in those rules. It must not be delivered to, or relied on by, any other person. The Dubai Financial Services Authority has no responsibility for reviewing or verifying any documents in connection with exempt offers. The Dubai Financial Services Authority has not approved this document nor taken steps to verify the information set out in it, and has no responsibility for it. The shares which are the subject of the offering contemplated by this prospectus may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this document you should consult an authorised financial adviser.

The shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Legal matters

The validity of the securities offered by this prospectus will be passed upon for us by Akin Gump Strauss Hauer & Feld LLP, Dallas, Texas. In addition, the description of federal income tax consequences contained in the prospectus under the caption “Certain United Stated Federal Income Tax Considerations—Federal Income Tax Consequences Of Our Status As A REIT” is based upon an opinion of Akin Gump Strauss Hauer & Feld LLP, Dallas, Texas. The validity of the securities offered hereby will be passed upon for the Underwriters by Cahill Gordon & Reindel LLP, New York, New York. Akin Gump Strauss Hauer & Feld LLP and Cahill Gordon & Reindel LLP will rely on the opinion of Miles & Stockbridge P.C., Baltimore, Maryland, with respect to all matters involving Maryland law.

Experts

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2009, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Where you can find more information

We are subject to the informational requirements of the Exchange Act. Accordingly, we file periodic reports, proxy statements, and other information with the SEC. You may inspect or copy these materials at the Public Reference Room at the SEC at Room 1580, 100 F Street, N.E., Washington, D.C. 20549. For a fee, you may also obtain copies of these materials by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the SEC public reference room. Our filings are also available to the public on the SEC’s website on the Internet at http://www.sec.gov.

We have filed with the SEC a registration statement on Form S-11 (together with all amendments, schedules and exhibits thereto, the Registration Statement) with respect to the common stock offered by this prospectus. This prospectus, filed as part of the Registration Statement, does not contain all of the information included in the Registration Statement. Certain items were omitted from this prospectus as permitted by the rules and regulations of the SEC. Statements made in this prospectus as to the contents of any contract, agreement, or document are summaries and are not necessarily complete and, in each instance, we refer you to a copy of the contract, agreement, or other document filed as an exhibit to the Registration Statement and each such statement is qualified in its entirety by such reference. You may read and copy any contract, agreement or other document that we have filed as an exhibit to the Registration Statement or any other portion of our Registration Statement at the SEC’s Public Reference Room. For further information about us and the shares of common shares offered by this prospectus, please refer to the Registration Statement and its exhibits. You may obtain a copy of the Registration Statement through the public reference facilities of the SEC described above. You may also access a copy of the Registration Statement by means of the SEC’s website at http://www.sec.gov.

Information incorporated by reference

This prospectus is part of a registration statement on Form S-11 filed with the SEC. This prospectus does not contain all of the information included in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC.

The SEC allows us to “incorporate by reference” certain documents that we filed with the SEC prior to the date of this prospectus, which means that we can disclose important information to you by referring to those documents that are considered part of this prospectus. We incorporate by reference the documents listed below (excluding current reports or portions thereof which are furnished to but are not filed with the Commission under Items 2.02, 7.01 or 8.01 of Form 8-K, unless such current reports or portions thereof specifically reference their contents as being filed):

•	Our annual report on Form 10-K for the fiscal year ended December 31, 2009, as filed with the SEC on February 26, 2010;

•	Our quarterly report on Form 10-Q for the three months ended March 31, 2010, as filed with the SEC on May 3, 2010; and

•	Our current reports on Form 8-K filed with the SEC on February 19, 2010 and May 17, 2010.

•	Our definitive Proxy Statement pertaining to the 2010 Annual Meeting of Stockholders, as filed with the SEC on April 2, 2010.

Any statement contained in this prospectus or in a document incorporated by reference shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this prospectus or in any other document which is also incorporated by reference modifies or supersedes that statement.

You may request a copy of any or all of these documents, at no cost, upon written or oral request made to us at our principal executive offices at the following address and phone number: 545 E. John Carpenter Frwy., Suite 1300, Irving, Texas, 75062, (972) 444-4900, attention Investor Relations. You can also access the Company’s filings with the SEC at www.felcor.com.